AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997


                                                      REGISTRATION NO. 333-33679

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

          445 MARINE VIEW AVENUE, SUITE 230, DEL MAR, CALIFORNIA 92014
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JOHN M. ROBBINS
                            CHIEF EXECUTIVE OFFICER
                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                       445 MARINE VIEW AVENUE, SUITE 230
                           DEL MAR, CALIFORNIA 92014
                                 (619) 350-5000
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           CAMERON JAY RAINS, ESQ.                         PETER T. HEALY, ESQ.
         GRAY CARY WARE & FREIDENRICH                     O'MELVENY & MYERS LLP
       4365 EXECUTIVE DRIVE, SUITE 1600                  EMBARCADERO CENTER WEST
             SAN DIEGO, CA 92121                      275 BATTERY STREET, SUITE 2600
          TELEPHONE: (619) 677-1400                      SAN FRANCISCO, CA 94111
          FACSIMILE: (619) 677-1477                     TELEPHONE: (415) 984-8833
                                                        FACSIMILE: (415) 984-8701

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


============================================================================================
    TITLE OF EACH CLASS OF       PROPOSED MAXIMUM AGGREGATE             AMOUNT OF
          SECURITIES                OFFERING PRICE(1)(2)             REGISTRATION FEE
       TO BE REGISTERED
--------------------------------------------------------------------------------------------
Common Stock, $.01 par value..          $86,250,000                     $26,137(3)
============================================================================================


(1) Assumes exercise of an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).


(3) Previously paid at the time of the original filing.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                             SUBJECT TO COMPLETION,

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 1997

                                5,000,000 SHARES
                                      LOGO
                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by American Residential Investment Trust, Inc. ("AMREIT" or the "Company"), a real estate investment trust organized in February 1997 to acquire adjustable-rate residential Mortgage Securities and Mortgage Loans. Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. See "Underwriting" for information relating to the determination of the initial public offering price.



     Application has been made to list the Common Stock on the New York Stock
Exchange under the symbol "            ."



     SEE "RISK FACTORS" STARTING ON PAGE 9 FOR MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THESE RISKS INCLUDE:


- Interest Rate Fluctuations May Adversely Affect Net Interest Income
- Increased Levels of Mortgage Loan Prepayments May Adversely Affect Net Interest Income
- Limited Operating History Does Not Predict Future Performance
- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms May Adversely Affect Net Interest Income
- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations
- Failure to Successfully Manage Interest Rate Risks May Adversely Affect Results of Operations
- Value of Mortgage Loans May Be Adversely Affected by Characteristics of Underlying Property and Borrower Credit
- Conflicts of Interest; Management also Employed by and Owns Securities of Manager
- Dependence on Key Personnel for Successful Operations
- Failure to Manage Expansion May Adversely Affect Results of Operations
- Real Estate Market Conditions May Adversely Affect Results of Operations
- Investments in Mortgage Assets May Be Illiquid

- Policies and Strategies May be Revised at the Discretion of the Board of Directors


- Management and Certain Affiliates Will Control Approximately 25% of Outstanding Shares After the Offering


- Failure to Maintain REIT Status May Subject Company to Corporate Level Tax


                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                                                                Underwriting
                                                Price to        Discount and      Proceeds to
                                                 Public        Commissions(1)      Company(2)
------------------------------------------------------------------------------------------------
Per Share.................................  $                 $                 $
------------------------------------------------------------------------------------------------
Total.....................................  $                 $                 $
------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
  Over-allotment Option(3)................  $                 $                 $
================================================================================================

(1) See "Underwriting" for information regarding indemnification of the Underwriters and other matters.

(2) Before deducting expenses estimated at $1,200,000, all of which are payable by the Company. See "Underwriting."

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 750,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
  , 1997.

                            ------------------------


PAINEWEBBER INCORPORATED
                 OPPENHEIMER & CO., INC.
                                   EVEREN SECURITIES, INC.
                                                SUTRO & CO. INCORPORATED

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS             , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
PROSPECTUS SUMMARY.............................       3
  The Company..................................       3
  Summary Risk Factors.........................       4
  Management of the Company....................       6
  The Manager..................................       7
  Federal Income Tax Consequences..............       7
  Dividend Policy and Distributions............       7
  The Offering.................................       8
  Purpose of the Offering......................       8
  Summary Financial Information................       8
RISK FACTORS...................................       9
  Interest Rate Fluctuations May Adversely
    Affect Net Interest Income.................       9
  Increased Levels of Mortgage Loan Prepayments
    May Adversely Affect Net Interest Income...       9
  Limited Operating History Does Not Predict
    Future Performance.........................      10
  Inability to Acquire Mortgage Assets with
    Favorable Interest Rates and Terms May
    Adversely Affect Net Interest Income.......      10
  Failure to Implement Company's Leverage
    Strategy May Adversely Affect Results of
    Operations.................................      10
  Failure to Successfully Manage Interest Rate
    Risks May Adversely Affect Results of
    Operations.................................      11
  Value of Mortgage Loans May Be Adversely
    Affected by Characteristics of Underlying
    Property and Borrower Credit...............      11
  Conflicts of Interests; Management Also
    Employed by and Owns Securities of
    Manager....................................      12
  Dependence on Key Personnel for Successful
    Operations.................................      13
  Failure to Manage Expansion May Adversely
    Affect Results of Operations...............      13
  Real Estate Market Conditions May Adversely
    Affect Results of Operations...............      13
  Investments in Mortgage Assets May Be
    Illiquid...................................      13
  Policies and Strategies May be Revised at the
    Discretion of the Board of Directors.......      14
  Management and Certain Affiliates Will
    Control Approximately 25% of Outstanding
    Shares After Offering......................      14
  Failure to Maintain REIT Status May Subject
    Company to Corporate Level Tax.............      14
  Market for Common Stock May be Limited and
    Market Price May Fluctuate Below Offering
    Price......................................      14
  Failure to Qualify for Exemption Under
    Investment Company Act Would Result in
    Significant Regulatory Burden..............      15
  Future Offerings of Common Stock May Affect
    Market Price of Common Stock...............      15
  Ownership of Common Stock May Be
    Restricted.................................      15

                                                  PAGE
                                                  -----
  Default of Manager under Securities Purchase
    Agreement; Restrictive Covenants...........      16
  Limitations on Acquisition and Change in
    Control....................................      17
  Shares Eligible for Future Sale..............      17
  Dilution to Stockholders Purchasing in
    Offering...................................      17
THE COMPANY....................................      18
USE OF PROCEEDS................................      19
DIVIDEND POLICY AND DISTRIBUTIONS..............      19
CAPITALIZATION.................................      20
DILUTION.......................................      21
SELECTED FINANCIAL DATA........................      22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................      23
  Overview.....................................      23
  Results Of Operations........................      25
  Liquidity And Capital Resources..............      26
  Recent Developments..........................      26
BUSINESS.......................................      27
  General......................................      27
  Residential Mortgage Industry................      27
  Investments..................................      27
  Funding......................................      32
  Capital Guidelines...........................      34
  Risk Management..............................      35
  Certain Accounting Policies and Procedures...      39
  Competition..................................      39
  Employees....................................      40
  Facilities...................................      40
  Legal Proceedings............................      40
MANAGEMENT OF THE COMPANY......................      41
THE MANAGER....................................      50
CERTAIN TRANSACTIONS...........................      55
PRINCIPAL STOCKHOLDERS.........................      59
DESCRIPTION OF CAPITAL STOCK...................      60
SHARES ELIGIBLE FOR FUTURE SALE................      64
FEDERAL INCOME TAX CONSEQUENCES................      65
ERISA CONSIDERATIONS...........................      74
UNDERWRITING...................................      75
CERTAIN PROVISIONS OF MARYLAND LAW AND THE
  COMPANY'S CHARTER AND BYLAWS.................      77
LEGAL MATTERS..................................      80
EXPERTS........................................      80
ADDITIONAL INFORMATION.........................      80
GLOSSARY.......................................      81
INDEX TO FINANCIAL STATEMENTS..................     F-1

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing in this Prospectus. Capitalized and other terms relating to the mortgage industry used herein shall have the definitive meanings assigned to them in the Glossary which begins on page 81. Unless otherwise indicated, the information in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised and (ii) has been adjusted to reflect the 0.8-for-1 reverse stock split to be effected prior to the closing of this Offering. See
Note 8 of Notes to Financial Statements.



     This Prospectus contains forward looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain important factors. Investors should carefully consider the information set forth under the heading "Risk Factors."


                                  THE COMPANY


GENERAL



     American Residential Investment Trust, Inc. ("AMREIT" or the "Company") is a real estate investment trust that invests in residential adjustable-rate Mortgage Assets. The Company will finance its acquisitions of Mortgage Securities and Mortgage Loans (collectively "Mortgage Assets") with equity and secured borrowings. AMREIT expects generally to earn interest on the portion of its portfolio of Mortgage Assets financed with equity and to earn a net interest spread on the leveraged portion of its portfolio of Mortgage Assets. The Company is structured as a real estate investment trust, thereby generally eliminating federal taxes at the corporate level on income it distributes to stockholders.



BUSINESS



  Investments



     AMREIT's current investment portfolio is comprised solely of Mortgage Securities issued or guaranteed by federal government sponsored agencies. Following the closing of this Offering, the Company will begin investing in other types of Mortgage Securities and in Mortgage Loans. The Company's goal is to use the mortgage banking experience of its management team to acquire nonconforming Mortgage Loans with higher overall returns than similar Mortgage Loans originated by its competitors. Accordingly, it has developed tailored underwriting guidelines for nonconforming Mortgage Loans that it intends to acquire from third-party originators through its Direct Purchase Program. Management has initially developed tailored underwriting guidelines for the following segments of the residential Mortgage Loan market: small multifamily home loans, manufactured housing loans (not including mobile homes), mixed use loans, rural home loans, mini-ranch home loans, and condominium/resort loans. The Company expects that additional opportunities in other market segments will become available as the Mortgage Loan market continues to change. The Company has not yet acquired any Mortgage Loans pursuant to the Direct Purchase Program and there can be no assurance that the program will be successfully implemented or that any Mortgage Assets acquired through the program will be higher yielding. The Company has not specifically identified any Mortgage Assets in which to invest the net proceeds of this Offering.



  Funding



     The Company generally expects to finance the acquisition of 8% to 12% of its Mortgage Assets with equity and the balance with third-party borrowing facilities. The Company will earn interest on the Mortgage Assets financed with equity and a net interest spread on the Mortgage Assets financed with borrowings. AMREIT generally borrows funds pursuant to reverse repurchase agreements. In a reverse repurchase agreement transaction, the Company agrees to sell a Mortgage Asset and simultaneously agrees to repurchase the same Mortgage Asset one to six months later at a higher price with the price differential representing interest expense. From time to time the Company also intends to securitize Mortgage Loans acquired through the Direct Purchase Program as part of its overall financing strategy.



  Capital Guidelines



     The Company's capital management goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during adverse market conditions. For this purpose, the Company has established a "Capital Policy" which establishes a minimum ratio of the Company's equity capital to the total value of its Mortgage Assets. The Board of Directors of the Company adjusts this ratio when it determines in its discretion that the percentage of Mortgage Assets financed with debt is either too low or too high. The Company expects that its aggregate minimum equity capital requirement under the Capital Policy will generally range between 8% to 12% of the total market value of the Company's Mortgage Assets. It may fluctuate out of the expected range from time to time as a result of market conditions, performance of hedges, credit risk, prepayments, general economic conditions and general availability of financing. There can be no assurance that the Company's equity capital will be sufficient to protect the Company against adverse effects from interest rate adjustments or the obligation to sell Mortgage Assets on unfavorable terms or at a loss.



  Risk Management



     AMREIT will implement certain processes and will follow a hedging program intended to protect the Company against significant unexpected changes in prepayment rates and interest rates. The Company will seek to minimize the effects on earnings caused by higher than anticipated prepayment rates by purchasing Mortgage Assets with prepayment penalties or which are fully-indexed and have previously experienced periods of rising or falling interest rates. The Company will seek to manage its Mortgage Asset portfolio to offset the potential adverse effects from (i) lifetime and periodic rate adjustment caps on its Mortgage Assets, (ii) the differences between interest rate adjustment indices applicable to its Mortgage Assets and related borrowings, and (iii) the differences between interest rate adjustment periods applicable to its Mortgage Assets and related borrowings.



     In order to reduce the credit risks associated with acquisitions of Mortgage Loans under the Direct Purchase Program, Management will (i) employ a quality control program, (ii) acquire Mortgage Loans that represent a broad range of moderate risks as opposed to a concentrated risk, (iii) monitor the credit quality of newly acquired and existing Mortgage Assets, and (iv) periodically adjust loan loss allowances. The Company also expects to arrange for servicing of any Mortgage Loans acquired pursuant to the Direct Purchase Program with servicing entities that have expertise and experience in the types of Mortgage Loans being acquired. Although Management intends to manage risks associated with prepayment rates, interest rates and credit quality, there can be no assurance that Management will be able to effectively manage such risks.



CURRENT OPERATIONS


     In the quarter ended June 30, 1997, AMREIT generated net income of approximately $438,000 and net income per share of $0.26. From the commencement of operations on February 11, 1997 through June 30, 1997, the Company generated net income of approximately $584,000 and net income per share of $0.35. At June 30, 1997, the Company held Mortgage Assets that had a carrying value of approximately $229 million. All Mortgage Assets held at June 30, 1997 were Agency Securities backed by adjustable-rate single family residential Mortgage Loans.


                              SUMMARY RISK FACTORS



     Each prospective purchaser of the shares of Common Stock (the "Shares") offered hereby should review "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered before acquiring the Shares, including the following:



- Interest Rate Fluctuations May Adversely Affect Net Interest Income. To the extent the Company's cost of borrowings rises more rapidly than the yields on its Mortgage Assets funded by such borrowings, the Company's net interest income may be reduced or a net interest loss may result.



- Increased Levels of Mortgage Loan Prepayments May Adversely Affect Net Interest Income. In the event that the Company's Mortgage Assets are prepaid prior to maturity, the Company may (i) have held the Mortgage Assets during its least profitable period and lost the opportunity to receive interest at the fully indexed rate, (ii) need to write-off capitalized premium amounts, and (iii) be unable to acquire new Mortgage Assets to replace the prepaid Mortgage Assets. The Company experienced higher than expected levels of prepayments in the quarter ended June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

- Limited Operating History Does Not Predict Future Performance. The Company began operations in February 1997, and the Company's financial results to date may not be indicative of future results. The Company's Management has limited experience in managing a real estate investment trust.



- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms may Adversely Affect Net Interest Income. The Company's net interest income will depend on the Company's ability to acquire Mortgage Assets on acceptable terms and at favorable spreads over the Company's borrowing costs. To the extent the Company is unable to acquire sufficient number of Mortgage Loans meeting its investment criteria, the Company's results of operations may be adversely affected.



- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations. The Company relies on short-term borrowings to fund acquisitions of Mortgage Assets. Any failure to obtain or renew adequate funding on favorable terms, could have a material adverse effect on the Company's operations. In such event, the Company could be required to sell Mortgage Assets under adverse market conditions and incur losses as a result.



- Failure to Successfully Manage Interest Rate Risks May Adversely Affect Results of Operations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes. Further, the cost of hedging transactions and the federal tax laws applicable to real estate investment trusts may limit the Company's ability to fully hedge its interest rate risks. In addition, a provider of interest rate derivatives may become financially unsound or insolvent, thereby rendering the Company unprotected against interest rate risks.



- Value of Mortgage Loans May Be Adversely Affected by Characteristics of Underlying Property and Borrower Credit. In the event of a default on any Mortgage Loan held by the Company, the Company will bear the risk of loss of principal and the Mortgage Loan will cease to be eligible collateral for borrowings. Mortgage Loans acquired pursuant to the Direct Purchase Program will have certain distinct risk characteristics and will result in increased credit risk to the Company.



- Conflicts of Interest; Management Also Employed by and Owns Securities of Manager. The executive officers of the Company will also be executive officers, employees and stockholders of the Manager. Emphasis by Management on maximizing income in order to achieve higher incentive fees for the Manager could result in increased risk to the value of the Company's Mortgage Asset portfolio.



- Dependence on Key Personnel for Successful Operations. The Company's operations depend in significant part upon the skills and experience of John Robbins, Jay Fuller and other key personnel. The loss of any key person could have a material adverse effect on the Company's business.



- Failure to Manage Expansion May Adversely Affect Results of Operations. The Company's expansion as a result of its investment of the net proceeds of this Offering may cause a significant strain on the Company's and the Manager's financial, management and other resources. If the Company is unable to manage growth effectively, the Company's business, financial condition and results of operations may be adversely affected.



- Real Estate Market Conditions May Adversely Affect Results of Operations. The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by declining real estate values.



- Investments in Mortgage Assets May Be Illiquid. Certain of the Company's investments may lack a regular trading market and may be illiquid. The Company's inability to liquidate Mortgage Assets could render it insolvent.



- Policies and Strategies May Be Revised at the Discretion of the Board of Directors. The Board of Directors has established, and generally can waive and modify, the investment policies, and operating policies and strategies of the Company. These policies do not limit the amount of capital which may be invested in any one type of Mortgage Asset.



- Management and Certain Affiliates Will Control approximately 25% of Outstanding Shares After the Offering. Upon the closing of this Offering, the Company's director and officers, the Manager and certain affiliates thereof will beneficially own or have a right to control approximately 25% of the outstanding shares of Common Stock of the Company. As stockholders, they could exert significant influence over corporate actions requiring the stockholder approval.



- Failure to Maintain REIT Status May Subject Company to Corporate Level Tax. If the Company fails to qualify as a real estate investment trust in any taxable year, the Company may be subject to federal income tax as a regular, domestic corporation, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Failure to qualify for real estate investment trust status may reduce or eliminate the Company's advantage over non-real estate investment trust companies.



                            MANAGEMENT OF THE COMPANY



     The Company has entered into an agreement with Home Asset Management Corp. (the "Manager") to provide management services to the Company. The Company's and the Manager's management team is led by John Robbins and Jay Fuller, former founders and executive officers of American Residential Mortgage Corporation ("AMRES Mortgage"). Management led AMRES Mortgage from a start-up company until its sale to The Chase Manhattan Corporation in 1994. AMRES Mortgage is not affiliated with either AMREIT or the Manager. Although the management team has limited experience managing a real estate investment trust, each of the executive officers of the Company has between 10 and 24 years and an average of 19 years of experience in the mortgage origination business and extensive experience in originating nonconforming Mortgage Loans.



     The Company is subject to conflicts of interest with the Manager and its executive officers. The executive officers of the Company will also be executive officers, employees and stockholders of the Manager. In evaluating Mortgage Assets for investment and other strategies, Management could emphasize maximizing income at the expense of other criteria, in order to achieve higher incentive compensation for the Manager, which could result in increased risk to the value of the Company's portfolio of Mortgage Assets. In addition, the Management Agreement does not limit or restrict the right of the Manager to render services of any kind to any third party except that the Manager and its officers, directors or employees will not be permitted to provide any such services to any real estate investment trust which invests in residential Mortgage Assets, other than the Company.



     The Company's bylaws require that a majority of the members of its Board of Directors must be independent directors who are not officers or employees of the Company. Upon the closing of this Offering, the Company will have seven members serving on its Board of Directors, five of whom will be independent directors. In addition to approval by the Board of Directors, the following actions require approval by a majority of the independent directors:



     - termination of the Management Agreement between the Company and the Manager



     - revisions to the Company's investment policies; and



     - an amendment of the Company's Bylaws.



The Board of Directors may amend the Company's investment policies without further approval by the Company's stockholders.



     Although no additional fees will be payable to the Manager solely as a result of this Offering, investment of the net proceeds of this Offering will result in an increase in the Company's Mortgage Assets and thus an increase in the management fees to be paid to the Manager. At the discretion of the Manager's Board of Directors, the Manager may elect to pay a portion of such fees to the Company's management team as a bonus. In addition, certain options held by the management team will vest in full in the event the Company completes additional public or private offerings which generate proceeds that, when combined with the net proceeds of this Offering, exceed $150 million. See "Management of the Company -- Option Grants."

                                  THE MANAGER


     Pursuant to a Management Agreement, AMREIT has engaged the Manager to generate and manage the Company's Mortgage Assets and to oversee the day-to-day operations of the Company, subject to direction by the Company's Board of Directors. The Manager funded AMREIT at its formation with a $20 million investment through an intermediary entity. See "The Manager -- Relationship between the Manager and the Company." Currently, the Manager derives substantially all of its income from the Company, a majority of which is from dividends and incentive fees. Accordingly, the success of the Manager is substantially dependent upon the success of the Company. In addition, the executive officers of the Company are also the executive officers of the Manager and also beneficially own an interest in the Manager. See "The Manager," "Certain Transactions" and "Principal Stockholders."



     The Company will pay to the Manager the following management fees and incentive compensation:



     - 1/8 of 1% per year, to be paid monthly, of the principal amount of Agency Securities;



     - 3/8 of 1% per year, to be paid monthly, of the principal amount of all Mortgage Assets other than Agency Securities; and



     - 25% of the amount by which the Company's net income (before deducting the amount to be paid as incentive compensation) exceeds the annualized return on equity equal to an average ten year U.S. Treasury Rate plus 2%.



     Investment of the net proceeds of this Offering will result in an increase in the Company's Mortgage Assets and thus an increase in the management fees to be paid to the Manager.



     The Management Agreement has an initial term of two years with automatic one-year renewals. It may be terminated by the Company without cause only upon each renewal date and may be terminated for cause at any time by either party. In the event that the Management Agreement is terminated by the Company without cause, the Company is obligated to pay the Manager a termination fee pursuant to a specified formula. See "The Manager -- The Management Agreement."

                            ------------------------


     The Company was incorporated in Maryland on February 6, 1997. The principal executive offices of the Company and the Manager are located at 445 Marine View Avenue, Suite 230, Del Mar, California 92014. The telephone number is (619) 350-5000.



                        FEDERAL INCOME TAX CONSEQUENCES



     The Company intends to elect, with the filing of its first federal corporate income tax return in 1998, to be treated as a real estate investment trust ("REIT") for federal income tax purposes. A corporation qualifying as a REIT may avoid corporate income taxation by distributing its taxable income to its stockholders annually. Subject to the qualifications stated in the section of the Prospectus entitled "Federal Income Tax Consequences," Jeffers, Wilson, Shaff & Falk, LLP ("Special Tax Counsel") has given the Company an opinion that the Company is organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that its actual and proposed method of operation as described in the Prospectus and as represented to Special Tax Counsel will enable it to meet the requirements for qualification as a REIT. See "Federal Income Tax Consequences -- Opinion of Special Counsel."



                       DIVIDEND POLICY AND DISTRIBUTIONS



     The Company intends to distribute 95% or more of its net taxable income (which does not necessarily equal net income as calculated in accordance with GAAP) to its stockholders on a quarterly basis each year so as to comply with the REIT provisions of the Code. Any taxable income remaining after the distribution of the regular quarterly dividends will be distributed annually in a special dividend on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision in the discretion of the Board of Directors of the Company.

                                  THE OFFERING


Common Stock Offered by the Company (1)......  5,000,000 Shares
Common Stock to be Outstanding after the
Offering (1)(2)..............................  6,614,000 Shares
Use of Proceeds..............................  To fund purchases of Mortgage Assets and for general corporate purposes. See "Use of
                                               Proceeds."
Proposed NYSE Symbol.........................  "     "

---------------

(1) Assumes that the Underwriters' option to purchase up to an additional 750,000 shares of Common Stock to cover overallotments is not exercised.

(2) Excludes (i) 315,200 shares of Common Stock reserved for issuance pursuant to options outstanding under the Company's 1997 Stock Incentive Plan (the "Incentive Plan") and (ii) 212,800 shares of Common Stock reserved for issuance pursuant to options to be issued under the Company's 1997 Stock Option Plan (the "Option Plan") upon the closing of this Offering. See "Management of the Company" and "Shares Eligible for Future Sale."


                            PURPOSE OF THE OFFERING



     Pursuant to its reverse repurchase agreements, the Company must provide collateral which has a greater value than the amount it borrows. Accordingly, the Company is not able to finance the entirety of its acquisitions of Mortgage Assets with debt. In order to obtain the debt financing necessary to implement its investment strategy, the Company must have an equity base. The net proceeds of this Offering will substantially increase the Company's current equity base. The Company generally intends to finance the acquisition of between 8% and 12% of its Mortgage Assets with equity and the balance with borrowings. The net proceeds of this Offering available for investment purposes, after deducting the expenses of this Offering ($1.2 million) and an underwriting discount and commissions ($4.9 million), and assuming no exercise of the Underwriters' option to purchase shares to cover over-allotments, will be approximately $69 million. Accordingly, the Company anticipates that it will finance the acquisition of additional Mortgage Assets with a value of approximately $500 million to $800 million as a result of the additional borrowings it may incur.


                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PERIOD FROM                         PERIOD FROM
                                                       FEB. 11, 1997        QUARTER        FEB. 11, 1997
                                                            TO               ENDED              TO
                                                       JUNE 30, 1997     JUNE 30, 1997     MAR. 31, 1997
                                                       -------------     -------------     -------------
STATEMENT OF OPERATIONS DATA:
Total interest income.................................    $ 3,640           $ 3,334            $ 306
Net interest income...................................        724               568              156
Net income............................................        584               438              146
Net income per share(1)...............................    $  0.35           $  0.26            $0.09

                                                                       AS OF             AS OF
                                                                   JUNE 30, 1997     MAR. 31, 1997
                                                                   -------------     -------------
BALANCE SHEET DATA:
Mortgage Assets...................................................   $ 228,620         $ 152,883
Total assets......................................................     231,518           161,302
Reverse repurchase agreements.....................................     209,539           141,068
Stockholders' equity..............................................      20,603            19,948

---------------


(1) See Note 1 of Notes to Financial Statements for information.

                                  RISK FACTORS


     This Prospectus contains forward looking statements that inherently involve risks and uncertainties. Before investing in the Shares, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should consider such risk factors as a whole. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors. Investors should carefully consider the information set forth under the heading "Risk Factors."


INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT NET INTEREST INCOME


     Substantially all of the Company's Mortgage Assets will have a repricing frequency of one year or less and substantially all of the Company's borrowings will have maturities of six months or less. The interest rates on the Company's borrowings may be based on interest rate indices which are different from, and adjust more rapidly than, the interest rate indices of its related Mortgage Assets. Consequently, changes in interest rates may significantly influence the Company's net interest income. While increases in interest rates will generally increase the yields on the Company's adjustable-rate Mortgage Assets, rising rates will also increase the cost of borrowings by the Company. To the extent such costs rise more rapidly than the yields, the Company's net interest income will be reduced or a net interest loss may result.


     Adjustable-rate Mortgage Assets are typically subject to periodic and lifetime interest rate caps which limit the amount an adjustable-rate Mortgage Asset interest rate can change during any given period. The Company's borrowings will not be subject to similar restrictions. Hence, in a period of increasing interest rates, the cost of the Company's borrowings could increase without limitation by caps while the yields on the Company's Mortgage Assets could be limited. Further, some adjustable-rate Mortgage Assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in receipt by the Company of a lesser amount of cash income on its adjustable-rate Mortgage Assets than is required to pay interest on the related borrowings, which will not have such payment caps. These factors could lower the Company's net interest income or cause a net interest loss during periods of rising interest rates, which would negatively impact the Company's financial condition and results of operations.

INCREASED LEVELS OF MORTGAGE LOAN PREPAYMENTS MAY ADVERSELY AFFECT NET INTEREST INCOME


     Prepayments of Mortgage Assets could adversely affect the Company's results of operations in several ways. The Company anticipates that a portion of the adjustable-rate Mortgage Assets to be acquired by the Company may bear initial "teaser" interest rates which are lower than their "fully-indexed" rates (the applicable index plus margin). In the event that such an adjustable-rate Mortgage Asset is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have held the Mortgage Asset during its least profitable period and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate Mortgage Asset. In addition, the prepayment of any Mortgage Asset that had been purchased with a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount. Finally, in the event that the Company is unable to acquire new Mortgage Assets to replace the prepaid Mortgage Assets, the Company's financial condition and results of operations could be materially adversely affected.


     Mortgage Asset prepayment rates generally increase when new Mortgage Loan interest rates fall below the interest rates on the adjustable-rate Mortgage Assets. Prepayment experience also may be affected by the geographic location of the property securing the adjustable-rate Mortgage Assets, the assumability of the adjustable-rate Mortgage Assets, the ability of the borrower to obtain or convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. The level of prepayments is also subject to the same seasonal influences as the residential real estate industry with prepayment rates generally being highest in the summer months and lowest in the winter months. The Company experienced higher than expected levels of prepayments in the quarter ended June 30, 1997. Although the Company does not expect prepayment rates to continue at such levels, there can be no assurance that the Company will be able to achieve or maintain lower prepayment rates. Accordingly, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Risk
Management -- Interest Rate Risk Management."

     It is expected that Mortgage Loans acquired by the Company may contain provisions restricting prepayments of such Mortgage Loans and require a charge in connection with the prepayment thereof. Such prepayment restrictions can, but do not necessarily, provide a deterrent to prepayments. Prepayment charges may be in an amount which is less than the figure which would fully compensate the Company for a lower yield upon reinvestment of the prepayment proceeds.

LIMITED OPERATING HISTORY DOES NOT PREDICT FUTURE PERFORMANCE

     The Company began operations in February 1997 and, accordingly, has not yet developed an extensive financial history or experienced a wide variety of interest rate fluctuations or market conditions. Consequently, the Company's financial results to date may not be indicative of future results.


     Additionally, although Management has considerable expertise in the acquisition and management of Mortgage Assets, mortgage finance, asset/liability management and the management of corporations in real estate lending business, Management has limited experience in managing a REIT and with certain tailored Mortgage Loan products. There can be no assurance that the past experience of Management will be appropriate to the business of the Company.


INABILITY TO ACQUIRE MORTGAGE ASSETS WITH FAVORABLE INTEREST RATES AND TERMS MAY ADVERSELY AFFECT NET INTEREST INCOME


     The Company's net interest income will depend, in large part, on the Company's ability to acquire Mortgage Assets on acceptable terms and at favorable spreads over the Company's borrowing costs. As a result of this Offering, the Company will seek to acquire approximately $600 million or more of additional Mortgage Assets. There can be no assurance that the Company will be able to acquire sufficient Mortgage Assets at spreads above the Company's cost of funds. In acquiring Mortgage Assets, the Company will compete with numerous investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, federal government sponsored agencies such as GNMA, FNMA and FHLMC, and other entities purchasing Mortgage Assets, many of which have greater financial resources than the Company. In addition, there are several REITs similar to the Company and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company. As it relates to the direct purchase program, the Company competes on the basis of product type. The Company will face competition from leaders already established in these markets. There can be no assurance that the Company will be able to successfully compete with these leaders.



     The availability of Mortgage Loans meeting the Company's criteria is dependent upon, among other things, the size of and level of activity in the residential real estate lending market and, in particular, the demand for nonconforming Mortgage Loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values. To the extent that the Company is unable to acquire sufficient Mortgage Loans meeting its criteria, the Company's results of operations will be materially adversely affected.


FAILURE TO IMPLEMENT COMPANY'S LEVERAGE STRATEGY MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company relies on short term borrowings to fund acquisitions of Mortgage Assets. Accordingly, the ability of the Company to achieve its investment objectives depends on its ability to borrow money in sufficient amounts and on favorable terms and on the Company's ability to renew or replace on a continuous basis its maturing short term borrowings. In addition, the Company is dependent upon a few lenders to provide the primary credit facilities for its purchases of Mortgage Assets. Any failure to obtain or renew adequate funding under these facilities or other financings on favorable terms, could reduce the Company's net interest income and have a material adverse effect on the Company's operations. The Company has no long term commitments with its lenders. The Company's current borrowing facilities may be collateralized only by Mortgage Securities.

     In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. Any event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Assets in which the Company's Mortgage Asset portfolio is concentrated will reduce the market value of the Mortgage Assets, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets at disadvantageous prices with consequent losses, which could have a material adverse effect on the Company and could render it insolvent.


     Lenders will have claims on the Company's assets superior to the claims of the holders of the Shares and may require that the Company agree to covenants that could restrict its flexibility in the future and limit the Company's ability to pay dividends. In the event of the insolvency or bankruptcy of the Company, the creditor under reverse repurchase agreements may be allowed to avoid the automatic stay provisions of the Bankruptcy Code and to foreclose on the collateral agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repurchase agreement, the lender may be permitted to repudiate the contract, and the Company's claim against the lender for damages therefrom may be treated simply as one of the unsecured creditors. Should this occur, the Company's claims would be subject to significant delay and, if received, may be substantially less than the damages actually suffered by the Company.


FAILURE TO SUCCESSFULLY MANAGE INTEREST RATE RISKS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS


     The Company will follow a program intended to protect against interest rate changes. However, developing an effective interest rate risk program is complex and no program can completely insulate the Company from risks associated with interest rate changes. In addition, hedging involves transaction costs. In the event the Company hedges against interest rate risks, the Company may substantially reduce its net income. Further, the federal tax laws applicable to REITs may limit the Company's ability to fully hedge its interest rate risks. Such federal tax laws may prevent the Company from effectively implementing hedging strategies that Management determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates. See "Business -- Risk Management -- Interest Rate Risk Management."


     In the event that the Company purchases interest rate caps or other interest rate derivatives to hedge against lifetime, periodic rate or payment caps, and the provider of such caps on interest rate derivatives becomes financially unsound or insolvent, the Company may be forced to unwind such caps on its interest rate derivatives with such provider and may take a loss thereon. Further, the Company could suffer the adverse consequences that the hedging transaction was intended to protect against. Although the Company intends to purchase interest rate caps and derivatives only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such third party risks.


     Currently, the Company has entered into hedging transactions which seek to protect only against the Mortgage Loans' lifetime rate caps and not against periodic rate caps or unexpected payments. In addition, the Company's lifetime cap hedges are for a two year period which does not begin until the second quarter of 1998. Accordingly, the Company may not be adequately protected against risks associated with interest rate changes and such changes could adversely affect the Company's financial condition and results of operations.


VALUE OF MORTGAGE LOANS MAY BE ADVERSELY AFFECTED BY CHARACTERISTICS OF UNDERLYING PROPERTY AND BORROWER CREDIT


     The Company expects that a portion of its Mortgage Assets will consist of Mortgage Loans. Accordingly, during the time it holds Mortgage Loans, the Company will be subject to increased credit risks including risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any Mortgage Loan held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the secured property, and the amount owing on the Mortgage Loan, less any payments from an insurer or guarantor. Defaulted Mortgage Loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated. Although the Company intends to establish an allowance for Mortgage Loan losses in amounts adequate to cover these risks, in view of its limited operating history and lack of experience with the Direct Loan Program to date, there can be no assurance that any allowance for Mortgage Loan losses which are established will be sufficient to offset losses on Mortgage Loans in the future. See "Business -- Investments -- Direct Purchase Program."



     The Company anticipates that in the future a substantial portion of its Mortgage Assets will consist of Mortgage Loans acquired pursuant to the Direct Purchase Program. These Mortgage Loans will have certain distinct risk characteristics and generally lack standardized terms, which may complicate their structure. The underlying properties themselves may be unique and more difficult to value than typical residential real estate properties. Although the Company intends to seek geographic diversification of the properties which are collateral for the Company's Mortgage Loans, it does not intend to set specific diversification requirements (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's Mortgage Assets to the economic and natural hazard risks associated with that area. Further, certain properties securing Mortgage Loans may be contaminated by hazardous substances resulting in reduced property values. If the Company forecloses on a defaulted Mortgage Loan collateralized by such property, the Company may be subject to environmental liabilities regardless of whether the Company was responsible for the contamination. The results of the Direct Loan Program may also be affected by various factors, many of which are beyond the control of the Company, such as (i) local and other economic conditions affecting real estate value, (ii) the ability of tenants to make lease payments,
(iii) the ability of a property to attract and retain tenants, (iv) interest rate levels and the availability of credit to refinance such Mortgage Loans at or prior to maturity, and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with regulations.



     Even assuming that properties secured by the Mortgage Loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the foreclosure of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. State and local statutes and rules may delay or prevent the Company's foreclosure on or sale of the mortgaged property and may prevent the Company from receiving net proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Company's servicing agent may be entitled to receive all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, thereby reducing amounts available to the Company. Some properties which will collateralize the Company's Mortgage Loans may have unique characteristics or may be subject to seasonal factors which could materially prolong the time period required to resell such properties.


CONFLICTS OF INTERESTS; MANAGEMENT ALSO EMPLOYED BY AND OWNS SECURITIES OF
MANAGER

     The Company is subject to conflicts of interest with the Manager and its executive officers. The executive officers of the Company will also be executive officers, employees and stockholders of the Manager. Under the Management Agreement, the Manager will receive an annual base management fee payable monthly in arrears and the Manager will have the opportunity to earn incentive compensation under the Management Agreement based on the Company's annualized net income. The ability of the Company to achieve the performance level required for the Manager to earn the incentive compensation is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to implement the operating strategies described herein, and other factors, many of which are not within the Company's control. In evaluating Mortgage Assets for investment and other strategies, an undue emphasis on maximizing income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation for the Manager, could result in increased risk to the value of the Company's Mortgage Asset portfolio. See "The Manager -- The Management Agreement -- Management Fees."

     The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or affiliates to engage in any business or to render services of any kind to any other person, including purchasing, or rendering advice to others purchasing, Mortgage Assets which meet the Company's policies and criteria, except that the Manager and its officers, directors, or employees will not be permitted to provide any such services to any REIT which invests primarily in residential mortgages, other than the Company.


DEPENDENCE ON KEY PERSONNEL FOR SUCCESSFUL OPERATIONS


     The Company's operations depend in significant part upon the skill and experience of John Robbins and Jay Fuller. Although these executive officers currently have employment agreements with the Manager, there can be no assurance of the continued employment of such officers. The Company is also dependent on other key personnel and on its ability to continue to attract, retain and motivate qualified personnel. The loss of any key person could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management of the Company -- Executive Compensation" and
"-- Employment Contracts and Termination of Employment and Change of Control Arrangements."


FAILURE TO MANAGE EXPANSION MAY ADVERSELY AFFECT RESULTS OF OPERATIONS


     The Company's expansion as a result of its investment of the net proceeds of this Offering may cause a significant strain on the Company's and the Manager's financial, management and other resources. To manage the Company's growth effectively, the Company and the Manager must continue to improve and expand their existing resources and management information systems and attract, train and motivate qualified personnel. If the Company and the Manager are unable to manage growth effectively, the Company's financial conditions and results of operations may be adversely affected.



     In order to further develop the Direct Purchase Program, the Manager must significantly expand its level of operations. The Company's operating results may be adversely affected if the Company is not able to acquire a significant number of Mortgage Loans directly from Correspondents pursuant to the Direct Purchase Program.



     The Company may require up to twelve months to fully implement its financing strategy and increase its investment in Mortgage Assets to the desired level. Until such level is achieved, the net interest income on the Company's Mortgage Asset portfolio is expected to be lower than would be the case if its financing strategy were fully implemented. Further, the Company may acquire new Mortgage Assets with coupons that are initially low relative to prevailing short term interest rates. As a result, the Company's interest income may be lower during periods of rapid growth in the Company's Mortgage Assets.


REAL ESTATE MARKET CONDITIONS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of Mortgage Loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

INVESTMENTS IN MORTGAGE ASSETS MAY BE ILLIQUID

     Although the Company expects that a majority of the Company's investments will be in Mortgage Assets for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit to the percentage of the Company's investments that may be invested in illiquid Mortgage Assets. In the event the Company required additional cash as a result of a margin call pursuant to its financing agreements or otherwise, the Company may be required to liquidate Mortgage Assets on unfavorable terms. The Company's inability to liquidate Mortgage Assets could render it insolvent.


POLICIES AND STRATEGIES MAY BE REVISED AT THE DISCRETION OF THE BOARD OF
DIRECTORS



     The Board of Directors has established the investment policies and operating policies and strategies of the Company set forth in this Prospectus. These policies and strategies may be modified or waived by the Board of Directors without stockholder consent. Further, the Board of Directors is not limited by its charter or bylaws in determining the Company's policies and strategies. Accordingly, investors are not able to evaluate the credit or other risks which may be applicable to the Mortgage Assets to be acquired by the Company. A change in the Company's policies and strategies could adversely affect the Company's business, financial condition and results of operations.



     The Company has not specifically identified any Mortgage Assets in which to invest the net proceeds of this Offering. The Company may acquire Mortgage Assets with geographic, issuer, industry and other types of concentrations. Accordingly, a significant portion of the Company's Mortgage Assets may be subject to the risks associated with a single type of occurrence. In the event of such an occurrence, the adverse effects on the Company's results of operations will be significantly greater than if the Company's Mortgage Assets were diversified with respect to such factors. See "Business -- Capital Guidelines."



     The Company does not currently intend to (i) issue senior securities, (ii) make loans to other persons, (iii) invest in the securities of others for the purpose of exercising control, (iv) underwrite securities of other issuers, (v) offer securities in exchange for property or (vi) repurchase or otherwise reacquire its shares or other securities.



MANAGEMENT AND CERTAIN AFFILIATES WILL CONTROL APPROXIMATELY 25% OF OUTSTANDING SHARES AFTER OFFERING



     Immediately following the closing of this Offering, the Company's directors and officers, the Manager and certain of their affiliates will beneficially own or have the right to control approximately 25% of the Company's outstanding shares of Common Stock. Accordingly, these stockholders may continue to exert significant influence over the outcome of most corporate actions requiring stockholder approval, including the election of directors and the approval of transactions involving a change in control of the Company. See "Principal Stockholders."



FAILURE TO MAINTAIN REIT STATUS MAY SUBJECT COMPANY TO CORPORATE LEVEL TAX


     The Company intends at all times to operate so as to qualify as a REIT for federal income tax purposes. To qualify as a REIT, the Company must satisfy certain tests related to the nature of its assets and income and it must also distribute substantially all of its income (as specially defined for these purposes) to its stockholders. If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. Distributions to stockholders in any years in which the Company fails to qualify as a REIT would not be deductible by the Company in computing its taxable income. As a result, the Company could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Further, the Company could also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

     No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate the Company's advantage over non-REIT companies. See "Federal Income Tax Considerations."


MARKET FOR COMMON STOCK MAY BE LIMITED AND MARKET PRICE MAY FLUCTUATE BELOW OFFERING PRICE



     Prior to this Offering, there has not been a public market for the Common Stock, and there can be no assurance that a regular trading market for the Shares offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. The initial public offering price will be determined by the Company and representatives of the Underwriters. There can be no assurance that the price at which the Shares sell in the public market after the closing of this Offering will not be lower than the price at which they are sold by the Underwriters. See "Underwriting."



     In the event that a public market for the Shares develops, it is likely that the market price of the Shares will be influenced by any variations between the net yield on the Company's Mortgage Assets and prevailing market interest rates. The Company's net income will be derived primarily from any positive spread between the yield on the Company's Mortgage Assets and the cost of the Company's borrowings. Such positive spread will not necessarily be greater in high interest rate environments than in low interest rate environments. However, in periods of high interest rates, the net income of the Company, and therefore the dividend yield on the Shares, may be less attractive compared with alternative investments, which could negatively impact the price of the Shares. If the dividend yield on the Company's Shares declines, or if prevailing market interest rates rise, the market price of the Shares may be adversely affected. Accordingly, fluctuations in interest rates could have a material adverse affect on the trading market for the Shares. See "-- Interest Rate Fluctuations May Adversely Affect Net Interest Income -- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms May Adversely Affect Net Interest
Income -- Failure to Successfully Manage Interest Rate Risks May Adversely Affect Results of Operations."



FAILURE TO QUALIFY FOR EXEMPTION UNDER INVESTMENT COMPANY ACT


WOULD RESULT IN SIGNIFICANT REGULATORY BURDEN


     The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

     The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under the current interpretation of the staff of the Securities and Exchange Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in Mortgage Loans, qualifying Mortgage Securities and certain other qualifying interests in real estate. In addition, unless certain Mortgage Securities represent all the certificates issued with respect to an underlying pool of Mortgage Loans, such Mortgage Securities may be treated as securities separate from the underlying Mortgage Loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, the Company's ownership of certain Mortgage Assets may be limited by the provisions of the Investment Company Act.


FUTURE OFFERINGS OF COMMON STOCK MAY AFFECT MARKET PRICE OF COMMON STOCK



     The Company may in the future increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, Common Stock, commercial paper, medium-term notes, CMOs and senior or subordinated notes. All debt securities and classes of preferred stock will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings may be the dilution of the equity of stockholders of the Company or the reduction of the price of the Company's Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors. There can be no assurance that the Company will be able to raise the capital it will require through such offerings on favorable terms or at all. The inability of the Company to obtain needed sources of capital on favorable terms could have a material adverse affect on the Company. See
"Business -- Investments -- Funding."



OWNERSHIP OF COMMON STOCK MAY BE RESTRICTED


     In order that the Company may meet the requirements for qualification as a REIT at all times, the Company's Articles of Amendment and Restatement (the "Charter") prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.9% in value of the aggregate of the outstanding shares of Common Stock or in excess of 9.9% in value of the aggregate of the outstanding shares of Common Stock of the Company. The Company's Charter further prohibits (i) any person from beneficially or constructively owning shares of Common Stock that would result in the Company being "closely held" under Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code") or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. If any transfer of shares of Common Stock occurs which, if effective, would result in any transfer or ownership limitations, then that number of shares of Common Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations or waive the limitations for individual investors. See "Description of Capital Stock -- Repurchase of Shares and Restriction on Transfer."


     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the Company's Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of Common Stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.


     These provisions may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their stock that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.9% of the Company's Common Stock. Further, a violation of the ownership limitations of the Common Stock of the Company could result in the Company's loss of the REIT status. A loss of REIT status could have a material adverse affect on the Company. See "-- Failure to Maintain REIT Status May Subject Company to Corporate Level Tax."



DEFAULT OF MANAGER UNDER SECURITIES PURCHASE AGREEMENT; RESTRICTIVE COVENANTS



     In connection with the private financing of the Manager and the Company, the Company, the Manager and MDC REIT Holdings, LLC. ("Holdings") entered into a Securities Purchase Agreement dated as of February 11, 1997 (the "Securities Purchase Agreement") with the institutional investors therein (the "Investors") providing for, among other things, the purchase by the Investors of senior secured notes of the Manager due February 11, 2002 (the "Notes"). Pursuant to the Securities Purchase Agreement, the Company must comply with various covenants, including covenants restricting the Company's investment, hedging and leverage policies, leverage ratio and indebtedness levels, and business and tax status. These restrictions may limit the Company's ability to adequately respond to changing market conditions, even when such changes may be in the best interest of the Company, which could have a material adverse affect on the Company's financial condition and results of operations. See "Certain Transactions -- Discussion of Securities Purchase Agreement."


     If the Manager defaults on its obligations with respect to the Notes, such default may result in a default and termination of the Management Agreement, in which case the operations of the Company could be materially and adversely affected pending either the engagement of a new manager or the development internally of the resources necessary to manage the operation of the Company. In addition, Holdings has pledged 1,600,000 shares of its Common Stock of the Company to secure the Manager's obligations under the Securities Purchase Agreement. Upon a default under the Securities Purchase Agreement, the pledged shares will be transferred to the holders of the Notes, who will then have certain demand registration rights. See "-- Shares Eligible for Future Sale."

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL


     The Charter and Bylaws of the Company contain a number of provisions, and the Board of Directors has taken certain actions, that could impede a change of control in the Company. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws -- Certain Anti-Takeover Provisions." These provisions include the following:

     Staggered Board of Directors. The Board of Directors of the Company has three classes of directors. The staggered terms for directors may adversely affect the stockholders' ability to change control of the Company, even if a change in control were in the interest of some, or a majority, of the stockholders.

     Capital Stock. The Charter authorizes the Board of Directors to create new classes and series of securities and to establish the preferences and rights of any such classes and series. The issuance of securities by the Board of Directors pursuant to this Charter provision could have the effect of delaying or preventing a change of control of the Company, even if a change of control were in the interest of some, or a majority, of stockholders. See "Description of Capital Stock."


     Statutory Provisions. Under the Maryland General Corporation Law (the "MGCL"), unless exempted by action of the Board of Directors, certain "business combinations" between a Maryland corporation and a stockholder holding 10% or more of the corporation's voting securities (an "Interested Stockholder") are subject to certain conditions, including approval by a super-majority vote of all voting stock excluding those held by the Interested Stockholder or affiliate thereof, and may not occur for a period of five years after the stockholder becomes an Interested Stockholder. Accordingly, certain business combinations may be impeded or prohibited, even if such a combination may be in the interest of some, or a majority, of the Company's stockholders. The MGCL also provides that "control shares" may be voted only upon approval of two-thirds of the outstanding stock of the corporation excluding the control shares and shares held by affiliates of the corporation. Under certain circumstances, the corporation also may redeem the control shares for cash and, in the event that control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws -- Business Combinations -- Control Share Acquisitions."



     These provisions may inhibit market activity and the resulting opportunity for stockholders of the Company to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.9% of the outstanding shares of Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


     A substantial number of shares of Common Stock outstanding prior to this Offering and issuable upon exercise of outstanding options will be eligible for sale in the public market following the closing of this Offering, and such sales could have an adverse effect on the price of the Company's Common Stock. On the date of this Prospectus, the 5,000,000 Shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) will be immediately eligible for sale in the public market. In addition upon the expiration of lock-up agreements 180 days after the date of this Prospectus, 1,614,000 shares of Common Stock held by the current stockholders of the Company will become eligible for sale in the public market, subject in some cases to the volume restrictions of Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). In addition, the holders of such shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. An increase in the number of shares of Common Stock of the Company sold in the public market could have an adverse effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale."


DILUTION TO STOCKHOLDERS PURCHASING IN OFFERING


     The initial offering price is higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate dilution of $1.46 per share. See "Dilution."

                                  THE COMPANY


     American Residential Investment Trust, Inc. is a mortgage REIT which currently invests in residential adjustable-rate Mortgage Securities. Following this Offering, AMREIT will also invest in Mortgage Loans. The Company has developed tailored underwriting guidelines for Mortgage Loans to be originated by Correspondents. The Company will then acquire Mortgage Loans directly from those Correspondents. The Company finances its acquisitions of Mortgage Assets with equity and secured borrowings. AMREIT expects generally to maintain an equity-to-assets ratio of approximately 8% to 12% and to earn interest on the portion of its Mortgage Asset portfolio financed with equity and to earn a net interest spread on the leveraged portion of its Mortgage Asset portfolio. The Company is structured to qualify as a REIT, and therefore will generally not be subject to federal taxes at the corporate level on the net income it distributes to its stockholders. The Company is similar to a bank or savings and loan in its business purpose, however, it does not collect deposits or incur the overhead costs related to generating retail Mortgage Loans and it is not subject to a number of the regulations governing banks and savings and loans. The Company believes its REIT structure is the most efficient form in which to invest in adjustable-rate Mortgage Assets.



     AMREIT was incorporated on February 6, 1997, and began operations on February 11, 1997 as a result of a private equity funding from the Manager. The Manager was created for the purpose of managing the day-to-day operations of the Company, subject to direction by the Company's Board of Directors. The Manager and the Company were financed by McCown De Leeuw & Co., TCW/Crescent Mezzanine, L.L.C., certain of their respective affiliates and members of the management team of the Company. The Manager and its affiliates own 1,614,000 shares of Common Stock of the Company which will constitute approximately 25% of the outstanding shares of Common Stock of the Company immediately after the closing of this Offering. In addition, David E. De Leeuw and George E. McCown, the principles of McCown De Leeuw & Co., currently serve on the Board of Directors of the Company. Mr. De Leeuw will continue as a director after the closing of this Offering.



     The Company's management team is lead by John Robbins and Jay Fuller, former executive officers and founders of AMRES Mortgage. The management team led AMRES Mortgage from a start-up company to one with originations of approximately $9.7 billion and a servicing portfolio of approximately $16.1 billion in 1993, its last full year of independent operations. In 1994, AMRES Mortgage was sold to The Chase Manhattan Corporation for approximately $330 million.



     The Company was incorporated in Maryland on February 6, 1997. The principal executive offices of the Company and the Manager are located at 445 Marine View Avenue, Suite 230, Del Mar, California 92014. The telephone number is (619) 350-5000.

                                USE OF PROCEEDS


     The proceeds of this Offering, assuming an offering price of $15.00 per share, will be as follows:



                                                                  5 MILLION     5.8 MILLION
                                                                   SHARES        SHARES(1)
                                                                  ---------     -----------
                                                                        (IN MILLIONS)
        Total proceeds..........................................    $75.0          $86.2
        Expenses................................................      1.2            1.3
        Underwriting discount and commissions...................      4.9            5.6
                                                                    -----          -----
                  Net proceeds available for investment.........    $68.9          $79.3


---------------


(1) Assumes exercise by the Underwriters of an option to purchase shares to cover over-allotments.



     The net proceeds of this Offering, together with borrowings, will be used primarily to purchase Mortgage Assets and otherwise for general corporate purposes. The Company has not specifically identified any Mortgage Assets in which to invest the net proceeds of this Offering. Pending the purchase of the Mortgage Assets, the net proceeds of this Offering may be invested in short term investments consistent with the applicable REIT Provisions of the Code. The Company intends to increase its investment in Mortgage Assets by borrowing against existing Mortgage Assets and using the net proceeds therefrom to acquire additional Mortgage Assets. The Company's borrowings generally will be secured by the Mortgage Assets owned by the Company. The Company may, but does not expect to, require up to twelve months to fully implement its financing strategy and increase its investment in Mortgage Assets to the desired level. Until such level is achieved, the net interest income on the Company's Mortgage Asset portfolio is expected to be lower than would be the case if its financing strategy were fully implemented.



     Management believes that cash flow from operations, the net proceeds of this Offering and funds available pursuant to financing facilities and credit arrangements will be sufficient to meet the Company's cash requirements for at least one year following the closing of this Offering. Thereafter, if the Company's cash resources are insufficient to satisfy the Company's liquidity requirements, the Company may be required to sell additional equity or debt securities. There is no assurance that additional financing will be available to the Company on favorable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                       DIVIDEND POLICY AND DISTRIBUTIONS


     The Company intends to distribute substantially all of its taxable income (which does not ordinarily equal net income as calculated in accordance with GAAP) to its stockholders in each year so as to comply with the REIT Provisions of the Code. The Company intends to declare regular quarterly dividends. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. On July 17, 1997 and May 1, 1997, the Company declared dividends of $0.27 and $0.09, respectively, per share of Common Stock for the quarter ended June 30, 1997 and the period ended March 31, 1997, respectively. There can be no assurance that the Company will generate sufficient income in the future to declare comparable levels of dividends, or to declare dividends at all. See "Risk Factors -- Limited Operating History Does Not Predict Future Performance" "Risk Factors -- Additional Risk
Factors -- Future Revisions in Policies and Strategies at the Discretion of the Board of Directors" and "Federal Income Tax Consequences -- Requirements for Qualification as a REIT -- Distribution Requirement."



     Distributions to stockholders will generally be taxable as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return on capital. See "Business -- Certain Accounting Policies and Procedures" and "Federal Income Tax Consequences -- Taxation of Stockholders."

                                 CAPITALIZATION

     The capitalization of the Company, as of June 30, 1997, and as adjusted to reflect the sale of the Shares offered hereby, is as follows:


                                                                            JUNE 30, 1997
                                                                     ---------------------------
                                                                                        AS
                                                                      ACTUAL      ADJUSTED(1)(2)
                                                                     --------     --------------
                                                                       (DOLLARS IN THOUSANDS)
Reverse repurchase agreements......................................  $209,539        $209,539
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 1,000,000 shares
     authorized; no shares issued and outstanding..................        --              --
  Common Stock, par value $.01 per share; 3,000,000 shares
     authorized; 1,614,000 shares issued and outstanding, actual;
     6,614,000 shares issued and outstanding as adjusted(3)........        16              66
  Additional paid-in capital.......................................    20,149          89,024
  Cumulative dividends declared....................................      (146)           (146)
  Retained earnings................................................       584             584
                                                                     --------        --------
          Total stockholders' equity...............................  $ 20,603        $ 89,528
                                                                     --------        --------
          Total capitalization.....................................  $230,142        $299,067
                                                                     ========        ========


---------------

(1) After deducting offering expenses estimated to be $1,200,000 payable by the Company, and assumes no exercise of the Underwriters' over-allotment option to purchase up to an additional 750,000 shares of Common Stock. Assumes an initial public offering price of $15.00 per share of Common Stock. See "Underwriting."


(2) Excludes 315,200 shares of Common Stock reserved for issuance pursuant to options outstanding as of June 30, 1997 under the Incentive Plan.



(3) The Company's authorized Common Stock and Preferred Stock as of June 30, 1997, was 3,000,000 and 1,000,000 shares, respectively. The Company's authorized Capital Stock will be increased to 25,000,000 shares prior to the closing of this Offering all of which will initially be designated Common Stock. See "Description of Capital Stock" and Note 8 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company, as of June 30, 1997, was approximately $20.6 million or $12.77 per share of Common Stock. Pro forma net tangible book value per share of Common Stock is equal to the Company's total tangible assets less its total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to the sale of the 5,000,000 Shares offered by the Company hereby (at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and commissions and offering expenses), the pro forma net tangible book value of the Company at June 30, 1997 would have been approximately $89.5 million or $13.54 per share of Common Stock. This represents an immediate increase in such net tangible book value of $0.77 per share of Common Stock to existing stockholders and an immediate dilution of $1.46 per share of Common Stock to new investors purchasing Shares in this Offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share of Common Stock.....            $15.00
      Pro forma net tangible book value per share of Common Stock as of
         June 30, 1997..................................................   12.77
      Increase per share of Common Stock attributable to this
         Offering.......................................................    0.77
                                                                           -----
    Pro forma net tangible book value per share of Common Stock
      immediately after the closing of this Offering....................             13.54
                                                                                    ------
    Dilution per share of Common Stock to new investors.................            $ 1.46
                                                                                    ======

     The following table summarizes, on a pro forma basis, as of June 30, 1997, the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share of Common Stock by the existing holders of Common Stock and by the new investors at an assumed initial public offering price of $15.00 per share of Common Stock (See "Underwriting"):

                                         SHARES PURCHASED        TOTAL CONSIDERATION
                                        -------------------     ---------------------   AVERAGE PRICE
                                          NUMBER    PERCENT       AMOUNT      PERCENT     PER SHARE
                                        ----------  -------     -----------   -------   -------------
    Existing stockholders.............   1,614,000    24.4%     $20,175,000     21.2%      $ 12.50
    New Investors.....................   5,000,000    75.6       75,000,000     78.8       $ 15.00
                                         ---------   -----      -----------    -----
              Total...................   6,614,000   100.0%     $95,175,000    100.0%
                                         =========   =====      ===========    =====

     The foregoing tables exclude 315,200 shares of Common Stock reserved for issuance pursuant to options outstanding as of June 30, 1997 under the Company's Incentive Plan.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations and balance sheet data for the period from February 11, 1997 (inception) through June 30, 1997, and as of June 30, 1997 have been derived from the Company's financial statements audited by KPMG Peat Marwick LLP, independent auditors whose reports with respect thereto appear elsewhere herein. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The following selected financial data for the period ended March 31 and the quarter ended June 30, 1997 have been derived from the financial statements of the Company and include adjustments, consisting only of normal recurring adjustments, which Management considers necessary for a fair presentation of such financial information for those periods. Results for the periods ended June 30, 1997 are not necessarily indicative of results for the year ending December 31, 1997.


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        PERIOD FROM                         PERIOD FROM
                                                     FEBRUARY 11, 1997                   FEBRUARY 11, 1997
                                                            TO           QUARTER ENDED          TO
                                                       JUNE 30, 1997     JUNE 30, 1997    MARCH 31, 1997
                                                     -----------------   -------------   -----------------
STATEMENT OF OPERATIONS DATA:
  Interest income..................................       $ 3,640           $ 3,334            $ 306
  Interest expense.................................         2,916             2,766              150
                                                           ------            ------            -----
  Net interest income..............................           724               568              156
                                                           ------            ------            -----
  General and administrative expenses..............           140               130               10
                                                           ------            ------            -----
  Net income.......................................       $   584           $   438            $ 146
                                                           ======            ======            =====
  Net income per share of Common Stock(1)..........       $  0.35           $  0.26            $0.09
  Dividends per share of Common Stock(2)...........       $  0.09           $    --            $0.09

                                                                         AS OF           AS OF
                                                                     JUNE 30, 1997   MARCH 31, 1997
                                                                     -------------   --------------
BALANCE SHEET DATA:
  Mortgage Assets..................................................    $ 228,620        $152,883
  Total assets.....................................................      231,518         161,302
  Reverse repurchase agreements....................................      209,539         141,068
  Total liabilities................................................      210,915         141,354
  Stockholders' equity.............................................       20,603          19,948

---------------

(1) See Note 1 to the Financial Statements for information regarding the calculation of this item.

(2) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following section and in "Risk Factors." The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW


     All of the Company's income to date has been interest income generated from its Mortgage Assets and its cash balances ("earning assets"). The Company funds its acquisitions of earning assets with both its equity capital and with borrowings. For that portion of the Company's earning assets funded with equity capital ("equity-funded lending"), net interest income is derived from the average yield on earning assets. Due to the adjustable-rate nature of its earning assets, Management expects that income from this source will tend to increase as interest rates rise and will tend to decrease as interest rates fall.



     For that portion of the Company's earning assets funded with borrowings ("spread lending"), resulting net interest income is a function of the volume of spread lending and the difference between the Company's average yield on earning assets and the cost of borrowed funds and interest rate hedging agreements. Income from spread lending may initially decrease following an increase in interest rates and then, after a lag period, be restored to its former level as earning assets yields adjust to market conditions. Income from spread lending may likewise increase following a fall in interest rates, but then decrease as earning assets yields adjust to the new market conditions after a lag period. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Net Interest Income" and "Business -- Funding."



     The Company seeks to generate growth in net income in a variety of ways, including through (i) issuing new Common Stock and increasing the size of the earning assets when opportunities in the mortgage market are likely to allow growth in net income per share of Common Stock, (ii) seeking to improve productivity by increasing the size of the earning assets at a rate faster than operating expenses increase, (iii) changing the mix of Mortgage Asset types among the earning assets in an effort to improve returns, and (iv) increasing the efficiency with which the Company uses its equity capital over time by increasing the Company's use of debt when prudent and by issuing subordinated debt, preferred stock or other forms of debt and equity. There can be no assurance, however, that the Company's efforts will be successful or that the Company will increase or maintain its income level. See "Risk Factors -- Limited Operating History Does Not Predict Future Performance."


  Interest Income and the Earning Asset Yield


     On average, the Company had $196 million in earning assets during the quarter ended June 30, 1997. The Company's sole source of income during fiscal 1997 for both equity-funded lending and spread lending was the interest income earned from these earning assets. As a residential mortgage REIT, the Company expects to continue to rely on interest income as its primary source of income in the future. At June 30, 1997, the weighted average net coupon on the Company's Mortgage Assets was 7.78% per annum based on the amortized cost of the Mortgage Assets.



     The annualized mortgage principal repayment rate for the Company was 29% in the quarter ended June 30, 1997. The Company adjusts its rate of premium amortization monthly based on actual principal repayments received. As a result, premium amortization accelerates as the rate of principal repayment increases. This lowers the earning assets yields and reportable net income. See "Risk Factors -- Increased Levels of Mortgage Loan Prepayments May Adversely Affect Net Interest Income."



     The Company may acquire new Mortgage Assets with coupons that are initially low relative to prevailing short term interest rates. As a result, the overall earning assets yields may be temporarily lower during periods of rapid growth in the Company's Mortgage Assets.

  Borrowings


     To date, the Company's debt has consisted entirely of borrowings collateralized by a pledge of the Company's Mortgage Assets. These borrowings appear on the balance sheet as reverse repurchase agreements. The size of the market for borrowings of this type is generally measured in the industry in the trillions of dollars and institutions with high quality pledgable assets such as banks, savings and loans, brokerage firms, federal agencies and the Federal Reserve Bank are the largest U.S. borrowers in this market. The Company has established uncommitted borrowing facilities with 10 lenders in this market in amounts aggregating at least $500 million. The Company also has in place a line of credit that it may use to fund certain cash flow shortages. The Company intends to expand its uncommitted reverse repurchase agreements following this Offering. There can be no assurance, however, that the Company will be able to obtain debt financing in the future under these facilities or otherwise. Further, the Company's current borrowing facilities may be collateralized only by Mortgage Securities and may not be used to finance acquisitions of Mortgage Loans pursuant to the Direct Purchase Program. See "Risk Factors -- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations" and "Business -- Fundings."



     With the Company's current asset/liability strategy, changes in the Company's cost of funds are expected to be closely correlated with changes in the two-month LIBOR interest rate, although the Company may choose to extend or shorten the maturity of its liabilities at any time.


     The term to maturity of the Company's borrowings has ranged from one day to six months, with a weighted average term to maturity of 62 days at quarter ending June 30, 1997. The weighted average cost of funds for all of the Company's borrowings was 5.69% per annum as of June 30, 1997.

  Net Interest Income from Equity-Funded Lending and Spread Lending

     For the purpose of analyzing net interest income, the Company focuses on the two component activities with respect to its earning assets: equity-funded lending and spread lending. Each of these two components must be considered separately when analyzing changes in interest rates, asset/liability strategy, growth, and other factors.


     When analyzing the profitability of equity-funded lending and spread lending, the Company does not assign specific Mortgage Assets to each type of lending, but rather assumes that one portion of aggregate earning assets is funded with equity and another portion of aggregate earning assets is funded with borrowings.


     Management believes equity-funded lending has a large influence on the Company's profitability relative to financial institutions which have (i) lower equity-to-assets ratios, (ii) intangible capital, or (iii) significant amounts of non-earning assets or net working capital on their books.

  Liquidity of Mortgage Assets

     Liquidity is the Company's ability to convert its Mortgage Assets to cash. The liquidity of the Company's Mortgage Assets enables the Company to borrow funds to purchase additional Mortgage Assets and allows the Company to pledge additional Mortgage Assets to secure existing borrowings should the value of pledged Mortgage Assets decline. The Company will typically pledge its least liquid Mortgage Assets for secured borrowings so that the Company's pool of unpledged Mortgage Assets is made up of its most liquid Mortgage Assets. Unused borrowing capacity will vary over time as the market value of the Company's Mortgage Assets varies and due to other factors.

     The Company's Mortgage Assets generate liquidity on an ongoing basis through mortgage principal repayments and net income held prior to payment as dividends. Should the Company's needs ever exceed these ongoing sources of liquidity, Management believes that the Company's Mortgage Assets and interest rate agreements could be sold in most circumstances to raise cash. There can be no assurance, however, that such Mortgage Assets could be sold on terms favorable to the Company, or at all. See "Risk Factors -- Investments in Mortgage Assets May be Illiquid."

  Asset/Liability Management and Effect of Changes in Interest Rates


     Management continually reviews the Company's asset/liability strategy with respect to interest rate risk, mortgage prepayment risk, credit risk and the related issues of capital adequacy and liquidity. The net effect of changes in interest rates, relative changes in one- and six-month LIBOR rates, changes in short term interest rates relative to long term interest rates, changes in mortgage principal repayment rates, changes in the market value of Mortgage Assets and interest rate agreements and other factors cannot be determined in advance. The Company seeks attractive stockholder returns while seeking to maintain a strong balance sheet and pattern of net income which is stable and growing over time.



  Inflation



     Management believes that interest rates and other factors influence the Company's performance to a greater extent than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. The Company's financial statements are prepared in accordance with GAAP and the Company's dividends are determined by the Company's net income as calculated for tax purposes.


  Seasonality


     The level of prepayments of the Company's Mortgage Assets is subject to the same seasonal influences as the residential real estate industry with prepayments generally being higher in the summer months and lower in the winter months. Likewise, management anticipates that any originations under the Direct Purchase Program would parallel these seasonal trends.


RESULTS OF OPERATIONS

     Total net income for the Company increased by 200% from approximately $146,000 in the period ended March 31, 1997, to approximately $438,000 in the quarter ended June 30, 1997. The growth in net income was directly attributable to an increase in net interest income. Net interest income grew by 264% between the period ended March 31, 1997 and the quarter ended June 30, 1997, from approximately $156,000 to approximately $568,000, respectively. This increase in net interest income was partially offset by an increase in general and administrative expenses. From the period ended March 31, 1997 to the quarter ended June 30, 1997, general and administrative expenses increased from approximately $10,000 to approximately $130,000.

     The growth in net interest income between the period ended March 31, 1997 and the quarter ended June 30, 1997 was due to the increase in the Company's Mortgage Assets. The Company commenced operations on February 11, 1997, but did not complete the initial purchase of Mortgage Assets until March 24, 1997. Therefore, the Company did not earn interest income from Mortgage Assets nor incur premium amortization or reverse repurchase agreement expense until late in the period ended March 31. Similarly, the increase in general and administrative expenses between the period ended March 31, 1997 and the quarter ended June 30, 1997 is the result of the Company not starting operations until the middle of the period ended March 31.


     The Company experienced higher than expected levels of repayments in the quarter ended June 30, 1997. The annualized mortgage principal repayment rate for the Company was 29% in the quarter ending June 30, 1997. Although the Company does not expect repayment rates to continue at such levels, there can be no assurance that the Company will be able to achieve or maintain lower repayment rates. Accordingly, the Company's financial condition and results of operations could be materially adversely affected if prepayments continue at higher than anticipated levels. See "Business -- Risk Management -- Interest Rate Risk Management."


     The Company was in the process of investing the net proceeds of its initial sale of privately placed Common Stock through May 15, 1997. Accordingly, the full impact of the Company's use of proceeds was not realized in operations until the middle of the quarter ended June 30, 1997. See "Risk
Factors -- Limited Operating History Does Not Predict Future Performance."

LIQUIDITY AND CAPITAL RESOURCES


     The Company's principal liquidity needs result from the long term investment in Mortgage Assets. Generally, reverse repurchase agreement borrowings and the issuance of Common Stock provide the Company funding for its investment needs. To a lesser extent, the Company may use funds available under its line of credit. Pursuant to the line of credit, the Company may borrow the lesser of $25 million and the outstanding principal and interest receivable balance with one reverse repurchaser, for a period of up to 36 days, at an interest rate equal to LIBOR plus 0.6%. The line of credit has no set expiration date. See "Business -- Funding."



     During the period from February 11, 1997 (commencement of operations) through June 30, 1997, net cash provided by operating activities was $259,000. Net cash provided by operating activities was negatively impacted by an increase in accrued interest receivable. There were no Mortgage Assets held at February 11, 1997 and, therefore, the total accrued interest receivables at June 30, 1997 negatively affected cash. Net cash for the period was positively affected by an increase in accrued interest payable.


     Net cash used in investing activities for the period from February 11, 1997 through June 30, 1997 was $229.7 million. Net cash used for the period was negatively affected by the purchase of Mortgage Assets and positively affected by principal repayments.

     For the period from February 11, 1997 through June 30, 1997, net cash provided by financing activities was $229.6 million. Net cash provided was primarily affected by borrowing from reverse repurchase agreements and net proceeds received from the issuance of Common Stock in the Company's private placement.

     At June 30, 1997 the Company had uncommitted reverse repurchase facilities to provide over $500 million to finance investments in Mortgage Assets. Management believes that cash flow from operations, the proceeds of this Offering and funds available pursuant to reverse repurchase financing facilities and other credit arrangements will be sufficient to meet the Company's cash requirements for at least one year following the closing of this Offering. Thereafter, if the Company's cash resources are insufficient to satisfy the Company's liquidity requirements, the Company may be required to sell additional equity or debt securities. There is no assurance that such financing will be available to the Company on favorable terms, or at all. See "Risk
Factors -- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations."

RECENT DEVELOPMENTS

     For the quarter ended June 30, 1997, the Company generated net income of approximately $438,000 and net income per share of Common Stock of $0.26. From the commencement of operations on February 11, 1997 through June 30, 1997, the Company generated net income of approximately $584,000 and net income per share of Common Stock of $0.35. At June 30, 1997, the Company held Mortgage Assets that had a carrying value of approximately $229 million. All Mortgage Assets held at June 30, 1997, were Agency Securities backed by adjustable-rate single family residential Mortgage Loans.

                                    BUSINESS

GENERAL


     AMREIT was incorporated in Maryland on February 6, 1997. The Company is a mortgage REIT which currently invests in residential adjustable-rate Mortgage Securities and which intends to invest in Mortgage Loans. The Company finances its acquisitions of Mortgage Assets with equity and secured borrowings. AMREIT expects generally to maintain an equity-to-assets ratio of approximately 8% to 12%, to earn interest on the portion of its Mortgage Asset portfolio financed with equity and to earn a net interest spread on the leveraged portion of its Mortgage Asset portfolio. The Company is structured as a REIT, thereby generally eliminating federal taxes at the corporate level on income it distributes to stockholders.


RESIDENTIAL MORTGAGE INDUSTRY


     The residential mortgage market has experienced considerable growth over the past 15 years with total residential mortgage debt outstanding growing from approximately $965 billion in 1980 to approximately $3.9 trillion in 1996 according to the Mortgage Market Statistical Annual for 1997. In addition, the total residential mortgage debt securitized into Mortgage Securities has grown from approximately $110 billion in 1980 to approximately $1.9 trillion in 1996. Management believes that the current size of the residential mortgage market will provide the Company with opportunities with respect to the purchase of Mortgage Assets.


INVESTMENTS


     AMREIT currently acquires adjustable-rate residential Mortgage Securities in the capital markets. While the Company expects that a majority of its Mortgage Assets will continue to be Mortgage Securities, it anticipates that it will increasingly invest in adjustable-rate Mortgage Loans, including Mortgage Loans acquired directly from originators through the Direct Purchase Program. Under the Direct Purchase Program, the Company believes that its management team can enhance the overall yield of the Mortgage Asset portfolio by acquiring relatively higher yielding Mortgage Loans and avoiding the cost of using intermediaries. The Company has not yet specifically identified any Mortgage Assets in which to invest the proceeds of this Offering. See "Risk
Factors -- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms May Adversely Affect Net Interest Income" and "Use of Proceeds."



     The Company will only acquire those Mortgage Assets which the Company believes it has the expertise to evaluate and manage and which are consistent with the Company's balance sheet guidelines and risk management objectives. The Company also considers (i) the amount and nature of anticipated cash flows from the Mortgage Assets, (ii) the Company's ability to pledge the Mortgage Asset to secure collateralized borrowings, (iii) the increase in the Company's capital requirement resulting from the purchase and financing of the Mortgage Assets, as determined pursuant to the Company's Capital Policy, and (iv) the costs of financing, hedging, managing, servicing, securitizing and reserving for the Mortgage Asset. Prior to the acquisition of Mortgage Assets, potential returns on capital employed are assessed over the life of the Mortgage Assets and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.



     The Company finances acquisitions of Mortgage Assets with short term borrowings which generally mature in six months or less. Upon maturity, the Company refinances the Mortgage Assets with new short term borrowings which then bear interest at the new market rate. Accordingly, the Company's interest expense changes rapidly with changes in the market interest rates. In order to maintain a margin between the Company's interest expense and the interest income generated by Mortgage Assets, the Company generally acquires Mortgage Assets with interest rates that also adjust with changing market interest rates. Accordingly, the Company expects that substantially all of the Mortgage Assets acquired by it will be adjustable-rate rather then fixed-rate Mortgage Assets. The Board of Directors of the Company can revise the Company's investment policies in its sole discretion subject to approval by a majority of the Company's directors which are not employees or officers of the Company. See "Risk Factors -- Policies and Strategies May Be Revised at the Discretion of the Board of Directors."


  Capital Markets Program


     The Company has purchased and will continue to purchase Mortgage Securities in the capital markets. These Mortgage Assets generally have a higher level of liquidity than the Mortgage Loans to be acquired under the Direct Purchase Program and are expected to provide a relatively stable flow of interest income with relatively low levels of credit risk compared to such Mortgage Loans. The Mortgage Securities to be acquired by the Company will be backed by a pool of adjustable-rate Mortgage Loans. These Mortgage Securities entitle the holder to receive a pass-through of principal and interest payments on the underlying pool of Mortgage Loans and will be Agency Securities or Privately Issued Securities.



     From the commencement of operations on February 11, 1997 through June 30, 1997, the Company acquired Mortgage Securities that had a carrying value at June 30, 1997 of approximately $229 million. All Mortgage Securities held by the Company at June 30, 1997 were Agency Securities evidencing an interest in adjustable-rate single family residential Mortgage Loans. See Note 2 of Notes to Financial Statements.


  Direct Purchase Program


     Management intends to leverage its expertise in the residential Mortgage Loan industry to develop a program for the purchase of Mortgage Loans by the Company directly from Correspondents. Under the Direct Purchase Program, the Company will (i) identify segments of the residential Mortgage Loan market that meet its general criteria for potential originations, (ii) develop tailored underwriting guidelines for Mortgage Loans to be generated in each market segment, (iii) acquire Mortgage Loans originated by Correspondents directly from such Correspondents, hence avoiding certain loan broker or other intermediary fees, and (iv) arrange for the servicing of the Mortgage Loans by entities experienced in servicing the particular types of Mortgage Loans involved.



     The Company has not acquired any Mortgage Loans under the Direct Purchase Program, and there can be no assurance that the program will be successfully implemented or that the Mortgage Assets acquired through the program will be higher yielding than Mortgage Securities. See "Risk Factors -- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms May Adversely Affect Net Interest Income."



     Tailored Mortgage Loan Products. Under the Direct Purchase Program, the Manager will identify segments of the residential Mortgage Loan market that it believes have the potential for generating Mortgage Loans with higher yields than other Mortgage Loans with generally comparable risks. These segments generally are present where there is less competition among Mortgage Loan originators and, hence, fewer resources available to borrowers. Management has identified a number of such segments and expects that new opportunities in other market segments will become available as the Mortgage Loan market continues to change. These emerging segments typically will include Mortgage Loans that are not readily available from large, nationally-based loan originators due to factors related to the loan underwriting process itself (such as the need to value a complex, mixed use property) or a limited secondary market for resale of such types of Mortgage Loans.


     Management has identified the following segments of the residential Mortgage Loan market for its initial tailored Mortgage Loan products:

     - Small Multifamily Home Mortgage Loans. A small multifamily home Mortgage Loan will be secured by a first lien on a 5-unit to 20-unit residential property. The Company's underwriting guidelines for small multifamily home Mortgage Loans will place emphasis on the appraised value, the existence and terms of underlying leases, a cash flow analysis, the condition of the mortgaged property and favorable credit reports.

     - Manufactured Housing Mortgage Loans. A manufactured housing Mortgage Loan will be secured by a first lien on an owner occupied manufactured housing unit (excluding mobile homes) permanently affixed to a foundation and the underlying lot. The underwriting of manufactured housing Mortgage Loans will place emphasis on appraised value (relying on comparable sales), condition of the property, the quality of the borrower's income and favorable credit reports.

     - Mixed Use Mortgage Loans. A mixed use Mortgage Loan will be secured by a first lien on a combined commercial and up-to-twelve-unit residential property. The qualifying commercial uses of the properties will be generally limited to retail, professional, light industrial or office use. The underwriting for mixed use Mortgage Loans will place emphasis on appraised value (relying on comparable sales), condition of the property (and environmental compliance), cash flow analysis and credit reports (including credit reports on commercial tenants).


     - Rural Home Mortgage Loans. A rural home Mortgage Loan will be secured by a first lien on a residential property in a rural area where agricultural use is present but limited to noncommercial use. The underwriting of rural home Mortgage Loans will place emphasis on appraised value (relying on comparable sales), condition of the property, quality of the borrower's income and favorable credit reports. Rural home Mortgage Loan amounts will generally be higher with respect to the appraised value of the residence and the first five acres and lower with respect to any additional acreage.


     - Mini-Ranch Home Mortgage Loans. A mini-ranch home Mortgage Loan will be secured by a first lien on a residential ranch property. The underwriting of mini-ranch home Mortgage Loans will place emphasis on appraised value (relying on comparable sales), condition of the property, the quality of the borrower's income (primarily non-ranch income) and favorable credit reports. Mini-ranch home Mortgage Loan amounts will generally be higher with respect to the appraised value of the residence and the first five acres, and lower with respect to any additional acreage.

     - Condominium/Resort Mortgage Loans. A condominium/resort Mortgage Loan will be secured by a first lien on a vacation property, including those located in ski, golf and other recreational resort areas. The underwriting of condominium/resort Mortgage Loans will place emphasis on appraised value (relying on comparable sales with same complex comparables preferred), same complex rental history, the quality of the borrower's income and favorable credit reports.


     The Manager has created tailored underwriting guidelines for Mortgage Loans in the Company's initial target market segments. Such Mortgage Loan underwriting guidelines will set forth the various characteristics (such as combinations of loan-to-value levels and credit ranking of borrowers) for Mortgage Loans that the Company is prepared to purchase from Correspondents. These Mortgage Loans generally will be nonconforming, primarily as a result of the property type, and, to a lesser extent, the borrower's credit characteristics. See "Risk Factors -- Value of Mortgage Loans May be Adversely Affected by Characteristics of Underlying Property and Borrower Credit."



     Management intends to draw upon its experience in the residential mortgage industry to build a network of Correspondents with expertise in market segments targeted by the Company. The Manager will make arrangements for the Company to acquire Mortgage Loans through the Manager's relationships with these Correspondents. Management has already identified and is working with a number of Correspondents to generate Mortgage Loans products for the Direct Purchase Program although it has not yet begun acquiring Mortgage Loans through this program.



     The Company anticipates that in the future a substantial portion of its Mortgage Assets will consist of Mortgage Loans acquired pursuant to the Direct Purchase Program. These Mortgage Loans will have certain distinct risk characteristics and generally lack standardized terms, which may complicate their structure. The underlying properties themselves may be unique and more difficult to value than typical residential real estate properties. Although the Company intends to seek geographic diversification of the properties which are collateral for the Company's Mortgage Loans, it does not intend to set specific diversification requirements (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's Mortgage Assets to the economic and natural hazard risks associated with that area. Further, certain properties securing Mortgage Loans may be contaminated by hazardous substances resulting in reduced property values. If the Company forecloses on a defaulted Mortgage Loan collateralized by such property, the Company may be subject to environmental liabilities regardless of whether the Company was responsible for the contamination. The results of the Direct Loan Program may also be affected by various factors, many of which are beyond the control of the Company, such as (i) local and other economic conditions affecting real estate value, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, (iv) interest rate levels and the availability of credit to refinance such Mortgage Loans at or prior to maturity, and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with regulations.



     Other Products. In addition to the tailored Mortgage Loan products described above, the Company may also acquire conforming Mortgage Loans and nonconforming jumbo Mortgage Loans from Correspondents and purchase Mortgage Loans on a bulk basis. Conforming Mortgage Loans meet underwriting guidelines with respect to principal balance, loan repayment schedule and borrower credit history as defined by certain government-sponsored agencies. These Mortgage Loans will consist of (i) conventional Mortgage Loans that comply with requirements for inclusion in certain programs sponsored by the FHLMC or FNMA,
(ii) Mortgage Loans insured by the Federal Housing Administration ("FHA") and
(iii) Mortgage Loans partially guaranteed by the Department of Veterans Affairs ("VA"), that comply with requirements for inclusion in a pool of Mortgage Loans guaranteed by the GNMA. The nonconforming Mortgage Loans will be conventional Mortgage Loans that vary in one or more respects from the requirements for participation in FHLMC or FNMA programs. The Company expects that substantially all of the nonconforming Mortgage Loans it purchases outside its target market segments will be nonconforming primarily because they have original principal balances which exceed the requirements for FHLMC or FNMA programs and, to a lesser extent, because they vary in certain other respects from the requirements of such programs, including the requirements relating to creditworthiness of the borrowers. The Company may, when opportunities arise, acquire Mortgage Loans on a bulk basis.



     The Company does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income. See "Federal Income Tax Consequences -- Taxation of Stockholders."



     Pricing. For Mortgage Loans to be acquired from Correspondents on a "flow" basis (i.e., on a periodic basis shortly after the Mortgage Loans are funded), the Company expects to review the prices at which it is purchasing such Mortgage Loans daily and to adjust the prices frequently. Mortgage Loans acquired on a bulk basis will typically be priced on a negotiated basis with Correspondents or pursuant to a bidding process. In each case, different prices will be established for the various types of Mortgage Loans to be acquired based on current market conditions, with price adjustments for any "buy-ups" and "buy-downs" (i.e., where the gross margin is higher or lower than the standard margin set forth in the Company's pricing specifications).



     Underwriting. In developing the tailored underwriting guidelines for Mortgage Loans to be acquired under the Direct Purchase Program, the Company will create a matrix of specific underwriting standards based on various combinations of the underwriting characteristics described below. Each Correspondent will generally be required to represent and warrant that all Mortgage Loans originated by it and sold to the Company have been underwritten in accordance with the Company's specific underwriting standards as well as standards consistent with those used by mortgage lenders generally.


     Underwriting standards are applied by or on behalf of a lender to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the related mortgaged property as collateral. In general, a prospective borrower applying for a Mortgage Loan is required to fill out a detailed application designed to provide to the underwriting officer pertinent credit information. As part of the description of the borrower's financial condition, the borrower generally is required to provide a current list of assets and liabilities and a statement of income and expenses, as well as an authorization to apply for a credit report which summarizes the borrower's credit history with local merchants and lenders and any record of bankruptcy. In most cases, an employment verification is obtained from an independent source (typically the borrower's employer) which verification reports, among other things, the length of employment with that organization, the current salary, and whether it is expected that the borrower will continue such employment in the future. If a prospective borrower is self-employed, the borrower may be required to submit copies of signed tax returns. The borrower may also be required to authorize verification of deposits at financial institutions where the borrower has demand or savings accounts.


     The Company may elect to have the borrower's credit report reviewed, and a credit score produced, by an independent credit-scoring firm, such as Fair, Issac and Company ("FICO"). The Company has not engaged FICO or discussed any such engagement with FICO. Credit scores estimate, on a relative basis, which borrowers are most likely to default on Mortgage Loans. Lower scores imply higher default risks relative to higher scores. FICO scores are empirically derived from historical credit bureau data and represent a numerical weighing of a borrower's credit characteristics over a two year period. A FICO score is generated through the statistical analysis of a number of credit-related characteristics or variables. Common characteristics include the following: the number of credit lines (trade lines), payment history, past delinquencies, severity of delinquencies, current levels of indebtedness, types of credit and length of credit history. Attributes are the specific values of each characteristic. A scorecard (the model) is created with weights or points assigned to each attribute. An individual loan applicant's credit score is derived by summing together the attribute weights for that applicant.


     In determining the adequacy of the mortgaged property as collateral, an appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the market value of comparable homes, the estimated rental income (if considered applicable by the appraiser) and the cost of replacing the home. The value of the property being financed, as indicated by the appraisal, must be such that it currently supports, and is anticipated to support in the future, the outstanding Mortgage Loan balance.

     Once all applicable employment, credit and property information is received, a determination generally is made as to whether the prospective borrower has sufficient monthly income available to meet (i) the borrower's monthly obligations on the proposed Mortgage Loan (determined on the basis of the monthly payments due in the year of origination) and other expenses related to the mortgaged property (such as property taxes and hazard insurance), and
(ii) monthly housing expenses and other financial obligations and monthly living expenses. The underwriting standards applied by the Correspondent may be permitted to vary in appropriate cases where factors such as low loan-to-value ratios or other favorable credit issues exist.

     Because certain types of Mortgage Loans which will be acquired by the Company under the Direct Purchase Program will be recently developed, they may involve additional uncertainties not present in traditional types of Mortgage Loans. The Company expects that these types of Mortgage Loans may be underwritten primarily upon the basis of loan-to-value ratios or favorable credit factors rather than on the borrower's credit standing or income ratios. See "Risk Factors -- Value of Mortgage Loans May Be Adversely Affected by Characteristics of Underlying Property and Borrower Credit."

     Quality Control. The Company has developed a quality control program to monitor the quality of Mortgage Loan underwriting at the time of acquisition and on an ongoing basis. All Mortgage Loans purchased by the Company will be subject to this quality control program. A legal document review of each Mortgage Loan acquired will be conducted to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. A sample of Mortgage Loans originated under the Direct Purchase Program will normally be submitted to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. For purposes of this compliance check, Mortgage Loans will be selected by focusing on Mortgage Loans with higher risk characteristics. In addition, Management expects to conduct post-acquisition audits to monitor ongoing documentation and servicing compliance.

     Servicing. Management expects to acquire certain of its Mortgage Loans on a "servicing released" basis (i.e., the Company will acquire both the Mortgage Loans and the rights to service them) and to act as the servicer of such Mortgage Loans while they are in the Company's Mortgage Asset portfolio. Management believes this strategy will have the effect of increasing the yield to the Company from the Mortgage Loans above what it would otherwise be. The Company will contract with a subservicer for a fixed dollar fee per Mortgage Loan per year or a percentage of the outstanding mortgage balance and the right to hold escrow account balances and retain certain ancillary charges. Management expects to arrange for servicing of the

Mortgage Loans originated through the Direct Purchase Program with servicing entities that have particular expertise and experience in the types of Mortgage Loans being acquired. Management does not expect to acquire mortgage servicing rights with respect to Mortgage Loans beneficially owned by others.

FUNDING

     The Company employs a debt financing strategy to increase its investment in Mortgage Assets. By using the Company's Mortgage Assets as collateral to borrow funds, the Company is able to purchase Mortgage Assets with significantly greater value than its equity. The Company has a targeted ratio of equity-to-assets of between 8% and 12%, which is generally greater than the levels of many other companies that invest in Mortgage Assets, including many commercial banks, savings and loans, FNMA and FHLMC. The Company has borrowing arrangements with ten financial institutions consisting primarily of large investment banking firms. At June 30, 1997, the Company had borrowed funds under reverse repurchase agreements with five of these firms. The Company intends to expand its uncommitted reverse repurchase agreements following this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's financing strategy is designed to maintain a cushion of equity sufficient to provide required liquidity to respond to the effects under its borrowing arrangements of interest rate movements and changes in market value of its Mortgage Assets. However, a major disruption of the reverse repurchase or other markets relied on by the Company for short term borrowings would have a material adverse effect on the Company unless the Company was able to arrange alternative sources of financing on comparable terms. The Company intends to finance its acquisition of Mortgage Assets primarily through reverse repurchase agreements and, to a lesser extent, through lines of credit, securitizations and other financings.

     At June 30, 1997, total borrowings outstanding were $209.5 million, with Mortgage Assets valued at $221.0 million pledged to secure such borrowings. These borrowings are carried on the balance sheet at historical cost, which approximates market value. All of the borrowings were pursuant to reverse repurchase agreements. At June 30, 1997, the weighted average term to maturity was 62 days and the weighted average borrowing rate was 5.69% per annum. Under the reverse repurchase agreements outstanding at June 30, 1997, the original aggregate "haircut," or the percentage by which the market value of the pledged collateral must exceed the borrowing amount, was 4.4%. The Company anticipates that, upon repayment of each borrowing, the collateral will immediately be used for borrowing pursuant to a new agreement. However, there can be no assurance that the Company would be able to borrow additional funds. See "Risk
Factors -- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations."

     The Company expects that all of its borrowing agreements will require the Company to pledge cash or additional Mortgage Assets in the event the market value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, the Company may be required to sell Mortgage Assets to reduce the borrowings. The Company's current borrowing facilities may be collateralized only by Mortgage Securities and may not be used to finance acquisitions of Mortgage Loans pursuant to the Direct Purchase Program. See "Risk Factors -- Failure to Implement Company's Leverage Strategy May Affect Results of Operations."

  Reverse Repurchase Agreements

     The Company finances its portfolio of Mortgage Assets primarily through a form of borrowing known as reverse repurchase agreements. In a reverse repurchase agreement transaction, the Company agrees to sell a Mortgage Asset and simultaneously agrees to repurchase the same Mortgage Asset one to six months later at a higher price with the price differential representing the interest expense. These transactions constitute collateralized borrowings for the Company, based on the market value of the Company's Mortgage Assets. The Company generally will retain beneficial ownership of the Mortgage Security, including the right to distributions on the collateral and the right to vote. Upon a payment default under such agreements, the lending party may liquidate the collateral.

     The Company intends to enter into reverse repurchase agreements primarily with national broker/dealers, commercial banks and other lenders which typically offer such financing. The Company does not intend at the present time to enter into commitment agreements under which the lender would be required to enter into new reverse repurchase agreements during a specified period of time. The Manager and the Company will monitor the need for such commitment agreements and may enter into such commitment agreements in the future if deemed favorable to the Company. At June 30, 1997 the Company had uncommitted reverse repurchase facilities to provide over $500 million to finance investments in Mortgage Assets. See "Risk Factors -- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations."


     In the event of the insolvency or bankruptcy of the Company, the creditor under reverse repurchase agreements may be allowed to avoid the automatic stay provisions of the Bankruptcy Code and to foreclose on the collateral agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repurchase agreement, the lender may be permitted to repudiate the contract, and the Company's claim against the lender for damages therefrom may be treated simply as one of the unsecured creditors. Should this occur, the Company's claims would be subject to significant delay and, if received, may be substantially less than the damages actually suffered by the Company.



     To reduce its exposure to the credit risk of reverse repurchase agreement lenders, the Company intends to enter into such agreements with several different parties and to follow credit exposure policies approved by the Board of Directors, which include (i) conducting a financial review of each potential lender, (ii) imposing minimum equity and credit rating (if rated) requirements on such lenders, and (iii) limiting the percentage of Mortgage Assets that are the subject of reverse repurchase agreements with a single lender to 45% of the Company's total Mortgage Assets. Any exceptions to these policies must be approved by both the Chief Executive Officer and the Chief Operating Officer. The Company will monitor the financial condition of its reverse repurchase agreement lenders on a regular basis. Notwithstanding these measures, no assurance can be given that the Company will be able to avoid such third party risks.


  Lines of Credit


     The Company has in place a line of credit facility that it may use to fund portions of cash flow shortages which may result from prepayments on Mortgage Loans underlying its Mortgage Securities. Generally, the Company's reverse repurchase agreements, which are collateralized by the Company's Mortgage Securities, demand immediate receipt of additional collateral to the extent that the value of the Mortgage Securities is reduced as a result of prepayments. However, the federal government agencies that issue the Mortgage Securities do not deliver the proceeds from such prepayments for periods ranging from 15 to 36 days following the announcement of such prepayments. Accordingly, the Company may be required to draw on its line of credit for the period between the date the prepayments are announced and the Company is required to surrender additional collateral and the date it receives the proceeds from the prepayments. The line of credit is secured by the proceeds of such prepayments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


  Securitizations

     The Company intends to securitize from time to time Mortgage Loans acquired through the Direct Purchase Program as part of its overall financing strategy. Securitization is the process of pooling Mortgage Loans and issuing equity securities, such as mortgage pass-through, or debt securities, such as Collateralized Mortgage Obligations ("CMOs"). The Company intends to securitize its Mortgage Loans primarily by issuing structured debt. Under this approach, for accounting purposes the Mortgage Loans so securitized remain on the balance sheet as assets and the debt obligations (i.e., the CMOs) appear as liabilities. A structured debt securitization is generally expected to result in substituting one type of debt financing for another, as proceeds from the structured debt issuance are applied against preexisting borrowings (i.e., advances under the warehouse line of credit or borrowings under repurchase agreements). The structured debt securities issued will constitute non-recourse, long term financing, the payments on which correspond to the payments on the Mortgage Loans serving as collateral for the debt. Such financings are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying Mortgage Loans and, hence, reduce the liquidity risk to the Company for the Mortgage Loans so financed.

     In addition to securitizing its Mortgage Loans, the Company also plans from time to time to "re-securitize" portions of its Mortgage Securities portfolio. In a re-securitization transaction, Mortgage Securities rather than Mortgage Loans are used as collateral to create new Mortgage Securities. Only those Mortgage Securities originally issued with (or subsequently downgraded to) a rating below the two highest rating categories would benefit from resecuritization. While the Company's investment strategy does not contemplate purchasing such lower rated Mortgage Securities, the Company anticipates that it may acquire such types of Mortgage Securities from time to time in connection with securitizing its own Mortgage Loans as described above. A re-securitization would typically be carried out when the Mortgage Loans underlying the Company's Mortgage Securities improve in credit quality through seasoning, as values rise on the underlying properties, or when the credit quality of a junior class of Mortgage Security improves due to prepayment of more senior classes. Such transactions can result in improved credit ratings, higher market values and lowered borrowing costs. The Company has not engaged in any securitization or resecuritization transactions to date and there can be no assurances that the Company will be able to securitize or otherwise finance its Mortgage Loans acquired pursuant to the Direct Purchase Program.

CAPITAL GUIDELINES


     The Company's capital management goal is to strike a balance between the under-utilization of leverage, which could reduce potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during periods of adverse market conditions. For this purpose, the Company has established a "Capital Policy" which limits Management's ability to acquire additional Mortgage Assets during times when the actual capital base of the Company is less than a required amount defined in the Capital Policy. In this way, Management believes the use of balance sheet leverage can be better controlled. For purposes of the Capital Policy, the actual capital base, is equal to the market value of total Mortgage Assets less the book value of total collateralized borrowings. In addition, when the actual capital base falls below the Capital Policy requirement, management is required to submit to the Board of Directors a plan for bringing the actual capital base into compliance with the Capital Policy. It is anticipated that in most circumstances this goal will be achieved over time without specific Management action through the natural process of mortgage principal repayments and increases in the market values of Mortgage Assets as their coupon rates adjust upwards to market levels. Management anticipates that the actual capital base is likely to exceed the Capital Policy requirement during periods following new equity offerings and during periods of falling interest rates and that the actual capital base is likely to fall below the Capital Policy requirement during periods of rising interest rates. The Board of Directors has the discretion to modify or waive the Company's policies and restrictions without stockholder consent. See "Risk Factors -- Policies and Strategies May Be Revised at the Discretion of the Board of Directors."


     The Company assigns to each Mortgage Asset a specified amount of capital to be maintained against it by aggregating three component requirements of the Capital Policy. The first component of the Company's Capital Policy is the current aggregate over-collateralization amount or "haircut" the lenders require the Company to hold as capital. The Company is required to pledge as collateral Mortgage Assets with a market value that exceeds the amount it borrows. The haircut for each Mortgage Asset is determined by the lender based on the risk characteristics and liquidity of that Mortgage Asset. For example, haircut levels on individual borrowings could range from 3% for Agency Securities to 20% for certain Mortgage Loans acquired through the Direct Purchase Program.


     The second component of the Company's Capital Policy is the "liquidity capital cushion." The Company expects that substantially all of its borrowing agreements will require the Company to deposit additional collateral in the event the market value of existing collateral declines. The liquidity capital cushion is an additional amount of capital in excess of the haircut maintained by the Company designed to assist the Company meet the demands of the lenders for additional collateral should the market value of the Company's Mortgage Assets decline. Alternatively, the Company might sell Mortgage Assets to reduce the borrowings. See "Risk Factors -- Investments in Mortgage Assets May Be Illiquid."

     The third component of the Company's capital requirement is the "capital cushion" assigned to each Mortgage Asset based on Management's assessment of the Mortgage Asset's credit risk. This represents an assessment of the risk of delinquency, default or loss on individual Mortgage Assets.


     Finally, the Board of Directors establishes, subject to revision from time to time, a minimum equity to total assets ratio for the Company pursuant to its Capital Policy. The Board of Directors reviews on a periodic basis various analyses prepared by Management of the risks inherent in the Company's balance sheet, including an analysis of the effects of various scenarios on the Company's net cash flow, net income, dividends, liquidity and net market value. Should the Board of Directors determine, in its discretion, that the minimum required capital base is either too low or too high, the Board of Directors will raise or lower the capital requirement accordingly.



     The Company expects that its aggregate minimum equity capital required under the Capital Policy will range between 8% to 12% of the total market value of the Company's Mortgage Assets. This percentage will fluctuate over time, and may fluctuate out of the expected range, as the composition of the balance sheet changes, haircut levels required by lenders change, the market value of the Mortgage Assets change and as the capital cushion percentages set by the Board of Directors are adjusted over time. The Company will actively monitor and adjust, if necessary, its Capital Policy, both on an aggregate portfolio level as well as on an individual pool or Mortgage Loan basis. In monitoring its Capital Policy, the Company expects to take into consideration current market rate conditions and a variety of interest rate scenarios, performance of hedges, performance of Mortgage Assets, credit risk, prepayments and Mortgage Asset restructuring of Mortgage Assets, general economic conditions, potential issuance of additional equity, pending acquisitions or sales of Mortgage Assets, Mortgage Loan securitizations and general availability of financing. There can be no assurance that the Company's capital will be sufficient to protect the Company against adverse effects from interest rate adjustments or the obligation to sell Mortgage Assets on unfavorable terms or at a loss. See "Risk
Factors -- Interest Rate Fluctuations May Adversely Affect Net Interest Income."


RISK MANAGEMENT


     Prior to acquiring Mortgage Assets, Management gives consideration to balance sheet management and risk diversification issues. A specific Mortgage Asset which is being evaluated for potential acquisition is deemed more or less valuable to the Company to the extent it serves to increase or decrease certain interest rate or prepayment risks which may exist in the balance sheet, to diversify or concentrate credit risk, and to meet the cash flow and liquidity objectives Management may establish for the balance sheet from time to time. Accordingly, an important part of the Mortgage Asset evaluation process is a simulation, using the Company's risk management model, of the addition of proposed Mortgage Assets and its associated borrowings and hedgings to the balance sheet and an assessment of the impact of this proposed acquisition of Mortgage Assets would have on the risks in, and returns generated by, the Company's balance sheet as a whole over a variety of scenarios.


  Interest Rate Risk Management

     To the extent consistent with its election to qualify as a REIT, the Company will implement certain processes and will follow a hedging program intended to protect the Company against significant unexpected changes in prepayment rates and interest rates.


     Prepayment Risk Management Process. The Company will seek to minimize the effects on earnings caused by faster than anticipated prepayment rates by purchasing Mortgage Assets with prepayment penalties or which are fully-indexed and have previously experienced periods of rising or falling interest rates. In particular, the Company intends to include prepayment penalties in the underwriting guidelines for the tailored Mortgage Loan products in the Direct Purchase Program. See "Risk Factors -- Increased Levels of Mortgage Loan Prepayments May Adversely Affect Net Interest Income."


     During the quarter ended June 30, 1997, the Company received $10.4 million in principal payments on its Mortgage Assets. The annualized rate of principal repayment the Company experienced was 29%. The amortized cost of the Company's Mortgage Assets at June 30, 1997 was equal to 103.8% of the face value of the Mortgage Assets. The smaller the level of net premium, the less risk there is that fluctuations in prepayment rates will affect earnings in the long run. See "Risk Factors -- Increased Levels of Mortgage Loan Prepayments May Adversely Affect Net Interest Income" and "Management Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Other Processes. The Company manages its Mortgage Asset portfolio to offset the potential adverse effects from (i) lifetime and periodic rate adjustment caps on its Mortgage Assets, (ii) the differences between interest rate adjustment indices of its Mortgage Assets and related borrowings, and (iii) the differences between interest rate adjustment periods of its Mortgage Assets and related borrowings. The Company generally purchases Mortgage Assets which are fully indexed and have previously experienced periods of rising and falling interest rates. The Company also attempts to structure its acquisitions so that the Mortgage Assets purchased by the Company have interest rate adjustment indices and adjustment periods that, on an aggregate basis, correspond closely to the interest rate adjustment indices and adjustment periods of its anticipated borrowings. In addition, the Company structures its short term borrowing agreements to have a range of different maturities (although the majority will be six months or less). As a result, the Company expects to be able to adjust the average maturity of its borrowings on an ongoing basis by changing the mix of maturities as borrowings come due and are renewed. In this way, the Company intends to reduce the differences between adjustment periods of Mortgage Assets and related borrowings.


     At June 30, 1997, the Company's weighted average Mortgage Assets and liabilities were matched within a two-month period in terms of adjustment frequency and speed of adjustment to market conditions. All of the Company's Mortgage Assets at June 30, 1997, had coupon rates that adjust to market levels at least annually, with a weighted average term to reset of approximately four months. All of the Company's borrowings at June 30, 1997, will either mature or adjust to a market interest rate level within four months of such date. The borrowings had a weighted average term to expiration of 62 days at June 30, 1997. Changes in coupon rates earned on Mortgage Assets highly correlated with changes in LIBOR rates and CMT rates. The rates paid on borrowing generally correlate with the changes in either LIBOR or FED fund rates (subject to the effects of periodic and lifetime caps). There can be no assurance that the Company's processes will protect the Company against interest rate fluctuations which may adversely affect the Company's net interest income and results of operations. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Net Interest Income."



     Hedging. The Company recognizes the need to hedge specific interest rate risks associated with its Mortgage Asset portfolio and will seek the hedging instrument most appropriate for the specific risk. Currently, all of the Company's Mortgage Assets are subject to both lifetime interest rate caps and periodic interest rate caps. The Company actively hedges the lifetime cap risks associated with its Mortgage Assets. The Company has entered into hedging transactions with respect to lifetime interest rate caps in order to reduce the negative impact to the Company's earnings which might otherwise result from a significant rise in interest rates. The Company may enter into additional types of hedging transactions in the future if Management believes there exists a significant risk to earnings. These types of hedging transactions may include hedging against risks associated with (i) periodic interest rate adjustment caps, and (ii) Mortgage Assets denominated in different interest rate indices, such as U.S. Treasury bills and Eurodollars. Management intends to monitor and evaluate the results of its hedging strategy and to adjust its hedging strategy as it deems is in the best interest of the Company.


     The cost of the interest rate cap agreements at June 30, 1997 was approximately $502,000. Cap premiums are amortized from the purchase date through the effective date of the cap on a straight-line basis. During the quarter ended June 30, 1997, the cap amortization expense was approximately $40,000. There was no income from the caps during this period and there were no sales or termination of caps. During the quarter ended June 30, 1997, net cap expense equaled approximately 0.02% of the average balance of the Company's Mortgage Assets and 0.02% of the average balance of the Company's interest bearing liabilities. For such periods, the net cap expense was approximately 7% of net interest income. At June 30, 1997, the range of strike rates was 7.52% to 9.95% and the weighted average strike rate was 8.11%. Some of the Company's interest rate cap agreements have strike rates and/or notional face amounts which vary over time. The cap agreements do not become effective until the first half of 1998. All of the interest rate caps reference the one month LIBOR.


     Mortgage derivative securities can also be effective hedging instruments in certain situations as the value and yields of some of these investments tend to increase as interest rates rise and tend to decrease in value and yields as interest rates decline, while the experience for others is the converse. As part of its hedging program the Company will monitor on an ongoing basis the prepayment risks which arise in fluctuating interest rate environments and consider alternative methods and costs of hedging such risks, which may include the use of mortgage derivative securities. The Company intends to limit its purchases of mortgage derivative securities to investments that qualify as Qualified REIT Assets so that income from such investments will constitute qualifying income for purposes of the 95% and 75% Gross Income Tests. The Company does not currently intend to but may in the future also enter into interest rate swap agreements, buy and sell financial futures contracts and options on financial futures contracts and trade forward contracts as a hedge against future interest rate changes; however, the Company will not invest in these instruments unless the Company and the Manager are exempt from the registration requirements of the Commodities Exchange Act or otherwise comply with the provisions of that act. The REIT Provisions of the Code may restrict the Company's ability to purchase hedges and may severely restrict the Company's ability to employ other strategies. In all its hedging transactions, the Company will contract only with counterparties that the Company believes are sound credit risks. See "Federal Income Tax Consequences -- Requirements for Qualification as a REIT -- Gross Income Tests."



     Hedging involves transaction and other costs, and such costs increase as the period covered by the hedging protection increases and also increase in periods of rising and fluctuating interest rates. For example, in a typical interest rate cap agreement, the cap purchaser makes an initial lump sum cash payment to the cap seller in exchange for the seller's promise to make cash payments to the purchaser on fixed dates during the contract term if prevailing interest rates exceed the rate specified in the contract. Because of the cost involved, the Company may be prevented from effectively hedging its interest rate risks, without significantly reducing the Company's return on equity.



     Certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate and prepayment risks. The Company monitors carefully, and may have to limit, its asset/liability management program to assure that it does not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets, which would result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. In addition, asset/liability management involves transaction costs which increase dramatically as the period covered by the hedging protection increases. Therefore, the Company may be prevented from effectively hedging its interest rate and prepayment risks. See "Federal Income Tax Consequences -- Requirements for Qualification as a REIT."



     In particular, income from hedging the Company's variable rate borrowings (other than with hedging instruments that are Qualified REIT Assets) qualifies for the 95 percent of income test, but not for the 75 percent of income test, for REIT qualification. The Company must limit its income from such hedging or the sale of hedging contracts, along with other types of income that qualifies for the 95 percent of income test, but not for the 75 percent of income test, to less than 25 percent of the Company's gross revenues. In addition, hedging instruments, such as swaps, caps, floors, collars, and financial futures contracts, are securities for purposes of the quarterly asset tests for REIT qualification. The Company must ascertain that securities, including the hedging instruments (other than hedging instruments that are Qualified REIT Assets), issued by a single issuer do not account for 5 percent or more of the value of the Company's assets as of the last day of each calendar quarter. The Company does not expect to encounter material problems complying with these tests.


     Although Management believes it has developed a cost-effective interest rate risk management program to provide a level of protection against interest rate risks, developing an effective program is complex and no program can completely insulate the Company from the effects of interest rate changes. Further, the cost of hedging transactions and the federal tax laws applicable to REITs may limit the Company's ability to fully hedge its interest rate risks. See "Risk
Factors -- Failure to Successfully Manage Interest Rate Risks May Adversely Affect Results of Operations" and "Federal Income Tax
Consequences -- Requirements for Qualification as a REIT."



     Interest Rate Sensitivity Gap. The interest rate sensitivity gap is a tool used by financial institutions such as banks and savings and loans to analyze the possible effects of interest rate changes on net income over time. Time gap analysis ignores many important factors, however, in the Company's case, it ignores, among other things, the effect of the Company's hedging activities, the effect of the periodic and lifetime caps on the Company's Mortgage Assets, and the effect of changes in mortgage principal repayment rates. Nevertheless, the gap analysis can provide some useful information on the interest rate risk profile of a financial institution.


     A negative cumulative gap over a particular period means that the amount of liabilities that will have an expense rate adjusting to prevailing market conditions during that period will be greater than the amount of Mortgage Assets that will have an earning rate adjustment. Thus a negative gap implies that increasing interest rates would result in a falling level of net interest income during the time period in question, as the cost of funds on the liabilities would adjust more quickly to the interest rate increase than would the interest income from the Mortgage Assets. A negative gap also implies that falling interest rates would result in an increasing level of net interest during the period in question.

  Credit Risk Management


     The Company will review credit risks and other risks of loss associated with each investment and determine the appropriate allocation of capital to apply to such investment under its Capital Policy. In addition, the Company will attempt to diversify its Mortgage Asset portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. The Company will attempt to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and increase the allowance for loan losses when it believes appropriate.



     The risks presented by each Mortgage Loan acquired under the Direct Purchase Program will be unique and must be analyzed separately. In order to reduce the credit risks associated with acquisitions of these Mortgage Loans, the Company will (i) employ a quality control program, (ii) acquire Mortgage Loans that represent a broad range of moderate risks as opposed to a concentrated risk, (iii) monitor the credit quality of newly acquired and existing Mortgage Assets, and (iv) periodically adjust the Mortgage Loan loss allowances. The Company also expects to arrange for servicing of Mortgage Loans acquired pursuant to the Direct Purchase Program with servicing entities that have particular expertise and experience in the types of Mortgage Loans being acquired. See "Risk Factors -- Value of Mortgage Loans May be Adversely Affected by Characteristics of Underlying Property and Borrower Credit."


     With respect to its Mortgage Securities, the Company will be exposed to levels of credit and special hazard risk, depending on the nature of the underlying Mortgage Loans and the nature and level of credit enhancements supporting such Mortgage Securities. Most of the Mortgage Securities acquired by the Company will have protection from normal credit losses. At June 30, 1997, 100% of the Company's Mortgage Assets were Agency Securities.


     Management may decide to sell Mortgage Assets from time to time for a number of reasons including, without limitation, to dispose of Mortgage Assets as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to re-structure the balance sheet when Management deems such action advisable. The REIT Provisions of the Code limit in certain respects the ability of the Company to sell Mortgage Assets. See "Federal Income Tax Consequences -- Requirements of Qualifications as a REIT -- Gross Income Tests" and "Federal Income Tax Consequences -- Taxation of the Company."

CERTAIN ACCOUNTING POLICIES AND PROCEDURES

  Mortgage Security Accounting Treatment


     Because the Company's Mortgage Securities are classified for accounting purposes as "available for sale" accounting treatment, unrealized fluctuations in market values of the Mortgage Securities do not impact GAAP or taxable income but rather are reflected on the balance sheet by changing the carrying value of the Mortgage Assets and reflecting the change in stockholders' equity under "Net Unrealized Losses on Assets Available for Sale." As a result of this mark-to-market accounting treatment, the book value and book value per share of the Company are likely to fluctuate far more than if the Company used historical amortized cost accounting. As a result, comparisons with companies that use historical cost accounting for some or all of their balance sheet may be misleading.


     Unrealized changes in the estimated net market value of Mortgage Assets have one direct effect on the Company's potential net income and dividends: positive mark-to-market changes will increase the Company's equity base and allow the Company to increase its spread lending activities while negative changes will tend to limit spread lending growth under the Company's Capital Policy. A very large negative change in the net market value of Mortgage Assets and interest rate agreements might impair the Company's liquidity position, requiring the Company to sell Mortgage Assets with the likely result of realized losses upon sale. See "Risk Factors -- Failure to Implement Company's Leverage Strategy May Adversely Affect Results of Operations."

  Taxable Income and GAAP Income


     Income as calculated for tax purposes ("taxable income") differs from income as calculated according to generally accepted accounting principles ("GAAP income") for various reasons. Interest income differs due to different methods of calculating the rate of amortization of the premium or discount when Mortgage Assets are acquired at a price above or below the stated principal amount of the Mortgages Loans. Credit losses differ between tax and GAAP methods of accounting because the Company takes credit provisions in order to build a credit allowance for GAAP whereas only actual credit losses are deducted in calculating taxable income. General and administrative expenses differ due to differing treatment of leasehold amortization and other items. The Company's largest expense is the cost of borrowed funds. Interest expense is calculated in the same manner for GAAP and tax purposes.



     These distinctions are important to the Company's stockholders as dividends are based on taxable income. The Company generally will not pay federal taxes so long as it meets the REIT Provisions of the Code and distributes dividends to stockholders in an amount equal to its taxable income. See "Federal Income Tax Consequences -- Requirements of Qualifications as a REIT."


  Taxable Income and Dividends


     The Company intends to declare and pay dividends equal to its taxable income over time. The Company's current practice is to declare quarterly dividends per share immediately following the regular March, June, September, and December meetings of the Board of Directors. In general, the Company has endeavored to declare a quarterly dividend per share of Common Stock which would result in the distribution of most or all of the taxable income earned in that quarter. See "Risk Factors -- Limited Operating History Does Not Predict Future Performance" and "Dividend Policy and Distributions."


COMPETITION


     The Company's net interest income will depend, in large part, on the Company's ability to acquire Mortgage Assets on acceptable terms and at favorable spreads over the Company's borrowing costs. As a result of this Offering, the Company will seek to acquire approximately $600 million or more of additional Mortgage Assets. There can be no assurance that the Company will be able to acquire sufficient Mortgage Assets at spreads above the Company's cost of funds. In acquiring Mortgage Assets, the Company will compete with investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing Mortgage

Assets, many of which have greater financial resources than the Company. In addition, there are several REITs similar to the Company, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company. As it relates to the Direct Purchase Program, the Company competes on the basis of product type. The Company will face competition from leaders already established in these markets. There can be no assurance that the Company will be able to successfully compete with these leaders.



     The availability of Mortgage Loans meeting the Company's criteria is dependent upon, among other things, the size of and level of activity in the residential real estate lending market. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values. To the extent the Company is unable to acquire sufficient number of Mortgage Loans meeting its criteria, the Company's results of operations will be adversely affected. See "Risk Factors
 -- Inability to Acquire Mortgage Assets with Favorable Interest Rates and Terms May Adversely Affect Net Interest Income."


EMPLOYEES


     Currently, the Manager employs the four executive officers of the Company and three additional employees. Each of the executive officers has between 10 and 24 years and they have an average of 19 years of experience in the residential mortgage industry and worked together previously as a management team. The Manager is currently in the process of recruiting employees to support the Direct Purchase Program. At the closing of this Offering, each employee of the Manager will also become an employee of the Company. The Company anticipates that at least through the end of 1997 employees hired by the Manager will also be employees of the Company.


FACILITIES


     The Company's and the Manager's executive offices are located at 445 Marine View Avenue, Suite 230, Del Mar, California. The Company and the Manager currently occupy approximately 4,000 square feet of space and the Manager has a right of first refusal on an additional 2,000 square feet at its current location beginning March 1998. The Manager leases facilities pursuant to a lease expiring in March 2000. Management believes that these facilities are adequate for the Company's and the Manager's foreseeable needs.


LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any property of the Company is subject.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The Company was incorporated on February 6, 1997. The following table presents certain information concerning the directors and executive officers of the Company:



                       NAME                AGE                POSITION(1)
        ---------------------------------- ---     ----------------------------------
        John M. Robbins(2)................ 50      Chairman of the Board, Chief
                                                   Executive Officer and Director
        Jay M. Fuller(2).................. 47      President, Chief Operating Officer
                                                   and Director
        Mark A. Conger.................... 38      Senior Vice President and Chief
                                                   Financial Officer
        Rollie O. Lynn.................... 43      Senior Vice President, Capital
                                                   Markets
        David E. De Leeuw(2)(3)(4)(6)..... 53      Director
        George E. McCown(2)(5)............ 62      Director


     In addition, the following individuals have been elected directors of the Company effective immediately following the closing of this Offering:


                       NAME                AGE                  POSITION
        ---------------------------------- ---     ----------------------------------
        H. James Brown, Ph.D.(3)(6)....... 56      Director
        Ray McKewon(4)(6)................. 49      Director
        Richard T. Pratt, Ph.D.(3)(6)..... 60      Director
        Mark J. Riedy, Ph.D.(4)(6)........ 55      Director


---------------

(1) Each executive officer and director holds the same position with the Manager. See "The Manager."


(2) Each of Mr. Robbins, Mr. Fuller, Mr. De Leeuw and Mr. McCown and the private equity firm of McCown De Leeuw & Co., of which Messrs. McCown and De Leeuw are principles, was a founder of the Company.



(3) Member of the Audit Committee. See "Board Committees."



(4) Member of the Compensation Committee. See "Board Committees."



(5) Mr. McCown will resign as a director of the Company upon the closing of this Offering.



(6) The directors who will be in office after the closing of this Offering and who are not officers or employees of either the Company or the Manager are deemed Independent Directors of the Company. See "-- Action by Independent Directors."



     JOHN M. ROBBINS has served as Chairman of the Board of Directors and Chief Executive Officer and Director of the Company since its formation in February 1997. Prior to joining the Company Mr. Robbins was Chairman of the Board of AMRES Mortgage from 1990 until 1994 and President of AMRES Mortgage from the time he co-founded it in 1983 until 1994. He also served as Executive Vice President of Imperial Savings Association from 1983 to 1987. Mr. Robbins has worked in the mortgage banking industry since 1973. Mr. Robbins has served two terms on the Board of Governors and the Executive Committee of the Mortgage Association of America, and has served on FNMA's National Advisory Board. Mr. Robbins also serves as a director of Pacific Research & Engineering Corporation, Garden Fresh Restaurant Corporation, National Bankcard and University of San Diego.



     JAY M. FULLER has served as President, Chief Operating Officer and Director of the Company since its formation in February 1997. Prior to joining the Company Mr. Fuller served as President of Victoria Mortgage from 1995 to 1996. Mr. Fuller was an Executive Vice President and Chief Administration Officer of AMRES Mortgage from 1985 to 1994 and Senior Vice President from 1983 to 1985. In these capacities, at various times, Mr. Fuller was responsible for, among other things, Mortgage Loan originations and servicing for AMRES Mortgage. Mr. Fuller has worked in the mortgage banking industry continuously since 1975. Mr. Fuller currently serves as President of Friends of Santa Fe Christian Schools.

     MARK A. CONGER has served as Senior Vice President and Chief Financial Officer of the Company since its formation in February 1997. In addition, Mr. Conger has been the sole proprietor of his own business. Mr. Conger was a Senior Vice President, Finance, of AMRES Mortgage from 1992 to 1994 responsible for the areas of accounting, treasury and corporate planning. He was a Vice President of AMRES Mortgage from 1987 to 1992 responsible for corporate planning and human resources. Prior to joining AMRES Mortgage, Mr. Conger was an Assistant Vice President, Accounting, for Imperial Savings Association from 1985 to 1987 and an auditor for Peat Marwick from 1981 to 1985. Mr. Conger has worked in the mortgage banking industry for nine years. Mr. Conger received a Bachelor of Science degree from the University of Missouri in 1981 and is a Certified Public Accountant.



     ROLLIE O. LYNN has served as Senior Vice President, Capital Markets, responsible for the areas of portfolio management for the Company since its formation in February 1997. Prior to joining the Company Mr. Lynn served as Vice President, Capital Markets, of Long Beach Mortgage Company responsible for managing, hedging and trading the firm's subprime residential Mortgage Loans. Prior to joining Long Beach Mortgage, Mr. Lynn served as Vice President, Secondary Marketing, of AMRES Mortgage from 1991 to 1994, as Vice President, Capital Markets, of Imperial Savings from 1988 to 1992, and as Vice President of Great American First Savings Bank of San Diego from 1985 to 1988. Mr. Lynn has worked in the mortgage banking business continuously since 1977. Mr. Lynn received two Bachelor of Arts degrees in 1976 from California State University at Chico. Mr. Lynn is a licensed real estate broker in the State of California.



     DAVID E. DE LEEUW has served as a Director of the Company since its formation in February 1997. Mr. De Leeuw is a co-founder and a Managing Partner of McCown De Leeuw & Co., a private equity firm that buys and builds middle-market companies in partnership with management teams. Prior to co-founding McCown De Leeuw & Co. in 1984, Mr. De Leeuw was employed by Citibank as Vice President and Deputy Head of the Merger and Acquisition Department and as Head of the Leveraged Acquisition Unit. Mr. De Leeuw currently serves as a Vice-Chairman of Vans, Inc., and a director of Nimbus CD International, Inc. and FiberMark, Inc.



     GEORGE E. MCCOWN has served as a Director of the Company since its formation in February 1997. Mr. McCown is a co-founder and a Managing Partner of McCown De Leeuw & Co., a private equity firm that buys and builds middle-market companies in partnership with management teams. Prior to co-founding McCown De Leeuw & Co. in 1984, Mr. McCown spent 18 years at Boise-Cascade Corporation in a series of general management positions in the paper, packaging, building materials and real estate divisions. Mr. McCown is Chairman of BMC West Corporation, Vice Chairman of Vans, Inc. and a director of Nimbus CD International, Inc. and FiberMark, Inc.


     In addition to the directors of the Company set forth above, the following individuals have been elected directors of the Company to become effective upon the closing of this Offering:

     H. JAMES BROWN, PH.D. has served since 1996, as the President and Chief Executive Officer of the Lincoln Institute of Land Policy, an educational institution formed to study and teach land policy, including land economics and land taxation. Prior to 1996, Dr. Brown was a professor at the Kennedy School of Government at Harvard University from 1970 to 1996. During his tenure at Harvard University, Dr. Brown served as a director of the Joint Center Housing Studies, chairman of the City and Regional Planning Program and as a Director of the State, Local and Intergovernmental Center at Harvard University and MIT/Harvard University Joint Center for Urban Studies. In addition, Dr. Brown has served as a Managing Partner of Strategic Property Investments, Inc., a company specializing in real estate asset management from 1988 to 1991. Dr. Brown also serves as a director of BMC West Corporation and Pelican Companies, Inc., (distributors and retailers of building materials).

     RAY MCKEWON is a co-founder and Executive Vice President of Accredited Home Lenders, a mortgage banking firm founded in 1990 which specializes in sub-prime credit grade lending. From 1980 to 1990, Mr. McKewon was a managing partner of the Enterprise Management Company, a venture capital firm that he co-founded and which provided capital to companies including Dura Pharmaceuticals, Cytotech (sold to Quidel), Impulse Enterprise, McKewon & Timmins (sold to First Affiliated), Garden Fresh Restaurants, Intelligent Images (merged into and renamed Darox) and Sunward Technology (merged into Read-Rite).

     RICHARD T. PRATT, PH.D. currently serves as Chairman of Richard T. Pratt Associates, a position he has held since 1992, performing consulting activities, including strategic studies for the Federal Home Loan Mortgage Corporation, on-site consulting for the Housing Section Perform Project in Russia and Kazakhstan for the U.S. Agency for International Development and various strategic consultations for private sector institutions. Dr. Pratt is also a Professor of Finance at the David Eccles School of Business at the University of Utah, a position he has held since 1966. From 1983 to 1991, Dr. Pratt served as the Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. From 1991 to 1994, Dr. Pratt served as Managing Director of the Financial Institutions Group of Merrill Lynch. Dr. Pratt also serves as a member of the Board of Directors of Avigen, a Development Level Gene Therapy Company. Dr. Pratt was Chairman of the Federal Home Loan Mortgage Corporation from 1981 to 1983, and as Chairman of the Federal Savings and Loan Insurance Corporation from 1981 to 1983.


     MARK J. RIEDY, PH.D. is currently employed as an Ernest W. Hahn Professor of Real Estate Finance at the University of San Diego. In such capacity, he teaches courses in real estate finance. Prior to his employment at the University, Dr. Riedy served as President and Chief Executive Officer of the National Council of Community Bankers in Washington, D.C. from 1988 to 1992. From 1987 to 1988, Dr. Riedy served as President and Chief Operating Officer of the J. E. Robert Companies. Dr. Riedy was President, Chief Operating Officer and Director of the Federal National Mortgage Association from 1985 to 1986.


TERM OF OFFICE


     Effective upon the closing of the Offering, the Board of Directors of the Company will be divided into three classes. Each class of Directors will consist of two or three directors who will serve for a one, two or three year period until the annual meeting or until their successors are elected and qualified. Thereafter, Directors will serve staggered three year terms. The initial classification of the directors is as follows:



                                                                        TERM OF
                                  DIRECTOR                    CLASS     OFFICE
                --------------------------------------------  -----     -------
                Dr. Brown...................................   I          1998
                Mr. McKewon.................................   I          1998
                Mr. De Leeuw................................   II         1999
                Dr. Pratt...................................   II         1999
                Mr. Robbins.................................   III        2000
                Mr. Fuller..................................   III        2000
                Dr. Riedy...................................   III        2000


     Officers are elected by and serve at the discretion of the Board of Directors.

BOARD COMMITTEES

     The Board of Directors has recently appointed a compensation committee (the "Compensation Committee") which will make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. Upon the closing of this Offering the Compensation Committee will consist of Mr. De Leeuw, Mr. McKewon and Dr. Riedy. The Board of Directors also has appointed an audit committee (the "Audit Committee") which will review the results and scope of the audit and another accounting related serves. Upon the closing of this Offering, the Audit Committee will consist of Dr. Brown, Mr. De Leeuw and Dr. Pratt.

ACTION BY INDEPENDENT DIRECTORS



     The Company's Bylaws require that a majority of the members of its Board of Directors must be Independent Directors who are not officers or employees of the Company. In addition to approval by the Board of Directors, the following actions require approval by a majority of the Independent Directors:



     - termination of the Management Contract between the Company and the Manager;



     - revisions to the Company's investment policies; and



     - amendment of the Company's Bylaws.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.

     To date, the Company has had no compensation committee or other committee performing an equivalent function. No officer or employee of the Company has participated in deliberations by the Company's Board of Directors concerning executive officer compensation.

     After the closing of this Offering, Mr. McKewon will be a director of the Company and a member of the compensation committee. Mr. McKewon is an executive officer and director of Accredited Home Lenders. Mr. Robbins serves as a Director of Accredited Home Lenders. The Company may acquire Mortgage Loans pursuant to the Direct Purchase Program from Accredited Home Lenders.

DIRECTOR COMPENSATION


     Each independent director of the Company will be paid annual compensation of $15,000 with an additional $1,000 paid for attendance of a regularly scheduled meeting and $500 for attendance of a special or committee meeting. All directors will be reimbursed for any expenses related to attendance at meetings of the Board of Directors or committees of the Board of Directors. In addition to cash compensation, it is currently anticipated that each independent director of the Company, except to Mr. De Leeuw, will receive an initial grant of options to purchase 7,500 shares of the Common Stock of the Company at fair market value which will vest over a three year period (one-third every twelve months). Thereafter, following the Annual Meeting of Stockholders, the Company anticipates making annual grants to each independent director, except for Mr. De Leeuw, of options to purchase 2,500 shares of the Company's Common Stock which will vest after one year.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     As permitted by the MGCL, the Company's Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonably cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Company's Charter. Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. In addition, the Underwriters are indemnified against certain liabilities by the Company under the Underwriting Agreement relating to the Offering. See "Underwriting."

     The Company will maintain officers' and directors' insurance for the benefit of its officers and directors. The Company intends to enter into indemnity agreements with each of its officers and directors pursuant to which the Company will indemnify its officers and directors to the fullest extent allowed by law.


BENEFITS OF THIS OFFERING TO MANAGEMENT



     No additional fees will be payable to the Manager solely as a result of this Offering, however, investment of the net proceeds of this Offering will result in an increase in the Company's Mortgage Assets and thus an increase in the management fees to be paid to the Manager. At the discretion of the Manager's board of directors, the Manager may elect to pay a portion of such fees to the Company's management team as a bonus. In addition, certain options held by the management team will vest in full in the event the Company completes additional public or private offerings which generate proceeds that, when combined with the net proceeds of this Offering, exceed $150 million. See
"-- Option Grants."


EXECUTIVE COMPENSATION

     None of the Company's executive officers received compensation from the Company or any of its affiliates in 1996. The following table sets forth information with respect to the estimated compensation for 1997 for the four executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                            1997 LONG-TERM
                                                                             COMPENSATION
                                                        1997 ANNUAL             AWARDS
                                                       COMPENSATION         --------------
                                                        (ESTIMATED)           SECURITIES
                                                    -------------------       UNDERLYING
               NAME AND PRINCIPAL POSITION          SALARY(1)     BONUS        OPTIONS
        ------------------------------------------  ---------     -----     --------------
        John M. Robbins...........................  $ 266,250     (2)           220,000(3)
          CEO, Chairman of the Board of Directors
        Jay M. Fuller.............................    221,875     (2)           220,000(3)
          President and Chief Operating Officer
        Mark A. Conger............................    133,125     (2)            30,400(3)
          Senior Vice President and Chief
             Financial Officer
        Rollie O. Lynn............................     88,750     (2)            26,400(3)
          Senior Vice President, Capital Markets

(1) Includes cash compensation paid or estimated to be paid to employees of the Company and the Manager. Based on amounts actually paid from February 11, 1997 through July 31, 1997 and estimated payments from August 1, 1997 through December 31, 1997 based on current salary levels. All salary amounts are currently paid by the Manager. After the closing of this Offering, all base salary amounts will be paid directly by the Company and reimbursed to the Company by the Manager. See "The Manager."


(2) Bonuses during years 1997 and 1998 will be paid solely in the discretion of the Board of Directors of the Company. Thereafter, bonuses will be paid as a percentage of salary if certain financial objectives agreed upon by management of the Company and the Board of Directors are achieved. See
    "-- Employment Contracts and Termination of Employment and Change of Control Arrangements". All bonus amounts are to be paid by the Manager. The Company currently estimates that each executive officer may be paid a bonus in 1997 equal to between 75% and 100% of his annualized base salary.


(3) Includes options to purchase 80,000, 80,000, 16,000 and 14,400 shares of Common Stock to be issued to Mr. Robbins, Mr. Fuller, Mr. Conger and Mr. Lynn, respectively, at the closing of this Offering pursuant to their employment agreements. See "-- Employment Contracts and Termination of Employment and Change of Control Arrangements."

OPTION GRANTS

     None of the executive officers of the Company were granted options to purchase the Company's Common Stock in 1996. The following table sets forth information concerning stock options granted to the executive officers in 1997. Each of the stock options is exercisable to purchase Common Stock of the Company.

                           OPTION/SAR GRANTS IN 1997

                                                INDIVIDUAL GRANTS IN 1997                  POTENTIAL REALIZABLE
                                   ----------------------------------------------------      VALUE AT ASSUMED
                                     NUMBER OF       % OF TOTAL    EXERCISE                ANNUAL RATES OF STOCK
                                     SECURITIES     OPTIONS/SARS     OR                   PRICE APPRECIATION FOR
                                     UNDERLYING      GRANTED TO     BASE                        OPTION TERM
                                    OPTIONS/SARS    EMPLOYEES IN   PRICE      EXPIRATION  -----------------------
              NAME                 GRANTED (#)(1)     1997 (2)     ($/SH)       DATE       5%($)(3)    10%($)(3)
---------------------------------  --------------   ------------   ------     ---------   ----------   ----------
John M. Robbins..................     140,000(4)        26.5%      $12.50      2/11/07    $1,100,568   $2,789,052
                                       80,000(5)        15.2        15.00(6)     (7)         754,672    1,912,488
Jay M. Fuller....................     140,000(4)        26.5        12.50      2/11/07     1,100,568    2,789,052
                                       80,000(5)        15.2        15.00(6)     (7)         754,672    1,912,488
Mark A. Conger...................      14,400(8)         2.7        12.50      2/11/07       113,201      286,874
                                       16,000(5)         3.0        15.00(6)     (7)         150,934      382,498
Rollie O. Lynn...................      12,000(8)         2.3        12.50      2/11/07        94,334      239,062
                                       14,400(5)         2.7        15.00(6)     (7)         135,841      344,248

---------------

(1) Options issued by the Company to date provide for acceleration of vesting at such time as the Company receives cumulative gross proceeds from all public or private offerings of at least $150,000,000. In addition, the options accelerate and become fully vested upon the consummation of a transaction resulting in a change of control of the Company.

(2) Based on currently outstanding options and options to be issued upon the closing of this Offering. See "-- Employment Contracts and Termination of Employment and Change of Control Arrangements."

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. The potential realizable value set forth in the table is based on the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) Includes options to purchase 140,000 shares of Common Stock and SAR's with respect to an additional 140,000 shares of Common Stock granted in tandem with such options. The SARs are for 35% of the difference between the fair market value of the Common Stock at the time the related option is exercised and the exercise price, up to a maximum of $20. Options and tandem SARs are each vested and exercisable as to 20% of the shares of Common Stock with an additional 20% to vest and become exercisable on February 11 of 1998, 1999, 2000 and 2001.

(5) Options to be granted upon the closing of this Offering. The exercise price will equal the initial public offering price. These options will vest 20% on the closing of this Offering with an additional 20% on each anniversary of the closing of this Offering for four years.

(6) Based on an assumed initial public offering price of $15.00. See "Underwriting."

(7) Options will expire 10 years after the closing of this Offering.

(8) Options to purchase Common Stock of the Company are vested and exercisable as to 20% of the shares of Common Stock with an additional 20% to vest and become exercisable on each of February 11, 1998, 1999, 2000 and 2001.

1997 STOCK INCENTIVE PLAN

     The Company's 1997 Stock Incentive Plan (the "Incentive Plan") provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights ("SARs"). The Incentive Plan was adopted on February 11, 1997 (the "Effective Date"), and a total of 315,200 shares of Common Stock have been reserved for issuance under the Incentive Plan. As of August 1, 1997, a total of 315,200 shares of Common Stock were subject to outstanding options under the Incentive Plan at an exercise price of $12.50 per share of Common Stock. In addition, SARs with respect to an additional 280,000 shares were outstanding at an exercise price of $12.50 per share of Common Stock. The SARs were granted in tandem with options and provide the participant with the right to receive payment equal to 35% of the difference between the fair market value of a share of Common Stock on the date of the option exercise and the fair market value of a share of Common Stock on the date of grant. Payment upon the exercise of the SAR may be made in cash, shares of Common Stock, or any combination thereof. The Company does not intend to issue any additional options or SARs under the Incentive Plan.

1997 STOCK OPTION PLAN

     The Board of Directors has reserved a total of 354,800 of Common Stock for issuance under the Company's 1997 Stock Option Plan (the "Option Plan"). The Option Plan permits the grant of options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, as well as nonstatutory stock options. Options to purchase 212,800 shares of Common Stock are reserved for issuance upon the closing of this Offering and options to purchase 142,000 shares of Common Stock will remain available for future grant under the Option Plan. Options may be granted to employees (including officers and directors who are also employees), consultants and directors and prospective employees, consultants, and directors although only employees (including officers and directors who are also employees) may receive ISOs. The exercise price per share of a nonstatutory stock option must equal at least 85% of the fair market value of a share of Common Stock on the date of grant, and in the case of an incentive stock option, must be no less than the fair market value of a share of Common Stock on the date of grant. In addition, the exercise price for any option granted to an optionee who owns 10% or more of the total combined voting power of the Company or any parent or subsidiary of the Company must equal at least 110% of the fair market value of a share of Common Stock on the date of grant. Generally, options granted under the Option Plan are immediately exercisable and must be exercised within ten years, and shares subject to an option generally will vest over four years from the date of grant. In the event of certain "change in control" transactions involving the Company, shares subject to options granted under the Option Plan will become fully vested and exercisable. In addition, the acquiring company may assume or substitute for such outstanding options.

1997 EMPLOYEE STOCK PURCHASE PLAN


     A total of 20,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have yet been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through accumulated payroll deductions. Employees (including officers and directors who are also employees) are generally eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and five months per calendar year. The Purchase Plan is implemented through sequential offering periods, each of which is approximately six months in duration. However, the initial offering period under the Purchase Plan will commence on the closing of this Offering and will end on July 31, 1998. Participants will purchase shares of Common Stock on the last day of each offering period. The price at which shares are purchased under the Purchase Plan is equal to 85% of the fair market value of a share of Common Stock on the first day of the offering period or the last day of the offering period, whichever is lower. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically upon the participant's termination of employment.

1997 OUTSIDE DIRECTORS STOCK OPTION PLAN.


     A total of 60,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Outside Directors Stock Option Plan (the "Directors Plan"). Prior to the closing of this Offering, no options have been granted under the Directors Plan. The Directors Plan provides for the automatic grant of nonstatutory stock options to directors of the Company who are not employees of the Company or any parent or subsidiary of the Company or McCown De Leeuw & Co. ("Outside Directors"). On the closing of this Offering, each Outside Director automatically will be granted under the Directors Plan an option to purchase 7,500 shares of Common Stock, and thereafter, each new Outside Director elected after the closing of this Offering automatically will be granted on the date of his or her initial election an option to purchase 7,500 shares of Common Stock ("initial options"). Shares of Common Stock subject to initial options will vest in three equal annual increments following the date of grant. In addition, each Outside Director, other than an Outside Director who has served on the Board of Directors for less than six months, will thereafter be granted automatically an option to purchase 2,500 shares of Common Stock at each annual meeting of the stockholders provided the Outside Director continues to serve in such capacity following the annual meeting ("annual options"). Shares of Common Stock subject to annual options will become fully vested one year after the date of grant. The exercise price per share of Common Stock for options granted under the Directors Plan will be equal to the fair market value of a share of Common Stock on the date of grant. Options granted under the Directors Plan must be exercised within ten years from the date of grant. In the event of certain "change in control" transactions involving the Company, shares subject to options granted under the Directors Plan will become fully vested and exercisable. In addition, the acquiring company may assume or substitute for such outstanding options.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Manager has entered into Employment and Non-Competition Agreements with Mr. Robbins and Mr. Fuller effective as of February 11, 1997 (the "Employment Agreements"). The Employment Agreements are for a term of five years, commencing on February 11, 1997, and provide for a minimum monthly base salary of not less than $25,000 in the case of Mr. Robbins and $20,833 in the case of Mr. Fuller. The Employment Agreements also provide for one year's salary to be paid upon termination of either of such employees without cause. Bonus payments in 1997 and 1998 will be at the discretion of the Board of Directors of the Manager. Subsequent to 1998, the Employment Agreements provide for payment of a bonus of up to 100% base salary if certain financial targets and objectives are achieved. Upon the closing of this Offering, each of Messrs. Robbins and Fuller will be granted options to purchase 80,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price.

     Mr. Robbins and Mr. Fuller each purchased stock of the Manager which is subject to repurchase by the Manager in the event the executive officer terminates his employment with the Company and the Manager. See "Certain Transactions."


     The Manager has also entered into letter agreements with Mr. Conger and Mr. Lynn which provide for a base compensation of $150,000 and $100,000 per year, respectively. In addition, the agreements provide for bonus payments after 1998 of up to 75% of the employee's base salary if certain financial targets and objectives are achieved. Mr. Conger and Mr. Lynn were each issued Contingent Warrants to purchase up to 34,299 shares of the common stock of the Manager at an exercise price of $0.01 per share (the "Contingent Warrants"). The Contingent Warrants expire on February 11, 2007, and are exercisable only to the extent that certain letters of credit which collateralize debt of the Manager are reduced from their current principal amounts. Mr. Conger and Mr. Lynn were also issued percentage interests in Holdings initially equal to 1.5% each. These interests may also vary based upon the extent to which such letters of credit continue to be outstanding. See "Certain Transactions." Upon the closing of this Offering, Mr. Conger and Mr. Lynn will be granted options to purchase 16,000 shares and 14,400 shares of the Company's Common Stock, respectively, at an exercise price equal to the initial public offering price.



     All options and SARs granted to date and to be granted at the closing of this Offering pursuant to the Incentive Plan and the Option Plan contain provisions pursuant to which unvested portions of outstanding options become immediately exercisable and vested upon a change of control of the Company, as defined under the relevant plan.



     Each of the officers of the Manager has modified his Employment Agreement with the Manager to allow each such person to become an employee of the Company upon the closing of this Offering. The Manager will reimburse the Company on a dollar for dollar basis for the actual cost to the Company of paying the base salaries of such officers. See "The Manager -- The Management Agreement."



FIDUCIARY OBLIGATIONS


     Generally, under applicable state corporate law, a director of a company is required to first offer to the company corporate opportunities learned of solely as a result of his or her service as a member of the board of directors. Maryland law provides that in order for a contract or other transaction between a corporation and any of its directors or in which a director has a material financial interest not to be void or voidable (i) the contract or transaction must be fair and reasonable to the corporation or (ii) the fact of such interest must be disclosed or known to the board or committee that authorizes, approves or ratifies the contract or transaction and such authorization, approval or ratification must be by a vote of the majority of disinterested directors.

     The Company's policy is that the approval of the Board of Directors (with any interested director abstaining) is required for any director, officer, securityholder or affiliate of the Company (i) to engage for their own account in realizing upon a corporate opportunity learned of solely as a result of their service to or representation of the Company or (ii) to have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest.

                                  THE MANAGER


     The Manager was created for the purpose of managing the day-to-day operations of the Company, subject to direction by the Company's Board of Directors. The Manager and the Company were financed by McCown De Leeuw & Co., TCW/Crescent Mezzanine, L.L.C., certain of their respective affiliates and members of the management team of the Company. The Manager and its affiliates own 1,614,000 shares of the Common Stock of the Company, which will constitute approximately 25% of the outstanding shares of the Common Stock of the Company immediately after the closing of this Offering. In addition, David E. De Leeuw and George E. McCown, the principals of McCown De Leeuw & Co., currently serve on the Board of Directors of the Company, one of whom will continue as a director after the closing of this Offering.



     The Manager funded the Company at its formation with a $20 million investment through an intermediary entity. See "-- Relationship between the Manager and the Company." Currently, the Manager derives substantially all of its income from the Company, a majority of which is from dividends and incentive fees. In addition, the executive officers of the Company are also the executive officers of the Manager and also beneficially own an interest in the Manager. Most of the same parties who currently beneficially own the Company also beneficially own the Manager. See "Management of the Company -- Conflicts of Interest," "Certain Transactions" and "Principal Stockholders." Management has expertise in the acquisition and management of Mortgage Assets, mortgage finance, asset/liability management and the management of corporations in the real estate lending business. Each of the executive officers of the Manager has between 10 and 24 years and they have an average of 19 years of experience in the residential mortgage industry and worked together previously as a management team. However, Management has limited experience in managing a REIT and limited experience with certain tailored Mortgage Loan products, and there can be no assurance that the past experience of Management will be appropriate to the business of the Company. At the closing of this Offering, each employee of the Manager will become an employee of the Company. The Manager is currently in the process of recruiting employees to support the Direct Purchase Program.


DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGER

     The following table represents certain information concerning the Directors and Executive Officers of the Manager:

                  NAME            AGE                         POSITION
        ------------------------  ---   ----------------------------------------------------
        John M. Robbins (1)       50    Chairman of the Board and Chief Executive Officer
        Jay M. Fuller (1)         47    President, Chief Operating Officer and Director
        Mark A. Conger (1)        37    Senior Vice President and Chief Financial Officer
        Rollie O. Lynn (1)        43    Senior Vice President, Capital Markets
        David E. De Leeuw (1)     53    Director
        George E. McCown (1)      62    Director
        Jean-Marc Chapus          38    Director

---------------

(1) See "Management of the Company -- Directors and Executive Officers of the Company."

     JEAN-MARC CHAPUS serves as a Director of the Manager. Mr. Chapus is currently Managing Director and Portfolio Manager of Trust Company of the West, a diversified investment management firm, and President of TCW/Crescent Mezzanine Partners, L.L.C., a private investment fund. From 1991 to 1995, Mr. Chapus served as a Managing Director and principal of Crescent Capital Corporation, with primary responsibility for the firm's private lending and private placement activities. From 1986 to 1991, Mr. Chapus was a First Vice President at Drexel Burnham Lambert Incorporated in the firm's High Yield and Corporate Finance Departments. Mr. Chapus is currently a director of Starwood Lodging Corporation and FirstAmerica Automotive, Inc. Mr. Chapus received his A.B. in Economics from Harvard College in 1981 and his Masters in Business Administration from Harvard Business School in 1986.

THE MANAGEMENT AGREEMENT

  Term of the Management Agreement and Termination Fee


     The Company has entered into a Management Agreement with the Manager for an initial term of two years beginning February 11, 1997. The Management Agreement is renewed automatically for successive one year periods unless a notice of non-renewal is timely delivered by the Company. The Company may elect to prevent the automatic renewal of the Management Agreement only by vote of both a majority of the Board of Directors and a majority of the directors who are Independent Directors followed by delivery of a written notice of non-renewal to the Manager at least 60 days prior to the end of the then-current period of the Management Agreement. The Management Agreement shall terminate at the expiration of the then-current period in which such notice of non-renewal is delivered. Upon non-renewal of the Management Agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of (i) the fair value of the Management Agreement as established by an independent appraiser, or
(ii) three times the total of the base and incentive compensation fees paid to the Manager for the four most recently completed calendar quarters ending on or prior to the date of termination. In addition, the Company has the right to terminate the Management Agreement at any time upon the happening of certain specified events, after notice and opportunity to cure, including a material breach by the Manager of any provision contained in the Management Agreement. Upon such a termination for cause, no termination fee will be payable to the Manager.


  Administrative Services Provided by the Manager

     The Manager will be responsible for the day-to-day operations of the Company and will perform such services and activities relating to the assets and operations of the Company as may be appropriate, including:

          (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines;

          (ii) assisting the Company in developing criteria for Mortgage Asset purchase commitments that are specifically tailored to the Company's long term investment objectives and making available to the Company its knowledge and experience with respect to Mortgage Loan underwriting criteria;

          (iii) representing the Company in connection with the purchase of, and commitment to purchase, Mortgage Assets, including the formation of Mortgage Asset purchase commitment criteria;

          (iv) arranging for the issuance of Mortgage Securities from pools of Mortgage Loans and providing the Company with supporting services in connection with the creation of Mortgage Securities;

          (v) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the performance of the Manager;

          (vi) monitoring and providing to the Board of Directors on an ongoing basis price information and other data, which price information and other data shall be obtained from certain nationally recognized dealers and other entities that maintain markets in Mortgage Assets as selected by the Board of Directors from time to time, and providing advice to the Board of Directors to aid the Board of Directors in the selection of such dealers and other entities;

          (vii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's expenses, debts and obligations and maintenance of appropriate computer services to perform such administrative functions;


          (viii) designating a servicer and/or subservicer for those Mortgage Loans sold to the Company by originators that have elected not to service such Mortgage Loans and arranging for the monitoring and administering of such servicer;

          (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors;

          (x) evaluating and recommending hedging strategies to the Board of Directors and, upon approval by the Board of Directors, facilitating the implementation and monitoring the performance of these strategies;

          (xi) supervising compliance with REIT Provisions of the Code and Investment Company Act status, including setting up a system to monitor hedging activities on a periodic basis for such compliance;

          (xii) establishing quality control procedures for the Mortgage Assets of the Company, including audits of loan underwriting files and the hiring of any agents with such particular knowledge and expertise as may be appropriate to perform any such quality control procedures, and administering, performing and supervising the performance of the quality control procedures of the Company and performing and supervising the performance of such other functions related thereto necessary or advisable to assist in the performance of such procedures and the attainment of the purposes thereof;

          (xiii) upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company;

          (xiv) conducting, or causing to be conducted, a legal document review of each Mortgage Loan acquired to verify the accuracy and completeness of the information contained in the Mortgage Loans, security instruments and other pertinent documents in the mortgage file;

          (xv) providing the Company with data processing, legal and administrative services to the extent required to implement the business strategy of the Company;


          (xvi) providing all actions necessary for compliance by the Company with all federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;


          (xvii) providing all actions necessary to enable the Company to make required federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting stockholders for required information to the extent provided in the REIT Provisions of the Code;

          (xviii) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders; and

          (xix) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

     Except in certain circumstances, the Manager may not assign its rights and duties under the Management Agreement, in whole or in part, without the written consent of the Company and the consent of a majority of the Company's directors who are not affiliated with the Manager.

  Servicing of the Mortgage Loans


     The Company expects to acquire certain of its Mortgage Loans on a servicing released basis and to act as the servicer of such Mortgage Loans while they are in the Company's Mortgage Asset portfolio. The Company will contract with a subservicer for a fixed dollar fee per Mortgage Loan per year or a percentage of the outstanding mortgage balance and the right to hold escrow account balances and retain certain ancillary charges. The Manager will monitor the servicing of the Mortgage Loans. Such monitoring will include, but not be limited to the following: (i) serving as the Company's consultant with respect to the servicing of Mortgage Loans; (ii) collection of information and submission of reports pertaining to the Mortgage Loans and to moneys remitted to the Manager or the Company by any servicer, (iii) periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the applicable subservicing or servicing agreement and, if deemed appropriate, recommending to the Company the termination of such agreement, (iv) acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance, (v) review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans, (vi) review of servicer's delinquency, foreclosure and other reports on Mortgage Loans, (vii) supervising claims filed under any mortgage insurance policies, and (viii) enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company. The Manager may enter into subcontracts with other parties, including its affiliates, to provide any such services for the Manager.

  Management Fees


     The Manager will receive an annual base management fee payable monthly in arrears of an amount representing the monthly portion of the per annum percentage of "gross mortgage assets" of the Company and its subsidiaries. The Company will pay to the Manager the following management fees and incentive compensation:



    - 1/8 of 1% per year, to be paid monthly, of the principal amount of Agency Securities;



    - 3/8 of 1% per year, to be paid monthly, of the principal amount of all other Mortgage Assets; and



     - 25% the amount by which the Company's net income (calculated prior to deduction of this incentive compensation fee) exceeds the annualized return on equity equal to an averaged Ten Year U.S. Treasury Rate plus 2%.



     The term "gross mortgage assets" means for any month the aggregate book value of the consolidated Mortgage Assets of the Company and its subsidiaries, before allowances for depreciation or bad debts or other similar noncash allowances, computed at the end of such month prior to any dividend distribution made during each month.



     The incentive compensation calculation and payment will be made quarterly in arrears. The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the net income of the Company determined in accordance with GAAP before the Manager's incentive compensation, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for the Company's interest expenses for borrowed money is taken when calculating Net Income. "Average Net Worth" for any period means (i) $20,165,000 plus (ii) the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments) computed by taking the daily average of such values during such period. The definition "Return on Equity" is used only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The incentive compensation payments to the Manager will be made before any income distributions are made to the stockholders of the Company.


     The Manager's base fee shall be calculated by the Manager within 15 days after the end of each month, and such calculation shall be promptly delivered to the Company. The Company is obligated to pay the amount of the final base fee in excess of the amount paid to Manager at the beginning of the month pursuant to the Manager's good faith estimate within 30 days after the end of each month. The Company shall pay the incentive fee with respect to each fiscal quarter within 15 days following the delivery to the Company of the Manager's written statement setting forth the computation of the incentive fee for such quarter. The Manager shall compute the annual incentive fee within 45 days after the end of each fiscal year, and any required adjustments shall be paid by the Company or the Manager within 15 days after the delivery of the Manager's written computation to the Company.

     Although no additional fees will be payable to the Manager solely as a result of this Offering, investment of the proceeds of this Offering will result in an increase in the Company's Mortgage Assets and thus an increase in the management fees to be paid to the Manager.


  Expenses

     The Company will pay all operating expenses except those specifically required to be borne by the Manager under the Management Agreement. The operating expenses required to be borne by the Manager include the compensation and other employment costs of the Manager's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for performance of the Company's day-to-day operations. The expenses that will be paid by the Company will include issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses, the fees and expenses of the Company's directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, subservicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of the Company's custodian and transfer agent, if any. The Company, rather than the Manager, will also be required to pay expenses associated with litigation and other extraordinary or non-recurring expenses. Expense reimbursements will be made monthly.

  Salary Reimbursements


     The Company will employ certain employees of the Manager involved in the day-to-day operations of the Company, including the Company's executive officers, so that such employees may maintain certain benefits that are available only to employees of the Company under the Internal Revenue Code of 1986, as amended. These benefits include the ability to receive incentive stock options under the 1997 Stock Option Plan and to participate in the Company's Employee Stock Purchase Plan. In order to receive the aggregate benefits of the Management Agreement originally negotiated between the Company and the Manager, the Company will pay the base salaries of such employees and will be reimbursed monthly by the Manager for all costs incurred with respect to such payments.


  Limits of Responsibility


     Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any issuer of Mortgage Securities, any subsidiary of the Company, the Unaffiliated Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Manager is a newly formed company and does not have significant assets other than its interest in the Management Agreement. Consequently, there can be no assurance that the Company would be able to recover any damages for claims it may have against the Manager. The Company has agreed to indemnify the Manager, and its respective directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates to engage in any business or to render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing Mortgage Assets which meet the Company's policies and criteria, except that the Manager and its officers, directors or employees will not be permitted to provide for any such services to any residential mortgage REIT, other than the Company or another REIT sponsored by the Manager or its Affiliates, which has operating policies and strategies different in one or more material respects from those of the Company, as confirmed by a majority of the Unaffiliated Directors of the Company. See "Risk Factors -- Conflicts of Interest; Management also Employed by and Owns Securities of Manager."

RELATIONSHIP BETWEEN THE MANAGER AND THE COMPANY

     In addition to the contractual relationship between the Manager and the Company, the Manager also has limited rights in the shares of the Company's Common Stock held by Holdings, an intermediate holding company. The Manager contributed $20 million to Holdings which used the funds to acquire the shares of the Company's Common Stock. In exchange for its contribution to Holdings, the Manager received a senior right to receive distributions equal to 5% of the capital contributed by the Manager, compounded quarterly to the extent unpaid. After payment of the preference amount in full, the Manager has a right to receive approximately 50% of any remaining distributions in repayment of its capital contribution. The Manager has also been appointed to oversee the day-to-day operations of Holdings. However, after payment in full of its preference amount and return of its capital contribution, the Manager will have no further rights to distributions from Holdings. Holdings' sole asset is its shares of the Company's Common Stock and its sole source of income is dividends declared by the Company.

                              CERTAIN TRANSACTIONS

DISCUSSION OF SECURITIES PURCHASE AGREEMENT


     The following summary of certain terms from the Securities Purchase Agreement (as defined below) between Manager and the Company does not purport to be complete and is subject to and qualified in its entirety by the Securities Purchase Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. When particular provisions or terms used in the Securities Purchase Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference to such agreement.


     In connection with the private financing of the Manager and the Company in February 1997, the Company, the Manager and Holdings entered into a Securities Purchase Agreement, dated as of February 11, 1997 (the "Securities Purchase Agreement"), with the institutional investors therein named (the "Investors") providing for, among other things, the purchase by the Investors of senior secured notes due February 11, 2002 (the "Notes") issued by the Manager.

  Covenants

     The Securities Purchase Agreement contains various covenants of the Company and the Manager setting forth requirements respecting financial reporting, and minimum acceptable financial ratio compliance and limitations on operating activities, among other things, which will apply so long as the Notes remain outstanding. The following is a general summary of certain covenants affecting the activities of the Company (as opposed to the Manager).

     Limitation on Restricted Payments. The Company shall not make any investment except "Permitted REIT Investments," as defined in the Securities Purchase Agreement; provided, however, that any Multifamily Mortgage Assets, Commercial Mortgage Assets, Derivative Mortgage Securities, Fixed Rate Mortgage Assets and REMIC residual interests to be acquired, together with any investments to be made in Permitted REIT Subsidiaries, will not constitute Permitted REIT Investments to the extent that the aggregate fair market value thereof on any date, when aggregated with the aggregate fair market value of all other Multifamily Mortgage Assets, Commercial Mortgage Assets, Derivative Mortgage Securities, Fixed Rate Mortgage Assets, REMIC residual interests and investments in Permitted REIT Subsidiaries held on such date, would exceed 5% of the total fair market value on such date of the Mortgage Assets then held.

     Limitation on Transactions with Affiliate. Neither the Company nor the Manager shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of either company (an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to such company than those that could have been obtained in a comparable transaction by such company from an unrelated person, and (ii) with respect to any Affiliate Transaction (or series of related Affiliate Transactions) involving or having a potential value of more than $100,000, in addition to compliance with clause
(i), such Affiliate Transaction shall also be approved by a majority of the disinterested members of the board of directors of the Manager, and (iii) with respect to any Affiliate Transaction (or series of related Affiliate Transactions) involving or having a potential value of more than $2,500,000, in addition to compliance with clauses (i) and (ii), the board of directors of the Manager shall have obtained an opinion of a nationally recognized investment banking firm or appraiser to the effect that such transaction is fair, from a financial point of view, to such company; provided, however, that the board of directors of the Manager need not obtain such an opinion in connection with immaterial modifications of the Management Agreement.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Company to (a) pay dividends or make any other distributions on its Common Stock or any other interest or participation in, or measured by its profits, or pay any indebtedness owed to the Manager, (b) make loans or advances to the Manager or (c) transfer any of its properties or assets to the Manager, except for certain limited encumbrances or restrictions specified in the Securities Purchase Agreement.

     Limitation on Capital Expenditures. The Company shall not make or incur capital expenditures in any fiscal year in an aggregate amount in excess of $100,000.

     Limitation on Business and Tax Status. The Company shall not engage in any business or activity other than the business of investing in and disposing of Permitted REIT Investments. Prior to the consummation of a Qualified Public Equity Offering (which this Offering will constitute), the Company shall not invest in or hold any B/C Mortgages (i.e., below "A" or "A-") unless the aggregate fair market value of the investments by the Company in B/C Mortgages does not exceed 20% of the aggregate fair market value of all of the assets of the Company. At all times, the Company shall operate and qualify as a REIT under
Section 856 et seq. of the Code, the income of which is taxed pursuant to
Section 857 of the Code.


     Leverage Ratio and Indebtedness of the Company. During each calendar month, the Company shall cause the average of the fifteen REIT Leverage Ratios calculated on each of the last fifteen days of such calendar month, respectively, to be less than or equal to the REIT Leverage Ratio Limit. "REIT Leverage Ratio" means, on any date, the ratio of (a) the total consolidated indebtedness of the Company on such date (subject to certain exceptions) to (b) the fair market value (as determined in good faith by the Board of Directors of the Company) of all the assets of the Company on such date (other than any such assets upon which there is a lien that secures any such Permitted REIT Indebtedness). "REIT Leverage Ratio Limit" means (i) 0.925 during all calendar months other than the calendar months described in clauses (ii) and (iii) of this definition, (ii) 0.935 during the sixty days immediately preceding the anticipated closing date of a Qualified Public Equity Offering and (iii) 0.935 during the first sixty days following such anticipated closing date, if any such anticipated Qualified Public Equity Offering of REIT is not consummated on or prior to such anticipated closing date.


     The Company shall not, directly or indirectly, incur any indebtedness other than Permitted REIT Indebtedness, which is defined as any and all forms of obligations of the Company accounted for as liabilities under GAAP, including without limitation notes, bonds and Reverse Repurchase Agreements; provided that such obligations have a maturity of greater than thirty (30) days and either (x) bear a variable interest rate that resets at least once every six months or (y) bear a fixed rate of interest and have a maturity of not more than one year; provided, further that either: (a)(i) under the agreement pursuant to which any such obligation is incurred, such obligation is secured primarily by Permitted REIT Investments and the amount of such obligation may not exceed the fair market value of the collateral as determined under such agreement or (ii) such obligations are REMIC regular interests or other forms of structured securities
(x) that, in any case, are obligations with recourse limited solely to the collateral securing such obligations and (y) as to which the fair market value of the Company's equity interest in the entity issuing such security does not exceed 5% of the fair market value of the collateral securing such obligations on the date of incurrence of such obligations; or (b) the obligations constitute one of the following: (i) trade debt incurred in the ordinary course of business; (ii) indebtedness secured by permitted liens; (iii) capitalized lease obligations in an aggregate amount not to exceed at any one time outstanding $500,000; or (iv) indebtedness of the Company in an amount not exceeding $1,000,000 at any time outstanding incurred solely for the purchase or financing of fixed or capital assets acquired by the Company.

     Investment, Hedging and Leverage Policy. At least once during each fiscal year, the Board of Directors of the Company shall adopt a statement of policy regarding investment of the assets of the Company, the duration of the Company's assets and liabilities, hedging activities to be conducted by the Company, the range of leverage ratios to be maintained by the Company and the types of indebtedness that may be incurred by the Company, which statement of policy shall be at least as detailed as the similar statement of policy initially adopted and delivered to the Investors; provided, however, that any material difference between any policy to be so adopted and the then most recently adopted policy must be approved by Investors holding a majority interest in the Notes. At least once during each fiscal year, the Manager shall engage a professional services firm, which is not an affiliate of the Manager or the Company, to issue a report (a "REIT Compliance Report") addressed to each of the Manager, Holdings, the Company and the Investors stating whether the Company has complied in all material respects with the then most recently adopted policy. The Company shall not permit to exist, on a general portfolio average basis, a repricing differential between the Company's assets and liabilities of greater than 180 days.

     Board of Director Observation Rights. Each of the Investors shall have the right to have one representative present (whether in person or by telephone) at all meetings of the Board of Directors (and committees thereof) of the Manager and the Company; provided that such representative shall not be entitled to vote at such meetings.

     Events of Default. The Securities Purchase Agreement provides for certain Events of Default including, among other things, breach of a covenant by the Manager or the Company (subject to a 30-day cure period in certain instances) and failure by the Company to pay dividends for two consecutive quarters beginning in October 1997. Upon an Event of Default, the Notes can be accelerated and the shares of Common Stock of the Company pledged to secure the Notes can be sold to satisfy the debt. See "Risk Factors -- Additional Risk Factors -- Default of Manager Under Securities Purchase Agreement; Restrictive Covenants."

     Amendment and Waiver. The Securities Purchase Agreement can be amended, and waivers of terms and provisions given, by the Investors holding a majority interest in the Notes.

OTHER TRANSACTIONS


     On February 11, 1997, in connection with the founding of the Company, Holdings, Mr. Robbins and Mr. Fuller each purchased 1.6 million, 8,000 and 6,000 shares, respectively, of the Company's Common Stock at a price of $12.50 per share in cash.



     The Company and the Manager entered into a Management Agreement pursuant to which the Company pays base fees and incentive compensation to the Manager. The executive officers and directors of the Company are also executive officers and directors of the Manager. See "The Manager -- The Management Agreement."


     On February 11, 1997, in connection with the founding of the Manager, the Manager issued the following securities to the Company's officers, directors, beneficial holders of 5% or more of the Company's Common Stock and their
Affiliates:


     - The Manager issued 1,000,000 shares of its common stock to entities affiliated with McCown De Leeuw & Co. and 127,032 shares to each of Mr. Robbins and Mr. Fuller. The shares of Manager's common stock were issued at a purchase price of $0.01 and paid in cash.

     - The Manager issued 12% senior secured notes in the principal amount of $25,000,000 (the "Notes") to entities affiliated with TCW/Crescent Mezzanine, L.L.C. The Notes were issued at a purchase price equal to $994.56 per $1,000 principal amount, paid in cash.



     - The Manager issued warrants to purchase up to 666,667 shares of its common stock to entities affiliated with TCW/Crescent Mezzanine, L.L.C. The warrants were purchased at a price of $0.20 per warrant share paid in cash and have an exercise price of $0.01. The warrants expire on February 11, 2007; the Company paid TCW/Crescent Mezzanine, L.L.C. a fee of approximately $500,000 in connection with the sale and issuance of the Notes and these warrants.



     - The Manager issued warrants to purchase up to 17,149, 51,448, 34,299, and 34,299 shares of its common stock to entities affiliated with TCW/Crescent Mezzanine, L.L.C., entities affiliated with McCown De Leeuw & Co., Mr. Conger and Mr. Lynn, respectively. The warrants have an exercise price of $0.01. The warrants expire on February 11, 2007. The warrants are not currently exercisable and will become exercisable only to the extent that certain letters of credit issued for the benefit of the Manager are reduced over a period of four years.



     The shares of the Manager's common stock held by Mr. Robbins and Mr. Fuller are subject to a right of repurchase by the Manager which lapses after the earlier of February 11, 2002 and the closing of a public offering by the Company which generates proceeds to the Company, which, when aggregated with the proceeds of all other public offerings, equals $150 million or more. The purchase price for the shares of the Manager's common stock in the event of a repurchase shall be (i) equal to the book value of the securities in the event that the executive officer's employment is terminated without cause or in the event that the executive officer resigns for good cause, (ii) fair market value of the securities in the case of death, and (iii) a nominal amount in all other circumstances.



     In connection with the founding of the Manager and the Company, on February 11, 1997, Holdings issued 0.75%, 2.25%, 1.5% and 1.5% ownership interests to entities affiliated with TCW/Crescent Mezzanine, L.L.C., entities affiliated with McCown De Leeuw & Co., Mr. Conger and Mr. Lynn, respectively.



     The Manager and MDC Management Company II, L.P., ("MDC"), an affiliate of McCown De Leeuw & Co., have entered into an advisory services agreement pursuant to which MDC will provide financial and management services to the Manager. Under the terms of the advisory services agreement, the Manager has accrued an initial fee obligation of $500,000 with an additional annual fee of $250,000 to be paid to MDC. The annual payments will begin in March 1998 and continue for a minimum of five years. The initial fee will be paid only after the Manager has retired certain debt and preferred equity obligations.


     The Company intends to enter into indemnity agreements with each of its officers and directors. For a description of the limitations of liability applicable to the Company's officers and directors, see "Management of the Company -- Limitation of Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of August 10, 1997, and as adjusted to reflect the sale of Common Stock being offered hereby, by (i) each person known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                                   PERCENTAGE OF SHARES
                                                                                    BENEFICIALLY OWNED
                                                                                 ------------------------
                                                                                                 AFTER
                                                             NUMBER OF SHARES      BEFORE      OFFERING
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED    OFFERING        (1)
----------------------------------------------------------  ------------------   ----------   -----------
MDC REIT Holdings, LLC (2)................................       1,600,000          99.1%         28.5%
John M. Robbins (3).......................................          52,000           3.1             *
Jay M. Fuller (3).........................................          50,000           3.0             *
Mark A. Conger (4)........................................           6,080             *             *
Rollie O. Lynn (5)........................................           5,280             *             *
David E. De Leeuw (6).....................................              --            --            --
George E. McCown (6)......................................              --            --            --
All Directors and Executive Officers as a group
  (6 persons) (3)(6)(7)...................................         113,360           6.2           1.7

---------------

  *  Less than 1%

 (1) Assuming no exercise of the Underwriters' over-allotment option.

 (2) The address for MDC REIT Holdings, L.L.C. is 445 Marine View Avenue, Suite 230, Del Mar, CA 92014. The Manager is the managing member of Holdings pursuant to an operating agreement. Accordingly, the Manager may be deemed to have voting control of the shares of the Company's Common Stock held by Holdings with respect to ordinary and usual matters. See "The Manager." Transactions which could result in the disposition of the shares of the Company's Common Stock require the approval of the members of Holdings having membership interests which constitute more than 80% of all membership interests. No single member or group of affiliated members of Holdings holds 80% of the membership interests of Holdings. The shares of the Company's Common Stock held by the LLC have been pledged as collateral to certain entities affiliated with TCW/Crescent Mezzanine, L.L.C. See "Risk Factors -- Additional Risk Factors -- Default of Manager Under Securities Purchase Agreement; Restrictive Covenants."

 (3) Includes 44,000 shares of Common Stock of the Company issuable upon exercise of options within 60 days of August 10, 1997, including shares issuable upon options to be issued at the closing of this Offering. Mr. Robbins and Mr. Fuller are directors of the Manager. They each disclaim beneficial ownership of the shares of the Company's Common Stock held by Holdings. See Note 2 above.

 (4) Includes 6,080 shares of Common Stock of the Company issuable upon exercise of options within 60 days of August 10, 1997, including shares issuable upon options to be issued at the closing of this Offering.

 (5) Includes 5,280 shares of Common Stock of the Company issuable upon exercise of options within 60 days of August 10, 1997, including shares issuable upon options to be issued at the closing of this Offering.

 (6) Mr. De Leeuw and Mr. McCown are directors of the Manager. They each disclaim beneficial ownership of the shares of the Company's Common Stock held by Holdings. See Note 2 above.

 (7) Includes 99,360 shares of Common Stock of the Company issuable upon exercise of options within 60 days of August 10, 1997, including shares issuable upon the exercise of options to be issued at the closing of this Offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summary is a description of provisions of the Company's Charter and Bylaws with respect to the Company's Capital Stock. This summary does not purport to be complete and is qualified by reference to the Charter and Bylaws. Under the Company's Charter and Bylaws, the total number of shares of all classes of capital stock that the Company has authority to issue is 25,000,000 shares, par value $0.01 per share, initially consisting of 25,000,000 shares of Common Stock. The Board of Directors is authorized to classify or reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including Preferred Stock in one or more series. The Company has no current intention to issue shares of any class or series other than Common Stock.

COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Subject to preferential rights with respect to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are not convertible into any other class or series. Holders of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The outstanding shares of Common Stock are, and the Shares to be outstanding upon completion of this Offering will be, fully paid and nonassessable. The Shares have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.


ADDITIONAL CLASSES AND SERIES OF STOCK

     The Board of Directors is authorized to establish one or more classes and series of stock, including series of preferred stock, from time to time, and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, without any further vote or action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The issuance of additional classes or series of capital stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of the Company, including the loss of voting control to others. The ability of the Board of Directors to issue additional classes or series of capital stock, while providing flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company, even where such an acquisition may be beneficial to the Company or its stockholders.

REGISTRATION RIGHTS


     Upon the closing of this Offering the beneficial holders of approximately 1,600,000 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain limitations, if the Company registers any of its securities under the Securities Act, either for its own account or the account of other security holders, such holders are entitled to written notice of the registration and are entitled to include such shares therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. All fees, costs and expenses of such registrations (other than the underwriting discount and commissions and legal expenses of such holders) will generally be borne by the Company. In addition, beginning 180 days after the closing of this Offering, certain of such beneficial holders may require, on up to six occasions, the Company to use its best efforts to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, subject to certain conditions and limitations. Further, such holders may require the Company, at the Company's expense, to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.


REPURCHASE OF SHARES AND OWNERSHIP LIMITATIONS


     Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "50%/5 stockholder test") and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.


     In order that the Company may meet these requirements at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.9% in value of the aggregate of the outstanding shares of Common Stock or in excess of 9.9% in value of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT Provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.



     For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of Common Stock in violation of the ownership limitations set forth in the Charter, many types of entities may own directly more than the 9.9% limit because such entities' shares are attributed to its individual stockholders. For example, it is contemplated that Holdings and perhaps other corporate investors will own in excess of 9.9% of the Common Stock outstanding immediately after closing of this Offering. On the other hand, a person will be treated as owning not only shares of Common Stock actually or beneficially owned, but also any shares of Common Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Common Stock owned by a person who individually owns less than 9.9% of the shares of Common Stock outstanding may nevertheless be in violation of the ownership limitations set forth in the Charter. Ownership of shares of the Company's Common Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. The Company will have greater than 100 stockholders of record.


     The Charter further provides that if any transfer of shares of Common Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Common Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Common Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee shall not acquire any rights in such shares. Shares of Common Stock held by the Trustee shall be issued and outstanding shares of Common Stock. The intended transferee shall not benefit economically from ownership of any shares held in the Trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by the Company that shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares to the Trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Board of Directors of the Company may, in their discretion, waive these requirements on owning shares in excess of the ownership limitations.

     Within 20 days of receiving notice from the Company that shares of Common Stock have been transferred to the Trust, the Trustee shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust, and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the Charitable Beneficiary. In addition, shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee.

     The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of the Company's stock, the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE") or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

     Every owner of more than 5%, in the case of 2,000 or more stockholders of record and 1% in the case of more than 200 but fewer than 2,000 stockholders of record, of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

     Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this Offering or subsequent purchasers.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.9% of the outstanding shares of Common Stock.


TRANSFER AGENT AND REGISTRAR


     American Stock Transfer & Trust Company will act as the transfer agent and registrar with respect to the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this Offering, the Company will have outstanding 6,614,000 shares of Common Stock. Of the outstanding shares, the 5,000,000 shares of Common Stock to be sold in this Offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.


     The remaining 1,614,000 shares of Common Stock to be outstanding after the closing of this Offering will be "restricted securities" as that term is defined in Rule 144, none of which will become eligible for sale under Rule 144 until February 11, 1998. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who beneficially owned shares for at least one year, including any person who may be deemed an "affiliate" of the Company, would be entitled to sell within any three month period a number of such shares that does not exceed the greater of 1% of the shares of the Company's Common Stock then outstanding or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitation described above.

     Beginning 180 days after the closing of this Offering, the beneficial holders of the approximately 1.6 million shares of Common Stock currently outstanding may require the Company to register such shares of sale in the public market. See "Description of Capital Stock -- Registration Rights."


     The Company and its stockholders have agreed with the Underwriters that, for a period of 180 days following the closing of this Offering, they will not sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquired such shares (other than pursuant to employee plans or the DRP) without the prior written consent of PaineWebber Incorporated.



     In addition, upon the closing of this Offering, the Company will have outstanding options to purchase 558,000 shares of Common Stock and will have reserved an aggregate of 172,000 additional shares of Common Stock for grant of future options under the Option Plan and the Directors Plan. The Company has also reserved 20,000 shares of Common Stock for issuance under the Purchase Plan. The Company intends to file Registration Statements on form S-8 covering the shares that have been reserved for issuance under these plans, thus permitting the resale of such shares in the public market after such stock options have been exercised.

                        FEDERAL INCOME TAX CONSEQUENCES



     THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PROSPECTIVE HOLDER OF SHARES OF STOCK OF THE COMPANY. THIS DISCUSSION IS BASED ON CURRENT LAW. THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSEQUENCES. IT DOES NOT GIVE A DETAILED DISCUSSION OF ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES, NOR DOES IT DISCUSS ALL OF THE ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PROSPECTIVE STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES OR TO CERTAIN TYPES OF STOCKHOLDERS (INCLUDING INSURANCE COMPANIES, CERTAIN TAX-EXEMPT ENTITIES, FINANCIAL INSTITUTIONS, BROKER/DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL INCOME TAX LAWS.



     EACH PROSPECTIVE PURCHASER OF COMMON STOCK OF THE COMPANY SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


GENERAL

     The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to the Company as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of the Company. However, it is impractical to set forth in this Prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the Company's Common Stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including Mortgage Loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation" (at the corporate level and then again at the stockholder level when the income is distributed) that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on Taxable Income that is not currently distributed to its stockholders. See "-- Taxation of the Company."

     The Company plans to make an election to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1997.

OPINION OF SPECIAL COUNSEL


     Jeffers, Wilson, Shaff & Falk, LLP ("Special Tax Counsel"), special tax and ERISA counsel to the Company, has advised the Company in connection with this Offering of the Company's Common Stock and the Company's election to be taxed as a REIT. Based on existing law and certain representations made to Special Tax Counsel by the Company and assuming that the Company operates in the manner described in this Prospectus, in the opinion of Special Tax Counsel, commencing with the Company's taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and the Company's actual and proposed method of operation described in this Prospectus and as represented by the Company to Special Tax Counsel will enable the Company to qualify as a REIT. However, whether the Company will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by Special Tax Counsel. Moreover, certain aspects of the Company's method of operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, Special Tax Counsel is unable to opine whether the Company will in fact qualify as a REIT under the Code in all events. In the opinion of Special Tax Counsel, the section of the Prospectus entitled "Federal Income Tax Consequences" identifies and fairly summarizes the federal income tax consequences that are likely to be material to holders of the Common Stock of the Company, and, to the extent such summaries involve matters of law, such statements of law are correct under the Code. Special Tax Counsel's opinions are based on various assumptions and on the factual representations of the Company concerning its business and assets. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Termination or Revocation of REIT Status" below.


     The opinions of Special Tax Counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the Company or its stockholders. Special Tax Counsel's opinions also are based in part on the opinion of special Maryland counsel, Piper & Marbury, L.L.C., that the Company is duly organized and existing under Maryland law.

     In the event that the Company does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent that the Company would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced. See "Termination or Revocation of REIT Status" below.

REQUIREMENTS FOR QUALIFICATION AS A REIT

     To qualify for tax treatment as a REIT under the Code, the Company must meet certain tests which are described immediately below.

  Stock Ownership Tests

     For all taxable years after the first taxable year for which a REIT election is made, the Company's shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year (or a proportionate part of a short tax year). The Company must also use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of the Company may be owned directly or indirectly by five or fewer individuals. In determining whether the Company's shares are held by five or fewer individuals, the attribution rules of Sections 544 of the Code apply. For a description of these attribution rules, see "Description of Capital Stock." The Company's Articles of Amendment and Restatement impose certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of the Company's stock being held by five or fewer individuals (directly or constructively) at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. The Company intends to satisfy both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT. See "Description of Capital Stock." The Company uses the calendar year as its taxable year for income tax purposes.

  Asset Tests

     On the last day of each calendar quarter at least 75% of the value of the Company's assets must consist of Qualified REIT Assets, government securities, cash and cash items (the "75% of assets test"). The Company expects that substantially all of its assets will be Qualified REIT Assets. Qualified REIT Assets include interests in real property, interests in Mortgage Loans secured by real property and interests in REMICs.

     On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer's securities may not exceed 5% by value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. Hedging contracts (other than those which are Qualified REIT Assets) and certain types of other Mortgage Assets may be treated as securities of the entity issuing such agreements or interests. The Company will take measures to prevent the value of such contracts, interests or assets issued by any one entity to exceed 5% of the value of the Company's assets as of the end of each calendar quarter. Moreover, pursuant to its compliance guidelines, the Company intends to monitor closely (on not less than a quarterly basis) the purchase and holding of the Company's assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter the Company intends to limit and diversify its ownership of hedging contracts and other mortgage securities that do not constitute Qualified REIT Assets to less than 25%, in the aggregate, by value of its portfolio, to less than 5% by value as to any single issuer, and to less than 10% of the voting stock of any single issuer (collectively the "25% of assets limits"). If such limits are ever exceeded, the Company intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code.

     When purchasing mortgage-related securities, the Company may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities (and the income therefrom) constitute Qualified REIT Assets (and income) for purposes of the 75% of assets test (and the source of income tests discussed below). If the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership. If the Company forms a taxable affiliate to conduct mortgage origination and other activities, the Company will obtain an opinion of counsel that the proposed organization and ownership of an interest in the taxable affiliate will not adversely affect the Company's status as a REIT.

     Where a failure to satisfy any of the asset tests discussed above results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. The Company intends to maintain adequate records of the value of its assets to determine its compliance with the asset tests, and intends to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

  Gross Income Tests

     The Company must meet three separate income-based tests for each year in order to qualify a REIT.

     1. The 75% Test. At least 75% of the Company's gross income (the "75% of income test") for the taxable year must be derived from the following sources:
(i) rents from real property; (ii) interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages other than gain from stock in trade, inventory or property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs and, provided such shares are not dealer property, gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property ("foreclosure property"); (vii) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees); and (viii) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Company received during the oneyear period beginning on the day such proceeds were received ("qualified temporary investment income"). The investments that the Company intends to make (as described under "Description of Mortgage Assets") will give rise primarily to mortgage interest qualifying under the 75% of income test.


     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property (the "95% of income test"). Income attributable to mortgage warehouse participations, Mortgage Securities (other than Qualified REIT Assets) that the Company holds directly, dividends on stock, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not Qualified REIT Assets will constitute qualified income for purposes of the 95% of income test only, but will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing contracts, loan guarantee fees (or other contracts under which the Company would earn fees for performing services) and hedging (other than from Qualified REIT Assets) will not qualify for either the 95% or 75% of income tests. The Company intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income tests, the Company intends to limit substantially all of the assets that it acquires to Qualified REIT Assets. The policy of the Company to maintain REIT status may limit the type of assets, including hedging contracts, that the Company otherwise might acquire.


     For purposes of determining whether the Company complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax. See "-- Taxation of the Company."

     3. The 30% of Income Limit. For the 1997 taxable year, the Company must also derive less than 30% of its gross income from the sale or other disposition of (i) Qualified REIT Assets held for less than four years, other than foreclosure property or property involuntarily or compulsorily converted through destruction, condemnation or similar events, (ii) stock or securities held for less than one year (including hedges) and (iii) property in a prohibited transaction (together the "30% of income limit"). As a result of the Company's having to closely monitor such gains, the Company may have to hold Mortgage Loans and Mortgage Securities although the Company might otherwise have opted for the disposition of such assets for short term gains, in order to ensure that it maintains compliance with the 30% of income limit. Effective with the 1998 taxable year, the 30% of income limit has been repealed from the Code and will no longer apply. The Company expects to make the election to treat any real property taken by the Company in foreclosure, or in lieu of foreclosure, of a Mortgage Loan as foreclosure property.

     The Company intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test, the 95% of income test and, for the 1997 taxable year, the 30% of income limit. See "-- Taxation of the Company" for a discussion of the potential tax cost of the Company's selling certain Mortgage Securities on a regular basis. In order to help insure its compliance with the REIT requirements of the Code, the Company has adopted guidelines the effect of which will be to limit the Company's ability to earn certain types of income, including income from hedging, other than hedging income from Qualified REIT Assets. See "Business -- Risk Management -- Interest Rate Risk Management."

     If the Company fails to satisfy one or both of the 75% or 95% of income tests for any year, it may face either (a) assuming such failure was for reasonable cause and not willful neglect, a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that the Company will always be able to maintain compliance with the gross income tests for REIT qualification despite the Company's periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

  Distribution Requirement

     The Company must distribute to its stockholders on a pro rata basis each year an amount equal to (i) 95% of its Taxable Income before deduction of dividends paid and excluding net capital gain, plus (ii) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income" (the "95% distribution test"). See "Dividend Policy and Distributions." The Company intends to make distributions to its stockholders in amounts sufficient to meet this 95% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the Company's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed on the Company for each calendar year to the extent that dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) are less than the sum of (i) 85% of the Company's "ordinary income," (ii) 95% of the Company's capital gain net income plus, and (iii) income not distributed in earlier years.

     The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test. The Company expects that the terms of its DRP will comply with this ruling. See "Dividend Reinvestment Plan."

     If the Company fails to meet the 95% distribution test as a result of an adjustment to the Company's tax returns by the Service, the Company by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. The Company would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file timely tax return.

RECORDKEEPING REQUIREMENTS

     A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if the Company has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of the Company's outstanding shares of stock and if the Company has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock) regarding their ownership of shares. The Company must maintain, as part of the Company's records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. The Company also is required to maintain permanent records of its assets as of the last day of each calendar quarter. The Company intends to maintain the records and demand statements as required by these regulations.

TERMINATION OR REVOCATION OF REIT STATUS

     The Company's election to be treated as a REIT will be terminated automatically if the Company fails to meet the requirements described above. In that event, the Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless all of the following relief provisions apply: (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that failure to meet requirements was due to reasonable cause and not willful neglect. The Company may also voluntarily revoke its election, although it has no intention of doing so, in which event the Company will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders of the Company with respect to any year in which the Company fails to qualify as a REIT would not be deductible by the Company nor would they be required to be made. Failure to qualify as a REIT would result in the Company's reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company could face significant adverse tax consequences.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. The Company will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year. See "Dividend Policy and Distributions."

     In addition, the Company will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. The Company may be subject to the alternative minimum tax on certain items of tax preference.

     If the Company acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, the Company may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. The Company will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired.

     The Company may securitize Mortgage Loans and sell such Mortgage Loans through a taxable subsidiary. However, if the Company itself were to sell such Mortgage Securities on a regular basis, there is a substantial risk that they would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. The Company therefore intends to make any such sales through a taxable subsidiary. The taxable subsidiary will form mortgage pools and create mortgage backed securities. See "Taxable Subsidiaries" The taxable subsidiary will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.


     The Company will also be subject to a nondeductible 4% excise tax if it fails to make timely dividend distributions for each calendar year. See "Requirements for Qualification as a REIT -- Distribution Requirements." The Company intends to declare its fourth regular annual dividend during the final quarter of the year and to make such dividend distribution no later than 31 days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on the Company would reduce the amount of cash available for distribution to the Company's stockholders.


TAXABLE SUBSIDIARIES

     The Company may, in the future, cause the creation and sale of Mortgage Securities through a taxable corporation. The Company and one or more persons or entities will own all of the capital stock of that taxable corporation, sometimes referred to as a "taxable subsidiary." In order to ensure that the Company will not violate the prohibition on ownership of more than 10% of the voting stock of a single issuer and the prohibition on investing more than 5% of the value of its assets in the stock or securities of a single issuer, the Company will own only shares of nonvoting preferred stock of that taxable subsidiary corporation and will not own any of the taxable subsidiary's common stock. The Company will monitor the value of its investment in the taxable subsidiary on a quarterly basis to limit the risk of violating any of the tests that comprise the 25% of assets limits. In addition, the dividends that the taxable subsidiary pays to the Company will not qualify as income from Qualified REIT Assets for purposes of the 75% of income test, and in all events would have to be limited, along with the Company's other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from Qualified REIT Assets to less than 25% of the Company's gross revenues in each year. The taxable subsidiary will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net after-tax earnings to its stockholders, including the Company, as dividend distributions. If the taxable subsidiary creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of the taxable subsidiary. The taxable subsidiary would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.

TAXATION OF STOCKHOLDERS

     For any taxable year in which the Company is treated as a REIT for federal income purposes, amounts distributed by the Company to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by the Company as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

     Distributions of the Company will not be eligible for the dividends received deduction for corporations. Stockholders may not deduct any net operating losses or capital losses of the Company.

     Any loss on the sale or exchange of shares of the stock of the Company held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

     If the Company makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of the Company's shares.

     The Company does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as UBTI. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular Tax Exempt Entities, are urged to consult with their tax advisors concerning this issue.

     The Company intends to finance the acquisition of Mortgage Assets by entering into reverse repurchase agreements, which are essentially loans secured by the Company's Mortgage Assets. The Company expects to enter into master repurchase agreements with secured lenders known as "counterparties." Typically, such master repurchase agreements have cross-collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the Service were to successfully take the position that the cross-collateralization provisions of the master repurchase agreements result in the Company having issued debt instruments (the reverse repurchase agreements) with differing maturity dates secured by a pool of Mortgage Loans, a portion of the Company's income could be characterized as "excess inclusion income." Special Tax Counsel has advised the Company that it is more likely than not that the cross-collateralization provisions of the master repurchase agreements will not cause the Company to realize excess inclusion income. Nevertheless, in the absence of any definitive authority on this issue, Special Tax Counsel cannot give complete assurance.


     The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid by the Company on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a Tax-Exempt Entity that is a stockholder of the Company is not subject to tax on distributions. The Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute UBTI and thus should be nontaxable to such a Tax-Exempt Entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth under the heading "Taxation of Stockholders," Special Tax Counsel is of the opinion that indebtedness incurred by the Company in connection with the acquisition of real estate assets such as Mortgage Loans will not cause dividends of the Company paid to a stockholder that is a Tax-Exempt Entity to be UBTI, provided that the Tax-Exempt Entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the Company's stock, a portion of the dividends on such stock could be treated as UBTI.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

     The following discussion summarizes certain United States tax consequences of the acquisition, ownership and disposition of the Common Stock by an initial purchaser of the Common Stock that, for United States income tax purposes, is not a "United States person" (a "Foreign Holder"). For purposes of discussion, a "United States person" means: a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Foreign Holder prospective investors are urged to consult their tax advisors regarding the United States tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

  Dividends

     Dividends paid by the Company out of earnings and profits, as determined for United States income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business conducted by the Foreign Holder. A Foreign Holder eligible for a reduction in withholding under an applicable treaty must so notify the Company by completing the appropriate IRS form. Distributions paid by the Company in excess of its earnings and profits will be treated as a tax-free return of capital to the extent of the holder's adjusted basis in his Common Stock, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed the Company's earnings and profits (which, under most circumstances, will correspond to the Company's net income before the deduction for dividends paid), the distribution will be subject to withholding at the same rate as dividends.

Amounts so withheld, however, will be refundable or creditable against the Foreign Holder's United States tax liability if the Company subsequently determines that such distribution was, in fact, in excess of the earnings and profits of the Company. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a Foreign Holder, the dividend received by such holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, in addition with respect to foreign corporate holders and under certain circumstances, the branch profits tax).

     For any year in which the Company qualifies as a REIT, distributions to a Foreign Holder that are attributable to gain from the sales or exchanges by the Company of "United States real property interests" will be treated as if such gain were effectively connected with a United States business and will thus be subject to tax at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount may be credited against the Foreign Holder's FIRPTA tax liability.

  Gain on Disposition


     A Foreign Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of the Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Foreign Holder, (ii) in the case of a Foreign Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days (computed in part by reference to days present in the two prior years) in the taxable year and certain other requirements are met, or (iii) the Foreign Holder is subject to tax under the FIRPTA rules discussed below. Gain that is effectively connected with the conduct of a United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Foreign Holders should consult applicable treaties, which may provide for different rules.


     Gain recognized by a Foreign Holder upon a sale of its Common Stock will generally not be subject to tax under FIRPTA if the Company is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the Company's stockholders are expected to be Foreign Holders, the Company anticipates that it will qualify as a "domestically controlled REIT." Accordingly, a Foreign Holder should not be subject to U.S. tax from gains recognized upon disposition of the Common Stock.

  Information Reporting and Backup Withholding

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Foreign Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Foreign Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations.

                              ERISA CONSIDERATIONS


     In considering an investment in the Common Stock of the Company, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the Code or the fiduciary responsibility provisions of ERISA (an "ERISA Plan") should consider (a) whether the ownership of Common Stock is in accordance with the documents and instruments governing such ERISA Plan; (b) whether the ownership of Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (c) ERISA's prohibitions in improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; and (d) the need to value the assets of the ERISA Plan annually.



     In regard to the "plan assets" issue noted in clause (c) above, Special Tax Counsel is of the opinion that, effective as of the date of this closing of this Offering and the listing of the shares of Common Stock on the NYSE, and based on certain representations of the Company, the Common Stock should qualify as a "publicly-offered security," and, therefore, the acquisition of such Common Stock by ERISA Plans should not cause the Company's assets to be treated as assets of such investing ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code. Fiduciaries of ERISA Plans and IRA's should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary provisions of ERISA and the Code of an investment in Common Stock in light of their own circumstances.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by PaineWebber Incorporated, Oppenheimer & Co., Inc., EVEREN Securities, Inc. and Sutro & Co. Incorporated (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the respective number of shares of Common Stock set forth opposite their names below:

                                                                           NUMBER OF SHARES
                                 UNDERWRITER                               TO BE PURCHASED
    ---------------------------------------------------------------------  ----------------
    PaineWebber Incorporated.............................................
    Oppenheimer & Co., Inc. .............................................
    EVEREN Securities, Inc...............................................
    Sutro & Co. Incorporated.............................................
                                                                               ---------
              Total......................................................      5,000,000

     In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below) if any shares of Common Stock are purchased. The Underwriting Agreement provides that the obligations of the Underwriters to purchase such shares of Common Stock are subject to certain conditions precedent. The Underwriting Agreement also provides that in the event of a default by any Underwriter, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock in part to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include the Underwriters) at such price less
a concession not in excess of $          per share of Common Stock, and the
Underwriters and such dealers may reallow to certain dealers a discount not in
excess of $          per share of Common Stock. After the closing of this
Offering, the public offering price, concessions to selected dealers and the discount to other dealers may be changed by the Representatives. The Shares are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


     The Company has granted the Underwriters an option exercisable for 30 days after the date hereof to purchase up to 750,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount and commissions. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the shares of Common Stock initially offered hereby. The Underwriters may purchase such shares of Common Stock only to cover over-allotments made in connection with this Offering.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof.


     The Company and the officers and directors of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any security convertible into Common Stock, except upon exercise of the options outstanding or to be issued pursuant to the Incentive Plan, the Option Plan or the Outside Directors Plan or shares of Common Stock to be issued pursuant to the Stock Purchase Plan.



     PaineWebber Incorporated has in the past performed, and may continue to perform, investment banking, broker dealer, lending and financial advisory services for the Company and the Manager, and has received customary compensation therefor. In connection with this Offering, the Company has agreed to pay

PaineWebber Incorporated an advisory fee equal to 0.5% of the gross proceeds of this Offering for structuring and advisory services rendered in connection with this Offering. In addition, the Company has a secured repurchase credit facility and a collateralized line of credit with an affiliate of PaineWebber Incorporated.


     The Representatives have informed the Company that they do not expect the Underwriters to confirm sales of Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority.

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the public offering price has been determined by negotiations between the Company and the Representatives. Among the factors which were considered in determining the initial public offering price were the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

     The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. The initial public offering price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at the offering price.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus) and thereby create a short position in the Common Stock in connection with this Offering, then the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE COMPANY'S CHARTER AND BYLAWS


     The following summary of material provisions of the MGCL and of the Charter and the Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.


CERTAIN ANTI-TAKEOVER PROVISIONS


     The Charter and the Bylaws of the Company contain certain provisions that could discourage, impede or impair acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increases the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is a summary only, and is qualified in its entirety by reference to the Charter and the Bylaws which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Description of Capital
Stock -- Repurchase of Shares and Restrictions on Transfer" and "Risk
Factors -- Additional Risk Factors -- Limitations on Acquisition and Change in Control."


STAGGERED BOARD OF DIRECTORS

     The Charter and the Bylaws divide the Board of Directors into three classes of directors, each class constituting approximately one-third of the total numbers of directors, with the classes serving staggered three-year terms. The classification of the Board of Directors will make it more difficult for stockholders to change the composition of the Board of Directors because only a minority of the directors can be elected at once. The Company believes, however, that the staggered Board of Directors will help to ensure continuity and stability of the Company's management and policies. The classification provisions could also discourage a third party from accumulating the Company's stock or attempting to obtain control of the Company, even though this attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS, REMOVAL, FILLING VACANCIES

     The Charter and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances ("Preferred Holders Rights"), the number of directors will be four and may be changed by a majority of the entire Board of Directors. In addition, the Charter provides that, subject to any Preferred Holders Rights, and unless the Board of Directors otherwise determines, any vacancies may be filled by a vote of the stockholders or a majority of the remaining directors, though less than a quorum, except vacancies created by the increase in the number of directors, which only may be filled by a vote of the stockholders or a majority of the entire Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorship with such stockholder's own nominees. The Charter and the Bylaws provide that, subject to the rights of any class or series to elect directors, directors may be removed only for cause upon the affirmative vote of a majority of holders of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Charter and the Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders of the Company

(the "Stockholder Notice Procedure"). The Bylaws provide that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting, at which directors are to be elected, will be eligible for election as directors of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business (other than business to be included in the Company's Proxy Statement under the Securities and Exchange Commission's Rule 14a-8) to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Charter and the Bylaws do not give the Board of Directors power to block stockholder nominations for the election of directors or proposals for action, they may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met and deterring third parties from soliciting proxies for a non-management slate of directors or proposals, without regard to the merits of such slate or proposals.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS


     The Charter provides that, in determining what is in the best interest of the Company in a business combination or certain change of control events, a director of the Company shall consider the interests of the stockholders of the Company and, in his or her discretion, also may consider (i) the interests of the Company's employees, suppliers, creditors and tenants, (ii) the economy of the nation, (iii) community and societal interests, and (iv) both the long-term and short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. Pursuant to this provision, the Board of Directors may consider subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.


RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Board of Directors may create and authorize the Company to issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Directors. The provision is intended to confirm the Board of Directors' authority to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

BUSINESS COMBINATIONS

     The MGCL prohibits certain "business combinations" (including certain mergers, consolidations, share exchanges, asset transfers, sales, leases, issuance or reclassification of equity securities and benefits) involving a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (i) who beneficially own 10% or more of the voting power of the corporation's stock or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by all holders of voting shares of the corporation other than the voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders.

CONTROL SHARE ACQUISITIONS

     The MGCL provides the "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by the officers or directors who are employees of the company. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but not less than 33 1/3%; (ii) 33 1/3% or more but less than a majority; or
(iii) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares. A person who has made or proposed to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition." The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation. The limitation on ownership of shares of Common Stock set forth in the Charter, as well as the provisions of the MGCL, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer."

                                 LEGAL MATTERS


     Certain legal matters will be passed on for the Company by Gray Cary Ware & Freidenrich, a professional corporation, San Diego, California as Counsel to the Company in connection with this Offering. The validity of the Common Stock offered hereby will be passed on by Piper & Marbury L.L.P., special Maryland counsel to the Company. Certain tax matters will be passed on by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California as Special Tax Counsel to the Company in connection with this Offering. Certain legal matters will be passed on for the Underwriters by O'Melveny & Myers LLP, San Francisco, California. Counsel to the Company, Gray Cary Ware & Freidenrich, Special Tax Counsel and O'Melveny and Myers LLP have relied as to all matters of Maryland law on the opinion of special Maryland counsel to the Company.


                                    EXPERTS

     The financial statements of American Residential Investment Trust, Inc. as of June 30, 1997, and for the period from February 11, 1997 (commencement of operations) through June 30, 1997, have been included herein in reliance on the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                                    GLOSSARY

     As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

     "AGENCY SECURITIES" means adjustable-rate mortgage participation certificates issued by FNMA, FHLMC or GNMA. These securities entitle the holder to receive a pass-through of principal and interest payments on the underlying pool of Mortgage Loans and are issued or guaranteed by federal government sponsored agencies.


     "CAPITAL CUSHION" is a term defined in the Company's Capital Policy. It represents the equity reserve amount assigned to each Mortgage Asset which is adjusted based upon the Company's assessment of the risk of delinquency, default or loss on such Mortgage Asset.



     "CAPITAL POLICY" means the policy established by the Company which limits Management's ability to acquire additional Mortgage Assets during such times that the actual capital base of the Company is less than a required amount defined in the policy. The required amount is the sum of the "haircuts" required by the Company's secured lenders (the required haircut) and the additional capital levels called for under the policy which are determined with reference to the various risks inherent in the Company's Mortgage Assets (the liquidity capital cushion).


     "CODE" means the Internal Revenue Code of 1968, as amended.

     "CORRESPONDENTS" means entities which originate Mortgage Loans for resale to the Company. The Company's Correspondents may include mortgage banks, savings and loans, credit unions, commercial banks, institutional mortgage brokers' and other entities.

     "COUPON RATE" means, with respect to Mortgage Assets, the annualized cash interest income actually received from the asset, expressed as a percentage of the face value of the asset.

     "EARNING ASSETS" means the Company's Mortgage Assets and cash balances.

     "EQUITY-FUNDED LENDING" means the portion of the Company's earning assets acquired using the Company's equity capital.

     "FEDERAL FUNDS RATE" means the interest rate that is charged by banks with excess reserves at a Federal Reserve District Bank to banks needing the money to meet reserve requirements. The Federal Funds Effective Rate is the average rate that fed funds were traded at over the course of a day. The Fed will act to ensure that the Fed Funds rate trades within a range of its Fed Funds Target Rate, which is set at the FOMC meetings.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FNMA" means the Federal National Mortgage Association.

     "FULLY-INDEXED RATE" means, with respect to adjustable-rate Mortgage Assets, the rate that would be paid by the borrower ("GROSS") or received by the Company as owner of the Mortgage Asset ("NET") if the coupon rate on the adjustable-rate Mortgage Assets were able to adjust immediately to a market rate without being subject to adjustment periods, periodic caps, or life caps. It is equal to the current yield of the adjustable-rate Mortgage Assets index plus the gross or net margin.

     "GAAP" means generally accepted accounting principles.

     "GNMA" means the Government National Mortgage Association.

     "GROSS ASSETS" means for any month the aggregate book value of the consolidated assets of the Company and its subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month prior to any dividend distribution made during each month.

     "HAIRCUT" means the percentage by which the market value of the pledged collateral is required by a lender to exceed the borrowing amount in connection with a collateralized borrowing.

     "INTEREST RATE ADJUSTMENT INDICES" means, in the case of Mortgage Assets, any of the objective indices based on the market interest rates of a specified debt instrument (such as United States Treasury Bills in the case of the Treasury Index and United States dollar deposits in London in the case of LIBOR) or based on the average interest rate of a combination of debt instruments (such as the 11th District Cost of Funds Index), used as a reference base to reset the interest rate for each adjustment period on the Mortgage Asset, and in the case of borrowings, is used herein to mean the market interest rates of a specified debt instrument (such as reverse repurchase agreements for Mortgage Securities) as well as any of the objective indices described above that are used as a reference base to reset the interest rate for each adjustment period under the related borrowing instrument.

     "INTEREST RATE ADJUSTMENT PERIOD" means, in the case of Mortgage Assets, the period of time set forth in the debt instrument that determines when the interest rate is adjusted and, with respect to borrowings, is used to mean the term to maturity of a short-term, fixed-rate debt instrument (such as a 30-day reverse repurchase agreement) as well as the period of time set forth in a long-term, adjustable-rate debt instrument that determines when the interest rate is adjusted.

     "LIBOR" means London Inter-bank Offered Rate as it may be defined, and for a period of time specified, in a Mortgage Asset or borrowing of the Company.

     "LIFETIME INTEREST RATE CAP" or "LIFE CAP" means the maximum coupon rate that may accrue during any period over the term of an adjustable-rate Mortgage Loan or, in the case of a Mortgage Security, the maximum weighted average coupon rate that may accrue during any period over the term of such Mortgage Security.

     "LIQUIDITY CAPITAL CUSHION" is a term defined in the Company's Capital Policy. It represents a portion of the capital the Company is required to maintain as part of this policy in order to continue to make asset acquisitions. The liquidity capital cushion is that part of the required capital based which is in excess of the Company's haircut requirements.

     "MORTGAGE ASSETS" means Mortgage Securities and Mortgage Loans.

     "MORTGAGE LOANS" means adjustable-rate mortgage loans secured by residential or mixed use properties.

     "MORTGAGE SECURITIES" means Agency Securities and Privately Issued Securities.

     "NONCONFORMING MORTGAGE LOANS" means conventional single-family and multifamily Mortgage Loans that do not conform to one or more requirements of FHLMC or FNMA for participation in one or more of such agencies' mortgage loss credit support programs.

     "PERIODIC INTEREST RATE CAP" or "PERIODIC CAP" means the maximum change in the coupon rate permissible under the terms of the loan at each coupon adjustment date. Periodic caps limit both the speed by which the coupon rate can adjust upwards in a rising interest rate environment and the speed by which the coupon rate can adjust downwards in a falling rate environment.

     "PRIVATELY ISSUED SECURITIES" means adjustable-rate mortgage participation certificates issued by certain private institutions. These securities entitle the holder to receive a pass-through of principal and interest payments on the underlying pool of Mortgage Loans and are issued or guaranteed by the private institution.


     "REIT" means real estate investment trust.


     "REIT PROVISIONS OF THE CODE" means sections 856 through 860 of the Code.

     "REMIC" means Real Estate Mortgage Investment Conduit.

     "REVERSE REPURCHASE AGREEMENT" means a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

     "SPREAD LENDING" means the portion of the Company's earning assets acquired using borrowed funds.

     "TEN YEAR U.S. TREASURY RATE" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company for such week. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year U.S. Treasury Board for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City and quoted to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.


     "VA" means the United States Department of Veterans Affairs.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors......................................................... F-2
Balance Sheet.......................................................................... F-3
Statement of Operations................................................................ F-4
Statement of Stockholders' Equity...................................................... F-5
Statement of Cash Flows................................................................ F-6
Notes to Financial Statements.......................................................... F-7

     When the transaction referred to in Note 8 of the Notes to Financial Statements has been consummated, we will be in a position to render the following report.


                                                   /s/  KPMG PEAT MARWICK LLP


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Residential Investment Trust, Inc.
Del Mar, California:

     We have audited the accompanying balance sheet of American Residential Investment Trust, Inc. (the Company) as of June 30, 1997 and the related statements of operations, stockholders' equity and cash flows for the period from February 11, 1997 (commencement of operations) through June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and the results of its operations and its cash flows for the period from February 11, 1997 (commencement of operations) through June 30, 1997 in conformity with generally accepted accounting principles.

San Diego, California

July 16, 1997, except as to Note 8 to the financial statements,
which is as of             , 1997.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                                  JUNE 30, 1997
                                                                                  -------------
Cash and cash equivalents.......................................................    $     127
Mortgage Assets available-for-sale..............................................      228,620
Interest rate agreements........................................................          502
Accrued interest receivable.....................................................        2,259
Other assets....................................................................           10
                                                                                     --------
                                                                                    $ 231,518
                                                                                     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Reverse repurchase agreements...................................................    $ 209,539
Accrued interest payable........................................................        1,088
Accrued expense and other liabilities...........................................          215
Management fee payable..........................................................           73
                                                                                     --------
          Total liabilities.....................................................      210,915
                                                                                     --------
Commitments and contingencies (Note 10)

Stockholders' Equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; no
  shares issued and outstanding.................................................           --
Common Stock, par value $.01 per share; 3,000,000 shares authorized; 1,614,000
  shares issued and outstanding.................................................           16
Additional paid-in capital......................................................       20,149
Cumulative dividends declared...................................................         (146)
Retained earnings...............................................................          584
                                                                                     --------
          Total stockholders' equity............................................       20,603
                                                                                     --------
                                                                                    $ 231,518
                                                                                     ========


                See accompanying notes to financial statements.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                            STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                FOR THE PERIOD
                                                                               FEBRUARY 11, 1997
                                                                               (COMMENCEMENT OF
                                                                              OPERATIONS) THROUGH
                                                                                 JUNE 30, 1997
                                                                              -------------------
INTEREST INCOME
  Mortgage Assets...........................................................        $ 3,489
  Cash and investments......................................................            151
                                                                                     ------
                                                                                      3,640
INTEREST EXPENSE............................................................          2,916
                                                                                     ------
NET INTEREST INCOME.........................................................            724
OTHER EXPENSES
  Management fee............................................................             69
  General and administrative expenses.......................................             71
                                                                                     ------
                                                                                        140
                                                                                     ------
NET INCOME..................................................................        $   584
                                                                                     ======
NET INCOME PER SHARE OF COMMON STOCK........................................        $  0.35
Dividends per share of Common Stock.........................................        $  0.09

                See accompanying notes to financial statements.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                           COMMON STOCK      ADDITIONAL   CUMULATIVE
                                        ------------------    PAID-IN     DIVIDENDS    RETAINED
                                         SHARES     AMOUNT    CAPITAL      DECLARED    EARNINGS     TOTAL
                                        ---------   ------   ----------   ----------   ---------   -------
Initial capital contribution,
  February 11, 1997...................  1,614,000    $  16    $ 20,149      $   --       $  --     $20,165
                                        ---------      ---     -------       -----        ----     -------
Net income............................         --       --          --          --         584         584
Dividends declared....................         --       --          --        (146)         --        (146)
                                        ---------      ---     -------       -----        ----     -------
Balance, June 30, 1997................  1,614,000    $  16    $ 20,149      $ (146)      $ 584     $20,603
                                        ---------      ---     -------       -----        ----     -------


                See accompanying notes to financial statements.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                            STATEMENT OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                FOR THE PERIOD
                                                                               FEBRUARY 11, 1997
                                                                               (COMMENCEMENT OF
                                                                              OPERATIONS) THROUGH
                                                                                 JUNE 30, 1997
                                                                              -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................       $     584
     Adjustments to reconcile net income to net cash used in operating activities:
     Amortization of mortgage assets premiums...............................             528
     Amortization of interest rate cap agreements...........................              40
     Increase in accrued interest receivable................................          (2,259)
     Increase in other assets...............................................             (10)
     Increase in accrued interest payable...................................           1,088
     Increase in accrued expenses...........................................             288
                                                                                  ----------
          Net cash provided by operating activities.........................             259
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Mortgage Assets available-for-sale...........................        (239,555)
  Principal payments on Mortgage Assets available-for-sale..................          10,407
  Purchase of interest rate cap agreements..................................            (542)
                                                                                  ----------
          Net cash used in investing activities.............................        (229,690)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from reverse repurchase agreements.........................         209,539
  Net proceeds from stock issuance..........................................          20,165
  Dividends paid............................................................            (146)
                                                                                  ----------
          Net cash provided by financing activities.........................         229,558
Net increase in cash and cash equivalents...................................             127
Cash and cash equivalents at beginning of period............................              --
                                                                                  ----------
Cash and cash equivalents at end of period..................................       $     127
                                                                                  ==========
Supplemental Information
  Interest Paid.............................................................       $   1,828

                See accompanying notes to financial statements.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     American Residential Investment Trust, Inc. (the "Company"), a newly formed Maryland corporation, commenced operations on February 11, 1997. The Company was formed through a private equity funding from its manager, Home Asset Management Corporation (the "Manager"). The Company operates as a mortgage real estate investment trust which will elect to be taxed as a real estate investment trust ("REIT") for Federal income tax purposes, which generally will allow the Company to pass through income to stockholders without payment of corporate level federal income tax. The Company was formed for the purpose of investing in residential adjustable-rate mortgage-backed securities and Mortgage Loans. The Company has developed tailored mortgage loan products for Mortgage Loans to be originated by and acquired directly from correspondents. The Company finances its acquisitions of Mortgage Assets with equity and secured borrowings.

  Basis of Financial Statement Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the report amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

  Mortgage Assets

     The Company's Mortgage Assets consist of interests in Mortgage Loans which have been securitized by others prior to acquisition by the Company.

     Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), requires the Company to classify its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Mortgage Assets until maturity, it may, from time to time, sell any of its Mortgage Assets as part of its overall management of its balance sheet. Accordingly, this flexibility requires the Company to classify all of its Mortgage Assets as available-for-sale. All Mortgage Assets classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.


     Unrealized losses on Mortgage Assets that are considered other than temporary, as measured by the amount of decline in fair value attributable to factors other than temporary, are recognized in income and the cost basis of the Mortgage Asset is adjusted. The determination of whether unrealized losses are other than temporary is based on management's assessment of various factors affecting the Mortgage Assets.


     Interest income is accrued based on the outstanding principal amount of the Mortgage Assets and their contractual terms. Premiums relating to Mortgage Assets are amortized into interest income over the lives of

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

the Mortgage Assets using the interest method. Gains or losses on the sale of Mortgage Assets are based on the specific identification method.

  Interest Rate Agreements


     The Company uses interest rate cap agreements (the "Cap Agreements") for interest rate risk protection. The Cap Agreements are purchased primarily to reduce the Company's exposure to rising interest rates which would increase the cost of liabilities above the maximum yield which could be earned on the adjustable rate Mortgage Assets. The Company periodically evaluates the effectiveness of these Cap Agreements under various interest rate scenarios.



     The cost of the agreements are amortized over the life of the interest rate agreements using the straight-line method. The Company has credit risk to the extent counterparties to the Cap Agreements do not perform their obligations under the Cap Agreements. In order to lessen this risk and to achieve competitive pricing, the Company has entered into Cap Agreements only with counterparties which are investment grade rated.



  Income Taxes


     The Company has elected to be taxed as a REIT and intends to comply with the REIT Provisions of the Internal Revenue Code (the "Code") and the corresponding provisions of State law. Accordingly, the Company will not be subject to Federal or state income tax to the extent of its distributions to stockholders. In order to maintain its status as a REIT, the Company is required, among other requirements, to distribute at least 95% of its taxable income.

  Earnings per Share

     Earnings per share are based on the weighted average shares of Common Stock outstanding plus common equivalent shares outstanding for the period. The treasury stock method calculation assumes all dilutive stock options and Warrants are exercised and the funds generated by the exercise are used to buy back outstanding Common Stock at the average market price during the reporting period, for primary earnings per share, or at the end of period market price if higher, for fully diluted earnings per share.

  Recent Accounting Developments

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which supersedes SFAS 122. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfers. SFAS 125 includes specific provisions to deal with servicing assets or liabilities. SFAS 125 will be effective for transactions occurring after December 31, 1996, except for certain transactions which according to Statement of Financial Accounting

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB 125," will be effective if occurring after December 31, 1997.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"). "Earnings per Share", SFAS 128 supersedes APB Opinion No. 15 ("APB 15"), "Earnings per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS 128 will replace the presentation of primary EPS with a presentation of basic EPS, and fully diluted EPS with diluted EPS. SFAS 128 will also require dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The Company has determined that this statement will have no significant impact on the Company's financial position or results of operations.

NOTE 2. MORTGAGE ASSETS

     At June 30, 1997, Mortgage Assets consisted of the following Agency Securities available-for-sale:

                                                          FEDERAL HOME    FEDERAL NATIONAL
                                                          LOAN MORTGAGE       MORTGAGE
                                                           CORPORATION      ASSOCIATION       TOTAL
                                                          -------------   ----------------   --------
                                                                           (IN THOUSANDS)
Mortgage Securities available-for-sale, principal.......    $ 132,818         $ 87,571       $220,389
Unamortized premium.....................................        4,701            3,530          8,231
                                                             --------          -------       --------
Amortized cost..........................................    $ 137,519         $ 91,101       $228,620
                                                             ========          =======       ========

     At June 30, 1997, all investments in Mortgage Assets consisted of interests in adjustable rate Mortgage Loans on residential properties. The securitized interests in pools of adjustable rate mortgages from the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are guaranteed as to principal and interest. The original maturity of the vast majority of the Mortgage Assets is over a period of thirty years; the actual maturity is subject to change based on the prepayments of the underlying mortgage loans.

     At June 30, 1997, the weighted average net coupon on the Mortgage Assets was 7.78% per annum based on the amortized cost of the assets. All Mortgage Assets have repricing frequency of one year or less. At June 30, 1997, the estimated fair value of Mortgage Assets approximated amortized cost.

NOTE 3. INTEREST RATE AGREEMENTS

     The amortized cost of the Company's interest rate agreements was $502,000, net of accumulated amortization of $40,000, at June 30, 1997.

  Cap Agreements

     The Company had twelve outstanding cap agreements at June 30, 1997. Potential future earnings from each of these Cap Agreements are based on variations in the London Interbank Offered Rate ("LIBOR"). The Cap Agreements at June 30, 1997 have contractually stated notional amounts which vary over the life of

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

the Cap Agreements. Under these Cap Agreements the Company will receive cash payments should the agreed-upon reference rate, one month LIBOR, increase above the strike rates of the Cap Agreements.

     All of the adjustable-rate Mortgage Securities and Mortgage Loans are limited by periodic caps (generally interest rate adjustments are limited to no more than 1% every six months) and lifetime interest rate caps. At June 30, 1997 the weighted average lifetime cap was 10.324%.

     Cap agreements outstanding at June 30, 1997 are as follows:

                                          AVERAGE CAP                                               EXPECTED
                                         NOTIONAL FACE   AVERAGE CAP     LOW CAP      HIGH CAP     CAP EXPENSE
                 YEAR                       AMOUNT       STRIKE RATE   STRIKE RATE   STRIKE RATE   AMORTIZATION
---------------------------------------  -------------   -----------   -----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
1997...................................    $      --            0%            0%            0%        $ 132
1998...................................      133,903         8.11          7.52          9.95           182
1999...................................      121,284         8.11          7.52          9.95           182
2000...................................       93,179         8.11          7.52          9.95            46
                                                                                                       ----
          Total........................                                                               $ 542
                                                                                                       ====

NOTE 4. REVERSE REPURCHASE AGREEMENTS


     The Company has entered into reverse repurchase agreements ("Borrowings") to finance the acquisition of its Mortgage Assets. The maximum aggregate available under the reverse repurchase agreements at June 30, 1997 of over $500 million. These Borrowings are collateralized by a portion of the Company's Mortgage Assets. At no time were there more than approximately 45% of the Borrowings with any one investment banking firm. At June 30, 1997, Mortgage Assets pledged had an estimated fair value of approximately $221 million.


     At June 30, 1997, the Company had approximately $210 million of Borrowings outstanding with a weighted average borrowing rate of 5.69% and a weighted average remaining maturity of 62 days. The maximum month end balance and the average balance outstanding for the period February 11, 1997 through June 30, 1997, was $210 million and $151.3 million, respectively. At June 30, 1997, the Borrowings had the following characteristics:

                                                           (DOLLARS IN THOUSANDS)
                                   ----------------------------------------------------------------------
                                    REVERSE
                                   REPURCHASE     UNDERLYING     WEIGHTED AVERAGE      WEIGHTED AVERAGE
                                   LIABILITY      COLLATERAL      INTEREST RATE          MATURITY DATE
                                   ----------     ----------     ----------------     -------------------
PaineWebber......................   $ 21,984       $ 22,588            5.60%                July 21, 1997
Morgan Stanley...................     32,012         33,955            5.90               October 6, 1997
Goldman Sachs....................     85,577         91,863            5.69            September 17, 1997
Freddie Mac......................     34,316         36,193            5.65               August 21, 1997
Lehman Brothers..................     35,650         35,980            5.60                 July 26, 1997
                                    --------       --------            ----
                                    $209,539       $220,579            5.69%              August 31, 1997
                                    ========       ========            ====


     At June 30, 1997, the Company had funds available under a $25 million short-term line of credit at an interest rate equal to LIBOR plus 0.6%, secured by certain receivables related to the Mortgage Assets. The balance under such line of credit was zero at June 30, 1997.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of June 30, 1997, is made in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosure About Fair Value of Financial Instruments, and SFAS 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company's management using available market information and appropriate valuation methodologies; however, considerable judgment is necessarily require to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                         AS OF
                                                                     JUNE 30, 1997
                                                                 ---------------------
                                                                 CARRYING       FAIR
                                                                  AMOUNT       VALUE
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Assets
          Cash and cash equivalents............................  $    127     $    127
          Mortgage Assets available-for-sale...................   228,620      228,620
             Interest rate agreements..........................       502          206
        Liabilities
          Reserve repurchase agreements........................  $209,539     $209,539

     The following describes the methods and assumptions used by the Company in estimating fair values.

  Cash and Cash Equivalents

     The carrying amount for cash and cash equivalents approximates fair value because these instruments are demand deposits and money market mutual funds and do not present unanticipated interest rate or credit concerns.

  Mortgage Assets Available-for-Sale

     The fair value of Mortgage Assets available-for-sale is estimated based on quoted market prices from dealers and brokers for similar types of Mortgage Securities.

  Interest Rate Agreements

     The fair value of interest rate agreements is estimated based on quoted market prices from dealers and brokers.

  Reverse Repurchase Agreements

     The fair value of reverse repurchase agreements approximates the carrying amounts because of the short term maturity of the liabilities.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

NOTE 6. STOCK OPTION PLANS

     The Company has adopted the 1997 Stock Incentive Plan (the "Incentive Plan") and the 1997 Stock Option Plan (the "Option Plan") for executive officers and key employees and has adopted the 1997 Outside Directors Option Plan (the "Directors Plan") for directors who are not employees of the Company.

     The Incentive Plan, the Option Plan and the Directors Plan authorize the Board of Directors (or a committee appointed by the Board of Directors) to grant incentive stock options ("ISOs"), as defined under section 422 of the Code, options not so qualified ("NQSOs"), and stock appreciation rights ("Awards") to such eligible recipients.

     The Incentive Plan was adopted on February 11, 1997 (the "Effective Date"), and a total of 315,200 shares of Common Stock have been reserved for issuance under the Incentive Plan. During the period ended June 30, 1997, the Company granted 315,200 options at an exercise price of $12.50 per share, 216,000 of which were NQSOs and 99,200 of which were ISOs. All stock options granted under the Incentive Plan vest the earlier of a four year period from the date of grant or once the Company issues $150 million of new equity, and will expire within ten years after the date of grant. As of June 30, 1997, the Company also granted 280,000 stock appreciation rights at an exercise price of $12.50 per share. Stock appreciation rights were granted in tandem with options.


     Also, the Company has adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") which permits eligible employees to purchase Common Stock at a discount through accumulated payroll deductions. No shares were issued under the Purchase Plan as of June 30, 1997.



     The Board of Directors has reserved a total of 354,800, 60,000 and 20,000 shares of Common Stock for issuance under the Company's Stock Option Plan, Directors Plan and Purchase Plan respectively. Upon the closing of the Company's initial public offering (the "Offering"), options for 212,800 shares of Common Stock are reserved for issuance under the Option Plan and 142,000 and 20,000 shares of Common Stock will remain available for future grant under the Option Plan and the Purchase Plan, respectively. On the effective date of the Offering, each Outside Director will be granted under the Directors Plan an option to purchase 7,500 shares of Common Stock.


     In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Company to choose either a new fair value based method or the current APB Opinion 25 Intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net income (loss) computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, i.e., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights. The statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from the outside suppliers or vendors.

     The Company elected to apply the APB Opinion 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options exercisable under SFAS No. 123, the Company's net income and income per share for the period February 11, 1997

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

(commencement of operations) through June 30, 1997 would have decreased to the pro forma amounts indicated below.

                                                                     FOR THE PERIOD FEBRUARY 11, 1997
                                                                       (COMMENCEMENT OF OPERATIONS)
                                                                          THROUGH JUNE 30, 1997
                                                                     --------------------------------
                                                                     (IN THOUSANDS EXCEPT SHARE DATA)
Net income as reported.............................................               $  584
                                                                                   -----
Pro forma net income...............................................               $   47
                                                                                   -----
Income per share as reported.......................................               $ 0.35
                                                                                   -----
Pro forma income per share.........................................               $ 0.03
                                                                                   -----

     The derived fair value of the options granted during the period February 11, 1997 (commencement of operations) through June 30, 1997 was approximately $1.9 million, using the Black-Scholes option pricing model with the following assumptions; risk-free interest rate of 6.0%, expected life of 10 years, and expected volatility of 20%.

NOTE 7. STOCKHOLDERS' EQUITY

     On February 11, 1997, the Company issued 1,614,000 shares of Common Stock at a price of $12.50 per share. The Company received proceeds of $20,165,000, net of issuance costs of $10,000.


     On July 17, 1997, the Company declared a dividend of $438,000, or $0.27 per common share. This dividend was paid on July 17, 1997 to holders record of Common Stock as of June 30, 1997. On May 1, 1997, the Company declared a dividend of $146,000, or $0.09 per share of Common Stock. This dividend was paid on May 1, 1997 to common stockholders of record as of March 31, 1997.


NOTE 8. STOCK SPLIT AND AUTHORIZED SHARES


     On August 6, 1997, the Company authorized a 0.8-for-one reverse stock split of all of the Common Stock. All references in the financial statements to the number of shares, per share amounts and prices of the Company's Common Stock have been retroactively restated to reflect the decreased number of shares of Common Stock outstanding. Prior to the effective date of the Offering, the Company will increase the number of total authorized shares of Capital Stock to 25,000,000 from 4,000,000.


NOTE 9. MANAGEMENT AGREEMENT

     Effective February 11, 1997, the Company entered into a Management Agreement with the Manager for an initial term of two years, to provide management services to the Company. These services include the purchase, financing, and administration of Mortgage Loans and Mortgage Securities.

     The Manager receives an annual base management fee payable monthly in arrears of an amount equal to (1) 3/8 of 1% of gross assets of the Company other than Agency Certificates plus (2) 1/8 of 1% of gross assets composed of Agency Certificates. A base management fee expense of $69,000 was recorded for the period from February 11, 1997 (commencement of operations) through June 30, 1997.

     The Manager is also entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 25% of the Net Income of the Company for such quarter, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2%. The incentive compensation is calculated for each fiscal quarter, and paid to the Manager quarterly in arrears before any income distributions are made to stockholders. No incentive compensation was recorded for the period from February 11, 1997 (commencement of operation) to June 30, 1997.

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                     FOR THE PERIOD FROM FEBRUARY 11, 1997
                          (COMMENCEMENT OF OPERATIONS)
                             THROUGH JUNE 30, 1997

NOTE 10. COMMITMENTS AND CONTINGENCIES

     As of June 30, 1997, the Company had no outstanding commitments to purchase or sell Mortgage Assets or to purchase, sell or terminate Interest Rate Agreements. The Company also had no commitments to enter into additional reverse repurchase agreements or other borrowings.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Prospectus Summary.....................     3
Risk Factors...........................     9
The Company............................    18
Use of Proceeds........................    19
Dividend Policy and Distributions......    19
Capitalization.........................    20
Dilution...............................    21
Selected Financial Data................    22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    23
Business...............................    27
Management of the Company..............    41
The Manager............................    50
Certain Transactions...................    55
Principal Stockholders.................    59
Description of Capital Stock...........    60
Shares Eligible for Future Sale........    64
Federal Income Tax Consequences........    65
ERISA Considerations...................    74
Underwriting...........................    75
Certain Provisions of Maryland Law and
  the Company's Charter and Bylaws.....    77
Legal Matters..........................    80
Experts................................    80
Additional Information.................    80
Glossary...............................    81
Index to Financial Statements..........   F-1


  UNTIL          , ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                5,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------

                            PAINEWEBBER INCORPORATED
                            OPPENHEIMER & CO., INC.
                            EVEREN SECURITIES, INC.
                            SUTRO & CO. INCORPORATED
                            ------------------------
                                         , 1997

======================================================

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not Applicable.


ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the New York Stock Exchange ("NYSE") filing fee.

                                                                         AMOUNT
                                                                          TO BE
                                                                          PAID
                                                                       -----------
            SEC Registration Fee.....................................  $    26,000
            NYSE filing fee..........................................      100,000
            Printing and engraving expenses..........................      125,000
            Legal fees and expenses..................................      350,000
            Accounting fees and expenses.............................      125,000
            Structuring Fee(1).......................................      375,000
            Blue Sky fees and expenses...............................        5,000
            Transfer agent and custodian fees........................       20,000
            Miscellaneous............................................       74,000
                                                                        ----------
            Total....................................................  $ 1,200,000
                                                                        ==========

---------------

(1) $431,250 if the over-allotment option is exercised.

ITEM 32. SALES TO SPECIAL PARTIES

     The securities described in Item 33(a) were issued to the Founders of the Company in exchange for cash.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Pursuant to the exemption provided by Section 4(2) of the Securities Act, on February 11, 1997 the Company issued 1,614,000 shares of Common Stock for an aggregate purchase price of $20,175,000.

     (b) Pursuant to the exemption provided by Rule 701 promulgated under the Securities Act, on February 11, 1997, the Company issued options to purchase 315,200 shares of Common Stock with an exercise price of $12.50 per share.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Maryland General Corporate Law ("MGCL"), the Company's Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Company's Charter. Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. In addition, the officers, directors, and controlling persons of the Company are indemnified against certain liabilities by the Company under the Underwriting Agreement relating to the Offering. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.

     In addition, the Registrant intends to enter into an Indemnity Agreement (Exhibit 10.14 hereto) with its officers and Directors. The Underwriting Agreement (Exhibit 1.1) also provides for indemnification by the Underwriters of the Company, its Directors and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not Applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements included in the Prospectus are:

         Balance sheet at June 30, 1997

         Statement of Operations for the period from February 11, 1997 (commencement of operations) through June 30, 1997

         Statement of Stockholders' Equity for the period from February 11, 1997 (commencement of operations) through June 30, 1997

         Statement of Cash Flows for the period from February 11, 1997 (commencement of operations) through June 30, 1997

         Notes to financial statements

         All schedules have been omitted because they are either not applicable, not required or the information required has been disclosed in the financial statements and related notes or otherwise in the Prospectus.

     (b) Exhibits


    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
       *1.1     Form of Underwriting Agreement
        3.1     Amended and Restated Articles of Incorporation of the Registrant
        3.2     Amended and Restated Bylaws of the Registrant
        4.1     Registration Rights Agreement dated February 11, 1997
       *5.1     Opinion of Piper & Marbury L.L.P.
       *8.1     Opinion of Jeffers, Wilson, Shaff & Falk, LLP
       10.1     Management Agreement between the Registrant and Home Asset Management Corp.
                and Amendment thereto
       10.2     Employment and Noncompetition Agreement between Home Asset Management Corp.
                dated February 11, 1997 and John Robbins and Amendment thereto
       10.3     Employment and Noncompetition Agreement between Home Asset Management Corp.
                and Jay Fuller dated February 11, 1997 and Amendment thereto
       10.4     Mark Conger Employment Letter dated January 7, 1997 and amendment thereto
       10.5     Rollie Lynn Employment Letter dated January 7, 1997 and amendment thereto

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
       10.6     1997 Stock Incentive Plan and forms of option agreement and SAR agreement
       10.7     1997 Employee Stock Option Plan
       10.8     1997 Outside Directors Stock Option Plan
       10.9     Employee Stock Purchase Plan
      10.10     Securities Purchase Agreement between Registrant, Home Asset Management Corp.
                and MDC REIT Holdings, LLC dated February 11, 1997
      10.11     Subscription Agreement
      10.12     Secured Promissory Note dated June 25, 1997
      10.13     Lease Agreement with Louis and Louis dated March 7, 1997
      10.14     Form of Indemnity Agreement
      +11.1     Statement of Computations of per share earnings
      *23.1     Consent of KPMG Peat Marwick LLP
      *23.2     Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
      *23.3     Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in Exhibit 8.1)
      +24.1     Power of Attorney
      +27.1     Financial Data Schedule
      +99.1     Consents to be named as a director pursuant to Rule 438


---------------

* To be filed by amendment.


+ Previously filed.


ITEM 37. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 24th day of September, 1997.


                                          AMERICAN RESIDENTIAL INVESTMENT TRUST,
                                          INC.


                                          By:      /s/ MARK A. CONGER


                                            ------------------------------------

                                                       Mark A. Conger


                                                  Chief Financial Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                               TITLE                   DATE
----------------------------------------------- -----------------------------------------------

             By: * JOHN M. ROBBINS               Chairman of the Board and   September 24, 1997
-----------------------------------------------   Chief Executive Officer
                John M. Robbins                     (Principal Executive
                                                          Officer)
            By: /s/ MARK A. CONGER                Chief Financial Officer    September 24, 1997
-----------------------------------------------   (Principal Financial and
                Mark A. Conger                      Accounting Officer)

              By: * JAY M. FULLER                         Director           September 24, 1997
-----------------------------------------------
                 Jay M. Fuller

              By: * GEORGE MCCOWN                         Director           September 24, 1997
-----------------------------------------------
                 George McCown

             By: * DAVID DE LEEUW                         Director           September 24, 1997
-----------------------------------------------
                David De Leeuw
            By: /s/ MARK A. CONGER
-----------------------------------------------
       Mark A. Conger, Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  DESCRIPTION                                      PAGE
------     ----------------------------------------------------------------------    ------------
 *1.1      Form of Underwriting Agreement
  3.1      Articles of Amendment and Restatement of the Registrant
  3.2      Amended and Restated Bylaws of the Registrant
  4.1      Registration Rights Agreement dated February 11, 1997
 *5.1      Opinion of Piper & Marbury L.L.P.
 *8.1      Opinion of Jeffers, Wilson, Shaff & Falk, LLP
 10.1      Management Agreement between the Registrant and Home Asset Management
           Corp. dated February 11, 1997 and Amendment thereto
 10.2      Employment and Noncompetition Agreement between Home Asset Management
           Corp. and John Robbins dated February 11, 1997 and Amendment thereto
 10.3      Employment and Noncompetition Agreement between Home Asset Management
           Corp. and Jay Fuller dated February 11, 1997 and Amendment thereto
 10.4      Mark Conger Employment Letter dated January 7, 1997 and amendment thereto
 10.5      Rollie Lynn Employment Letter dated January 7, 1997 and amendment thereto
 10.6      1997 Stock Incentive Plan
 10.7      Form of 1997 Stock Option Plan
 10.8      Form of 1997 Outside Directors Stock Option Plan
 10.9      Form of Employee Stock Purchase Plan
 10.10     Securities Purchase Agreement between Registrant, Home Asset
           Management Corp. and MDC REIT Holdings, LLC dated February 11, 1997
 10.11     Form of Subscription Agreement dated February 11, 1997
 10.12     Secured Promissory Note dated June 25, 1997
 10.13     Lease Agreement with Louis and Louis dated March 7, 1997
 10.14     Form of Indemnity Agreement
+11.1      Statement of Computations of per share earnings
*23.1      Consent of KPMG Peat Marwick LLP
*23.2      Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1)
*23.3      Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in Exhibit
           8.1)
+24.1      Power of Attorney
+27.1      Financial Data Schedule
+99.1      Consents to be named as a director pursuant to Rule 438


---------------

* To be filed by amendment.


+ Previously filed.